Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-167967

PROSPECTUS

(Proposed Holding Company for SharePlus Federal Bank)

Up to 1,725,000 Shares of Common Stock

SP Bancorp, Inc., a Maryland corporation, is offering up to 1,725,000 shares of common stock on a best efforts basis in connection with the conversion of SharePlus Federal Bank, a federally chartered savings bank, from the mutual to the stock form of organization. We may sell up to 1,983,750 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 1,275,000 shares in order to complete the offering. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “SPBC” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering the shares of common stock in a “subscription offering.” Depositors of SharePlus Federal Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2009 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 25,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 40,000 shares. The offering is expected to expire at 4:00 p.m., Dallas Time, on September 16, 2010. We may extend this expiration date without notice to you until October 31, 2010, unless the Office of Thrift Supervision approves a later date, which may not be beyond October 4, 2012. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond October 31, 2010, or the number of shares of common stock to be sold is increased to more than 1,983,750 shares or decreased to fewer than 1,275,000 shares. If the offering is extended beyond October 31, 2010, or if the number of shares of common stock to be sold is increased to more than 1,983,750 shares or decreased to fewer than 1,275,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at SharePlus Federal Bank and will earn interest at 0.25%, which is our current passbook savings rate.

Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered. Purchasers will not pay a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	1,275,000	1,725,000	1,983,750
Gross offering proceeds	$12,750,000	$17,250,000	$19,837,500
Estimated offering expenses (excluding selling agent fees and expenses)	$1,015,000	$1,015,000	$1,015,000
Estimated selling agent fees and expenses(1)(2)	$245,950	$308,050	$343,758
Estimated net proceeds	$11,489,050	$15,926,950	$18,478,742
Estimated net proceeds per share	$9.01	$9.23	$9.32

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

(2)	If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by the employee stock ownership plan and shares purchased by insiders of SP Bancorp, Inc., for which no selling agent commissions would be paid, the maximum selling agent commissions and expenses would be $773,000 at the minimum, $1.0 million at the maximum and $1.2 million at the maximum, as adjusted. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Sandler O’Neill & Partners, L.P. and other FINRA member firms in the event that shares are sold in a syndicated community offering.

These securities are not deposits or savings accounts and are not federally insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Conversion Center at either (972) 407-3641 or (800) 387-1024.

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is August 12, 2010.

SharePlus FEDERAL BANK

Plano
Dallas
Fort Worth
35
121
75
35W
35E
81
77
635
30
161
183
67
80
557
20
45
377
820
287

Main Office
5224 W. Plano Parkway
Plano, TX 75093

Oak Lawn Branch
2501 Oak Lawn Ave
Dallas, Texas 75219

Other Dallas Area Locations:

Frito-Lay Headquarters
7701 Legacy Drive
Plano, Texas 75024

PepsiCo at Parkwood
5600 Headquarters Drive
Plano, Texas 75024

Pizza Hut Headquarters, Addison, Texas
14841 North Dallas Parkway
Dallas, Texas 75254

Dallas
TEXAS

CALIFORNIA

Other Locations

Taco Bell Headquarters
1 Glen Bell Way
Irvine, California 92618

KENTUCKY

YUM! Brands Headquarters
1900 Colonel Sanders Lane
Louisville, Kentucky 40213

YUM! Brands / YCC Branch
5200 Commerce Crossings
Louisville, Kentucky 40229

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we,” “our,” and “us” refer to SP Bancorp, Inc. and SharePlus Federal Bank, unless the context indicates another meaning.

SharePlus Federal Bank

SharePlus Federal Bank is a federally chartered savings bank headquartered in Plano, Texas. SharePlus Federal Bank was originally chartered in 1958 as a federal credit union serving the employees and family members of Frito-Lay, Inc. Over the years and through a series of mergers, the credit union also grew to serve the employees and family members of YUM! Brands, Inc., A&W Restaurants, Inc., KFC Corporation, Long John Silvers, Inc., Pizza Hut, Inc., Taco Bell Corp., and various PepsiCo divisions, as well as dozens of other companies that provided credit union benefits to their employees. Throughout this prospectus, these companies are sometimes referred to as our former sponsor companies.

We converted to a federal savings bank on October 1, 2004, at which time we had $142.9 million in total loans, $149.3 million in deposits and $18.4 million of total equity. The objective of the charter conversion was to implement our business strategy of broadening our banking services into residential mortgage lending as well as commercial real estate and commercial business lending. This has allowed us to better serve the needs of our customers and the local communities in which we operate, compete more effectively with other financial service providers, and have access to the capital markets through a potential stock offering. As of March 31, 2010, SharePlus Federal Bank had $227.2 million of total assets, $167.2 million of loans, net, including loans held for sale, $192.2 million of deposits and $17.0 million of total equity.

We provide financial services to individuals, families and businesses through our eight banking offices. Five of our branch offices are located in and around our headquarters in Plano, Texas. Additionally, two of our branches are located in Louisville, Kentucky and one is located in Irvine, California. Six of our eight branch offices are located within corporate facilities of our former sponsor companies. Because of their location within corporate offices, the substantial majority of the customers of these branches are employees of these former sponsor companies. Upon completion of the mutual-to-stock conversion and stock offering, we intend to continue to operate from each of these offices; however, it is expected that during the first quarter of 2011, one of our Dallas branch offices located in a former sponsor company facility will re-locate to Plano, Texas. Upon the relocation, we expect to convert this branch from a full-service office to an administrative office, including an ATM and limited on-site services available from Bank personnel. Based upon the activity within this branch office in the past, we do not expect that the transition to more limited hours will have a negative effect on the operations or services provided to customers who utilize this branch office.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans secured by residential real estate, home equity loans and lines of credit, commercial real estate loans, consumer loans (consisting primarily of automobile loans) and to a lesser extent, commercial loans. At March 31, 2010, $146.4 million, or 86.8%, of our total loan portfolio was comprised of residential and commercial real estate loans. We also offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third-party brokerage arrangement.

The majority of our residential and commercial real estate loans are originated through our Texas branch network and are collateralized by properties within this market area. Additionally, we are a preferred lender through various employee loan programs and executive relocation loan programs for certain of our former sponsor companies. Through these programs, we have the opportunity to provide loans on the primary residences of employees and of executives who are being relocated by these companies, which has resulted in a portion of our residential real estate loan portfolio being collateralized by properties outside of our Texas market area.

We also invest in investment securities, primarily consisting of government sponsored mortgage-backed securities, and to a lesser extent, municipal obligations, agency bonds and collateralized mortgage obligations guaranteed by Fannie Mae and Freddie Mac.

We offer a variety of deposit accounts, including noninterest-bearing and interest-bearing demand accounts, savings accounts, money market accounts and certificates of deposit.

SharePlus Federal Bank’s executive offices are located at 5224 W. Plano Parkway, Plano, Texas 75093. Our telephone number at this address is (972) 931-5311. Our website address is www.shareplus.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

SP Bancorp, Inc.

SP Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of SharePlus Federal Bank upon completion of the mutual-to-stock conversion and the stock offering. SP Bancorp, Inc. has not engaged in any business to date.

Our executive offices are located at 5224 W. Plano Parkway, Plano, Texas 75093. Our telephone number at this address is (972) 931-5311.

Our Organizational Structure

SharePlus Federal Bank is a mutual savings bank that has no stockholders. Pursuant to the terms of our plan of conversion, SharePlus Federal Bank will convert from the mutual to the stock form of ownership. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of SP Bancorp, Inc., our newly formed stock holding company. Upon the completion of the conversion and stock offering, SharePlus Federal Bank will be a wholly owned subsidiary of SP Bancorp, Inc.

Business Strategy

Due to our credit union history, SharePlus Federal Bank’s customer base has been drawn, in part, from the employees of our former sponsor companies. Additionally, since our conversion to a federal savings bank in 2004, we have increased our deposits and loan portfolio in and around our Texas branch office network through a more traditional community bank growth pattern. Our intention is to continue to provide the highest quality customer service and offerings to our existing customers at all of our branch locations and to continue to increase our commercial and residential real estate lending in our Texas market area. Our business strategy is to accomplish these goals and to grow and improve our profitability by:

•	continuing to diversify our loan portfolio by emphasizing the origination of one- to four-family residential loans, commercial real estate loans and commercial loans;

•	continuing conservative underwriting guidelines and aggressively monitoring our loan portfolio to maintain asset quality;

•	emphasizing lower-cost core deposits to reduce the funding costs of our loan originations;

•	managing interest rate risk by emphasizing adjustable-rate loans for our portfolio and selling most of our longer-term, fixed-rate residential mortgage loans;

•	increasing our sources of noninterest income; and

•	utilizing our current branch network to implement a controlled growth strategy and reduce our noninterest expense as a percentage of our net income.

Our strategy is designed to expand our banking relationships with customers and to diversify our revenue stream. A full description of our products and services begins on page 72 of this prospectus under the heading “Business of SharePlus Federal Bank.”

This strategy is intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to increase our capital to support future growth;

•

to have greater flexibility to structure and finance the expansion of our operations, including potential cash or stock acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management alternatives, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to attract and retain qualified personnel by establishing stock-based benefit plans for management and employees.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of March 31, 2010, SharePlus Federal Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

Terms of the Conversion and the Offering

Under SharePlus Federal Bank’s plan of conversion, SharePlus Federal Bank will convert to stock form and will become a subsidiary of SP Bancorp, Inc. In connection with the conversion, we are offering between 1,275,000 and 1,725,000 shares of common stock to eligible depositors of SharePlus Federal Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 1,983,750 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 1,983,750 or decreased to less than 1,275,000, or the offering is extended beyond October 31, 2010, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to depositors of SharePlus Federal Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2009.

•

Second, to SharePlus Federal Bank’s tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the shares of common stock sold in the offering, with the remaining shares in this purchase priority allocated to our 401(k) plan and any other tax-qualified employee benefit plan.

•	Third, to depositors of SharePlus Federal Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2010.

•	Fourth, to depositors of SharePlus Federal Bank as of August 13, 2010.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in the Texas counties of Dallas, Collin, Denton, Rockwall, Hunt, Kaufman, Ellis, Tarrant, Grayson and Fannin, the

California county of Orange and the Kentucky county of Jefferson. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a syndicated community offering managed by Sandler O’Neill & Partners, L.P.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at March 31, 2009, June 30, 2010 or August 13, 2010, as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of SP Bancorp, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that as of May 28, 2010, this market value ranged from $12.8 million to $17.3 million, with a midpoint of $15.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 1,275,000 shares to 1,725,000 shares. We may sell up to 1,983,750 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded thrift holding companies with assets between $199.0 million and $577.0 million that RP Financial, LC. considered comparable to us.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Citizens Community Bancorp, Inc. (CZWI)	NASDAQ	Eau Claire, WI	$577
Community Financial Corp. (CFFC)	NASDAQ	Staunton, VA	541	(1)
FFD Financial Corp. (FFDF)	NASDAQ	Dover, OH	199
First Advantage Bancorp (FABK)	NASDAQ	Clarksville, TN	345
First Capital, Inc. (FCAP)	NASDAQ	Corydon, IN	463
First Savings Financial Group, Inc. (FSFG)	NASDAQ	Clarksville, IN	494
Louisiana Bancorp, Inc. (LABC)	NASDAQ	Metairie, LA	327
North Central Bancshares, Inc. (FFFD)	NASDAQ	Fort Dodge, IA	452
River Valley Bancorp (RIVR)	NASDAQ	Madison, IN	395
Wayne Savings Bancshares, Inc. (WAYN)	NASDAQ	Wooster, OH	406

(1)	As of December 31, 2009.

The following table presents a summary of selected pricing ratios for SP Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended March 31, 2010 and book value as of March 31, 2010, except as noted in the table above where company information is as of December 31, 2009, the most recent information available as of the time of the appraisal. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 17.5% on a price-to-book value basis and a discount of 21.4% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower core earnings than the companies in the peer group on a pro forma basis. The pricing ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. In reviewing and approving the valuation, our board of directors considered the range of price-to-book value ratios and price-to-tangible book value ratios at the different ranges of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the others.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
SP Bancorp, Inc. (pro forma)(1)
Maximum, as adjusted	NM	*	59.92%	59.92%
Maximum	NM	*	55.90%	55.90%
Minimum	NM	*	47.28%	47.28%
Valuation of peer group companies using stock prices as of May 28, 2010
Averages	14.61	x	69.06%	72.27%
Medians	12.07	x	67.77%	71.12%

*	Not meaningful
(1)	Based on earnings for the twelve months ended March 31, 2010 and book value as of March 31, 2010.

RP Financial, LC. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. As a result of this analysis, RP Financial, LC. determined that our pro forma price-to-core earnings ratios were not meaningful (“NM”) due to our negative pro forma earnings per share and our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “—How We Determined the Offering Range.”

Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical pricing data reflected above may affect SP Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital SP Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of SP Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $12.8 million or increases above $19.8 million, subscribers will be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2009 and May 28, 2010. These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2009 and May 28, 2010

	Conversion Date	Exchange	Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol			One Day	One Week	One Month	Through May 28, 2010
Harvard Illinois Bancorp, Inc. (HARI)	04/09/10	OTC	—	—	(1.0)%	(21.5)%
OBA Financial Services, Inc. (OBAF)	01/22/10	NASDAQ	3.9%	1.1%	3.0%	14.6%
OmniAmerican Bancorp, Inc. (OABC)	01/21/10	NASDAQ	18.5%	13.2%	9.9%	15.7%
Versailles Financial Corp. (VERF)	01/13/10	OTC	—	—	—	— (1)
Athens Bancshares, Inc. (AFCB)	01/07/10	NASDAQ	16.0%	13.9%	10.6%	6.0%
Territorial Bancorp, Inc. (TBNK)	07/13/09	NASDAQ	49.9%	47.5%	48.7%	97.0%
St. Joseph Bancorp, Inc. (SJBA)	02/02/09	OTC	—	—	—	— (1)
Hibernia Homestead Bancorp, Inc. (HIBE)	01/28/09	OTC	5.0%	5.0%	5.0%	50.0%
Average			11.7%	10.1%	9.5%	20.2%
Median			4.5%	3.1%	4.0%	10.3%

(1)	There were no reported trades in either Versailles Financial Corp. or in St. Joseph Bancorp, Inc. common stock through May 28, 2010.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to SP Bancorp, Inc. Moreover, the pricing ratios for their stock offerings were in some cases different than the pricing ratios for SP Bancorp, Inc.’s common stock, and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock. If any of the following persons purchases shares of common stock through different accounts, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 40,000 shares ($400,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to SP Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of SharePlus Federal Bank deposit accounts permitted on the stock order and certification form.

SharePlus Federal Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a SharePlus Federal Bank line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your SharePlus Federal Bank deposit accounts, so that it is received (not postmarked) before 4:00 p.m., Dallas Time, on September 16, 2010, which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at SharePlus Federal Bank. We will pay interest on those funds calculated at SharePlus Federal Bank’s current passbook savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with SharePlus Federal Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 1,983,750 shares or decreased to fewer than 1,275,000 shares, or the offering is extended beyond October 31, 2010.

By signing the stock order and certification form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by SharePlus Federal Bank, the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account (IRA). If you wish to use some or all of the funds in your SharePlus Federal Bank IRA to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of IRA fund orders takes additional time, we recommend that you contact our Conversion Center promptly, preferably at least two weeks before the September 16, 2010 expiration of the offering period, for assistance with purchases using funds from your SharePlus Federal Bank IRA or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order and certification form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 1,983,750 shares of common stock in the stock offering, and we have net proceeds of $18.5 million, we intend to distribute the net proceeds as follows:

•	$13.9 million (75.0% of the net proceeds) will be invested in SharePlus Federal Bank;

•	$1.6 million (8.6% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$3.0 million (16.4% of the net proceeds) will be retained by us.

We may use the remaining funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. We presently do not have any plans to pay cash dividends or to repurchase our shares of common stock. SharePlus Federal Bank may use the proceeds it receives to support increased lending and other products and services, and to repay short-term borrowings. The net proceeds retained by SP Bancorp, Inc. and SharePlus Federal Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at the Conversion Center or any of our branch offices no later than 4:00 p.m., Dallas Time, on September 16, 2010. A postmark prior to September 16, 2010 will not entitle you to purchase shares of common stock unless we receive the envelope by 4:00 p.m., Dallas Time on September 16, 2010. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Conversion Center, located at 5224 W. Plano Parkway, Plano, Texas 75093, or to any of our branch offices. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond October 31, 2010 or the number of shares of common stock to be sold is decreased to less than 1,275,000 shares or increased to more than 1,983,750 shares. If the offering is extended beyond October 31, 2010, or if the number of shares of common stock to be sold is decreased to less than 1,275,000 shares or is increased to more than 1,983,750 shares, we will, with the approval of the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Dallas Time, on September 16, 2010, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,275,000 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond October 31, 2010, so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 1,983,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $12.8 million or above $19.8 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of SP Bancorp, Inc.’s common stock; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of SharePlus Federal Bank that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.

We must sell a minimum of 1,275,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 174,500 shares of common stock in the offering, or 13.7% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by our directors and executive officers for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the total number of shares of common stock that we sell in the offering, or up to 138,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. With prior regulatory approval, we reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares have been sold in the offering. Assuming the employee stock ownership plan purchases 138,000 shares in the offering, we will recognize additional pre-tax compensation expense of $1.4 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of Thrift Supervision regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 69,000 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 172,500 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 241,500 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders’ ownership interest in SP Bancorp, Inc. would be diluted by approximately 3.8%. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders’ ownership interest in SP Bancorp, Inc. would be diluted by approximately 9.1%.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)

	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	102,000	138,000	8.00%	—%	$1,020,000	$1,380,000
Stock awards	51,000	69,000	4.00%	3.8%	510,000	690,000
Stock options	127,500	172,500	10.00%	9.1%	555,900	752,100

Total	280,500	379,500	22.00%	12.3%	$2,085,900	$2,822,100

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.36 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of ten years; a risk-free interest rate of 3.84%; and a volatility rate of 23.90% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of SP Bancorp, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	51,000 Shares Awarded at Minimum of Offering Range	60,000 Shares Awarded at Midpoint of Offering Range	69,000 Shares Awarded at Maximum of Offering Range	79,350 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$408	$480	$552	$635
10.00	510	600	690	794
12.00	612	720	828	952
14.00	714	840	966	1,111

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of SP Bancorp, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	127,500 Options at Minimum of Range	150,000 Options at Midpoint of Range	172,500 Options at Maximum of Range	198,375 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)
$8.00	$3.49	$445	$524	$602	$692
10.00	4.36	556	654	752	865
12.00	5.23	667	785	902	1,038
14.00	6.10	778	915	1,052	1,210

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Market for Common Stock

We expect that our common stock will be listed on the Nasdaq Capital Market under the symbol “SPBC.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we currently do not intend to pay a cash dividend in the immediate future. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions and forecasts.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to SharePlus Federal Bank, SP Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members of SharePlus Federal Bank. A special meeting of members to consider and vote upon the plan of conversion has been set for October 4, 2010;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval from the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Conversion Center at either (972) 407-3641 or (800) 387-1024, Monday through Friday between 10:00 a.m. and 4:00 p.m., Dallas Time, or visit the Conversion Center located at 5224 W. Plano Parkway, Plano, Texas. The Conversion Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF SEPTEMBER 16, 2010, IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO SEPTEMBER 16, 2010.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

We have increased our commercial real estate lending, which has increased our exposure to credit risk.

Since our conversion from a credit union to a savings bank, we have increased our portfolio of loans secured by commercial real estate. As a result, our commercial real estate loans are relatively unseasoned. At March 31, 2010, our commercial real estate loans totaled $23.4 million, or 13.9% of total loans, compared to no commercial real estate loans at December 31, 2006, and $5.6 million of commercial real estate loans at December 31, 2007. At March 31, 2010, our commercial real estate loans that were delinquent 30 days or more totaled $2.4 million, or 48.9% of total delinquent loans of 30 days or more. We intend to continue to increase the origination of commercial real estate loans consistent with safety and soundness standards.

Commercial real estate loans generally have greater credit risk than owner-occupied one- to four-family residential mortgage loans. Repayment of commercial real estate loans generally depends, in large part, on sufficient income from the property securing the loan or the borrower’s business to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. As we increase our portfolio of commercial real estate loans, our level of non-performing loans may increase.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

Our customers may not repay their loans according to the original terms, and the collateral, if any, securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which may have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses in our loan portfolio, requiring us to make additions to our allowance for loan losses.

Our allowance for loan loss reserves was $2.0 million at March 31, 2010, which represents 31.9% of our non-performing loans at such date, and was $940,000, or 27.4% of non-performing loans, at December 31, 2009. At June 30, 2010, our allowance to non-performing loans was 31.0%.

While our allowance for loan losses was 1.18% of total loans at March 31, 2010, additions to our allowance could materially decrease our net income. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

If our non-performing assets increase, our earnings will decrease.

At March 31, 2010, our non-performing assets (which consist of non-accrual loans, loans 90 days or more delinquent and troubled debt restructurings) totaled $6.3 million, which is an increase of $2.9 million over non-performing assets at December 31, 2009. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans, and we must provide an allowance for probable losses on non-performing loans, which are established through a current period charge to income in the provision for loan losses. There are also legal fees associated with the resolution of problem assets. Additionally, although we did not have any real estate owned at either March 31, 2010 or December 31, 2009, any such real estate would result in carrying costs such as taxes, insurance and maintenance fees. Further, the resolution of non-performing assets requires the active involvement of management, which can distract us from the overall supervision of operations and other income-producing activities of the Bank. Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance accordingly, which is effected by recording a provision for loan losses.

We have additional concentration of credit risk due to our history as a credit union.

Because of our history as a credit union, we have a concentration of credit risk with respect to loans in our portfolio and that we continue to make to employees and former employees of our former sponsor companies. The former sponsor companies are Frito-Lay, Inc., KFC Corporation, Pizza Hut, Inc., Taco Bell Corp., Yum! Brands, Inc., A&W Restaurants, Inc., Long John Silver’s, Inc. and various divisions of PepsiCo. This concentration of credit risk could unfavorably affect our operations if these former sponsor companies experienced employment curtailments or temporary layoffs.

Due to our history as a credit union, our branch structure poses additional risks and costs to our operations.

As a result of our history as a credit union which served the employees of our former sponsor companies, six of our eight branch offices are located within corporate offices of these former sponsor companies. These branch offices are not readily accessible to the public and, as a result, the overwhelming majority of customers who utilize these branches are employees or former employees of these former sponsor companies. If there were either significant lay-offs at these former sponsor companies, or if these former sponsor companies determined not to renew any of our branch leases, we would have to relocate any such branch outside of the corporate office, which could negatively impact the branch’s contribution to our earnings. In addition, there are additional costs associated with operating our out-of-state branch offices in Louisville, Kentucky and Irvine, California which have a negative effect on our noninterest expense.

Higher Federal Deposit Insurance Corporation insurance premiums have increased our expenses and any future insurance premium increases will adversely affect our earnings.

On May 22, 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $95,000 during the quarter ended June 30, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. The Federal Deposit Insurance Corporation also increased the general deposit insurance assessment rate. Therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase compared to prior periods.

The Federal Deposit Insurance Corporation also adopted a rule pursuant to which all insured depository institutions were required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. The prepayment amount was collected on December 30, 2009. The assessment rate for the fourth quarter of 2009 and for 2010 is based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 will be equal to the modified third quarter assessment rate plus an additional three basis points. In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. We recorded the prepayment as a prepaid expense, which will be amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, our prepayment amount was $991,000.

Future changes in interest rates could reduce our profits.

Our profitability largely depends on our net interest income, which can be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we incur on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our focus on one- to four-family residential mortgage lending, the interest rates on our loans are generally fixed for a longer period of time than the interest rates on our deposits. Additionally, many of our securities investments have lengthy maturities with fixed interest rates. Like many savings institutions, our focus on deposits as a source of funds, which either have no stated maturity or shorter contractual maturities than mortgage loans, results in our liabilities having a shorter average duration than our assets. For example, as of March 31, 2010, 65.2% of our loans had maturities of 15 years or longer (the majority of which were adjustable-rate residential mortgage loans), while 68.3% of our certificates of deposit had maturities of one year or less. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest we earn on our assets, such as loans and investments, may not increase as rapidly as the interest we pay on our liabilities, such as deposits. In a period of declining market interest rates, the interest income we earn on our assets may decrease more rapidly than the interest expense we incur on our liabilities, as borrowers prepay mortgage loans and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs.

This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

Changes in interest rates also affect the current fair value of our investment securities that pay interest. Generally, the value of these securities moves inversely with changes in interest rates. At March 31, 2010, the fair value of our available for sale securities portfolio, consisting of mortgage-backed securities issued by U.S. Government sponsored enterprises, collateralized mortgage obligations, municipal obligations and agency bonds totaled $13.3 million. Net unrealized gains on these securities totaled $247,000 at March 31, 2010.

We evaluate interest rate sensitivity using a model that estimates the change in our net portfolio value over a range of interest rate scenarios, also known as a “rate shock” analysis. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At March 31, 2010, the “rate shock” analysis indicated that our net portfolio value would decrease by $2.6 million if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

The United States economy remains weak and unemployment levels are high. The prolonged economic downturn will adversely affect our business and financial results.

The United States experienced a severe economic recession in 2008 and 2009. While economic growth has resumed recently, the rate of growth has been slow and unemployment remains at very high levels and is not expected to improve in the near future. Loan portfolio quality has deteriorated at many financial institutions reflecting, in part, the weak U.S. economy and high unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages in our market areas have declined and may continue to decline. The continuing real estate downturn also has resulted in reduced demand for the construction of new housing and in increased delinquencies in construction, residential and commercial real estate loans. Bank and bank holding company stock prices have declined substantially, and it is significantly more difficult for banks and bank holding companies to raise capital or borrow in the debt markets.

The Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that non-performing assets as a percentage of assets for Federal Deposit Insurance Corporation-insured financial institutions rose to 3.33% as of March 31, 2010, compared to 1.88% as of December 31, 2008. For the year ended December 31, 2009, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that annualized return on average assets was 0.09% for Federal Deposit Insurance Corporation-insured financial institutions compared to 0.81% for the year ended December 31, 2007. At March 31, 2010, our non-performing assets as a percentage of total assets was 2.75%. We had an annualized loss on average assets of (0.56)% for the three months ended March 31, 2010 compared to a return on average assets of 0.23% for the year ended December 31, 2009.

Continued negative developments in the financial services industry and in the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability. Moreover, continued declines in the stock market in general, or stock values of financial institutions and their holding companies specifically, may adversely affect our stock performance.

Financial reform legislation recently enacted by Congress will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

Congress recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term effect on us. For example, the new law provides that the Office of Thrift Supervision, which is the current primary federal regulator for SharePlus Federal Bank, will cease to exist one year from the date of the new law’s enactment. The Office of the Comptroller of the Currency, which is currently the primary federal regulator for national banks, will become the primary federal regulator for federal thrifts. The Board of Governors of the Federal Reserve System will supervise and regulate all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including SP Bancorp, Inc.

Also effective one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse effect on our interest expense.

The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

The Dodd-Frank Act will require publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our ability to collect our loans and foreclose on collateral.

Current and future proposals made by members of Congress would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans, and may limit the ability of lenders to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting SharePlus Federal Bank’s rights as a creditor, were to be implemented, we could experience increased credit losses on our loans and mortgage-backed securities, or increased expense in pursuing our remedies as a creditor.

We are subject to extensive regulatory oversight.

SharePlus Federal Bank is subject to extensive regulation and supervision. Regulators have intensified their focus on bank lending criteria and controls, and on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements. There also is increased scrutiny of our compliance practices generally and particularly with the rules enforced by the Office of Foreign Assets Control. It is possible that we are not in full compliance with these requirements. Our failure to comply with these and other regulatory requirements could lead to, among other remedies, administrative enforcement actions and legal proceedings. In addition, proposed future legislation and regulations are likely to have a significant effect on the financial services industry. Regulatory or legislative changes could make regulatory compliance more difficult or expensive for us, and could cause us to change or limit some of our products and services, or the way we operate our business.

Negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.

Negative developments in the global credit and securitization markets during the past two years have resulted in a global recession and significant uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions, reflecting in part the severely weakened U.S. economy and higher unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages in the State of Texas have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that noncurrent assets plus other real estate owned as a percentage of assets for FDIC-insured financial institutions rose to 3.43% as of March 31, 2010, compared to 1.89% as of December 31, 2008 and 0.95% as of December 31, 2007. At March 31, 2010, our non-performing assets as a percentage of total assets was 2.75%. We had an annualized loss on average assets of (0.56)% for the three months ended March 31, 2010 compared to a return on average assets of 0.23% for the year ended December 31, 2009.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Federal regulations govern the activities in which we may engage, and are primarily for the protection of depositors and the Deposit Insurance Fund. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, could have a material impact on our results of operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Further, we expect any such new laws, rules or regulations will add to our compliance costs and place additional demands on our management team.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of SharePlus Federal Bank—Competition.”

We may have unanticipated credit risk in our investment securities portfolio.

At March 31, 2010, $13.3 million, or 5.9% of our assets, consisted of investment securities and mortgage-backed securities, most of which were issued by, or have principal and interest payments guaranteed by, Fannie Mae or Freddie Mac.

In September 2008, the Federal Housing Finance Agency placed Fannie Mae and Freddie Mac into federal conservatorship. Although the federal government has committed substantial capital to Fannie Mae and Freddie Mac, there can be no assurance that these credit facilities and other capital infusions will be adequate for their needs. If the financial support is inadequate, or if additional support is not provided when needed, these companies could continue to suffer losses and could fail to honor their guarantees and other obligations. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could have a significant adverse effect on the market value and cash flows of our investment and mortgage-backed securities, resulting in substantial losses.

Risks Related to this Stock Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of SharePlus Federal Bank and is subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2009, our return on average equity was 2.90%. Following the stock offering, we expect our equity to increase from $17.0 million to between $27.0 million at the minimum of the offering range and $33.1 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended December 31, 2009, and these pro forma equity levels, our return on equity would be 1.8% and 1.5% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain lower until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan which we intend to adopt. Until we can increase our net interest income and noninterest income, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares of common stock.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from SP Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.0 million at the minimum of the offering range and $1.6 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares issued in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 3.84% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 23.90% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $4.36 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with all the stock options would be $173,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $159,000 at the adjusted maximum of the offering range. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by SP Bancorp, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $510,000 at the minimum of the offering range and $794,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded either through open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. The implementation of the stock-based benefit plan will be subject to stockholder approval and historically the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans implemented more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans implemented within one year, which would increase our costs.

If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then we may reserve shares of common stock for stock awards or stock options under these plans for more than 4% and 10%, respectively, of our total outstanding shares, which would increase our costs beyond the amounts estimated in the section titled “– Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in the section titled “The implementation of stock-based benefit plans may dilute your ownership interest.” Although the implementation of our stock-based benefit plans will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and we may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in SharePlus Federal Bank, acquire other financial services companies or for other general corporate purposes. SharePlus Federal Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of SP Bancorp, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws and the federal stock charter of SharePlus Federal Bank, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company that our board might conclude are not in the best interest of SP Bancorp, Inc. or its stockholders.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of SharePlus Federal Bank, may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of SP Bancorp, Inc. more difficult. For example, our board of directors is divided into three classes, only one of which will stand for election annually. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. SharePlus Federal Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than SP Bancorp, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of SharePlus Federal Bank. This limitation does not apply to the purchase or voting of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law and our bylaws could require a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of SP Bancorp, Inc.”

We have never issued common stock and there is no guarantee that a liquid market for our common stock will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “SPBC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data of SharePlus Federal Bank for the periods and at the dates indicated. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is derived in part from, and should be read together with, the audited financial statements and notes thereto of SharePlus Federal Bank beginning at page F-1 of this prospectus. The information at December 31, 2007, 2006 and 2005 and for the years then ended is derived in part from audited financial statements that are not included in this prospectus. The information at March 31, 2010 and for the three months ended March 31, 2010 and 2009 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results to be achieved for the remainder of 2010 or any other period.

	At March 31, 2010	At December 31,
		2009	2008	2007	2006	2005
	(unaudited)	(In thousands)
Selected Financial Condition Data:
Total assets	$227,184	$208,132	$191,000	$167,117	$179,832	$178,826
Total cash and cash equivalents	35,542	11,717	5,731	4,000	6,469	11,480
Investments in available for sale securities, at fair value	13,281	13,492	8,048	6,442	6,987	4,710
Investments in held to maturity securities	—	—	—	8,032	13,429	16,839
Loans held for sale	1,457	932	470	2,079	1,911	872
Loans, net	165,732	170,535	164,462	135,684	140,718	135,156
Premises and equipment	4,812	4,905	5,292	5,455	4,821	4,889
Federal Home Loan Bank of Dallas stock, at cost	1,604	1,605	1,520	695	1,126	1,331
Other assets (1)	4,756	4,946	5,477	4,730	4,371	3,549
Deposits	192,191	172,591	141,508	139,895	140,131	137,795
Borrowings	15,998	15,995	30,534	8,509	18,797	20,416
Total equity	17,007	17,262	16,774	16,625	17,772	17,875

(1)	Includes fixed annuity investment, accrued interest receivable, other restricted stock, deferred tax assets and other assets.

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)		(In thousands)
Selected Operating Data:
Interest income	$2,582	$2,619	$10,599	$9,571	$9,207	$8,617	$8,420
Interest expense	567	768	2,751	3,064	3,770	3,290	2,434

Net interest income	2,015	1,851	7,848	6,507	5,437	5,327	5,986
Provision for loan losses	1,080	136	687	391	749	492	285

Net interest income after provision for loan losses	935	1,715	7,161	6,116	4,688	4,835	5,701
Noninterest income	525	541	2,343	2,372	2,428	2,710	2,049
Noninterest expense	1,995	2,040	8,649	8,349	8,922	7,754	7,260

Income (loss) before income taxes	(535)	216	855	139	(1,806)	(209)	490
Income taxes (benefit)	(212)	82	362	111	(583)	(64)	219

Net income (loss)	$(323)	$134	$493	$28	$(1,223)	$(145)	$271

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Selected Financial Ratios and Other Data:
Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average total assets) (1)	(0.56)%	0.27%	0.23%	0.02%	(0.71)%	(0.08)%	0.15%
Return (loss) on equity (ratio of net income (loss) to average equity) (1)	(7.46)%	3.18%	2.90%	0.17%	(6.92)%	(0.80)%	1.47%
Interest rate spread (1) (2)	3.58%	3.84%	3.80%	3.75%	3.13%	3.04%	3.33%
Net interest margin (1)(3)	3.65%	3.95%	3.90%	3.88%	3.31%	3.20%	3.41%
Efficiency ratio (4)	78.54%	85.28%	84.87%	94.03%	113.44%	96.48%	90.35%
Non-interest expense to average total assets (1)	3.47%	4.14%	4.11%	4.71%	5.15%	4.41%	3.89%
Average interest-earning assets to average interest-bearing liabilities	107.45%	107.00%	107.54%	107.36%	107.85%	107.64%	106.08%
Average equity to average total assets	7.54%	8.54%	8.07%	9.38%	10.20%	10.35%	9.92%
Asset Quality Ratios:
Non-performing assets to total assets	2.75%	0.70%	1.65%	0.77%	2.17%	0.30%	0.23%
Non-performing loans to total loans	3.71%	0.77%	1.99%	0.89%	2.26%	0.24%	0.31%
Allowance for loan losses to non-performing loans	31.89%	41.27%	27.42%	32.65%	12.25%	230.88%	127.95%
Allowance for loan losses to total loans	1.18%	0.32%	0.55%	0.29%	0.28%	0.55%	0.39%
Capital Ratios:
Total capital (to risk-weighted assets)	13.24%	12.60%	12.45%	12.63%	14.13%	15.29%	16.97%
Tier I capital (to risk-weighted assets)	12.48%	12.30%	11.99%	12.28%	13.82%	14.64%	16.48%
Tier I capital (to average assets)	7.38%	7.96%	8.21%	8.74%	9.95%	9.93%	10.19%
Other Data:
Number of full service offices	8	8	8	9	9	9	9
Full time equivalent employees	59	61	59	63	66	61	59

(1)	Ratios for the three months ended March 31, 2010 and 2009 are annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of SharePlus Federal Bank for the periods and at the dates indicated. The information at December 31, 2009 is derived in part from, and should be read together with, the audited financial statements and notes thereto of SharePlus Federal Bank beginning at page F-1 of this prospectus. The information at June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2010 are not necessarily indicative of the results of operations for the remainder of 2010 or any other period.

	At June 30, 2010	At December 31, 2009
	(unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$221,612	$208,132
Total cash and cash equivalents	29,168	11,717
Investments in available for sale securities, at fair value	15,247	13,492
Loans held for sale	1,207	932
Loans, net	164,556	170,535
Premises and equipment	4,824	4,905
Federal Home Loan Bank of Dallas stock, at cost	951	1,605
Other assets (1)	5,659	4,946
Deposits	186,489	172,591
Borrowings	15,991	15,995
Total equity	17,259	17,262

(1)	Includes fixed annuity investment, accrued interest receivable, other restricted stock, deferred tax assets and other assets.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
	(In thousands)
Selected Operating Data:
Interest income	$2,493	$2,607	$5,075	$5,226
Interest expense	545	709	1,112	1,477

Net interest income	1,948	1,898	3,963	3,749
Provision for loan losses	91	62	1,171	198

Net interest income after provision for loan losses	1,857	1,836	2,792	3,551
Noninterest income	656	681	1,181	1,222
Noninterest expense	2,059	2,321	4,054	4,361

Income (loss) before income taxes	454	196	(81)	412
Income tax expense (benefit)	173	80	(39)	162

Net income (loss)	$281	$116	$(42)	$250

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data:
Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average total assets) (1)	0.50%	0.22%	(0.04)%	0.25%
Return (loss) on equity (ratio of net income (loss) to average equity) (1)	6.58%	2.74%	(0.49)%	2.96%
Interest rate spread (1) (2)	3.55%	3.69%	3.57%	3.76%
Net interest margin (1)(3)	3.62%	3.79%	3.64%	3.87%
Efficiency ratio (4)	79.07%	90.00%	78.81%	87.73%
Non-interest expense to average total assets (1)	3.65%	4.43%	3.56%	4.29%
Average interest-earning assets to average interest-bearing liabilities	106.86%	107.00%	107.16%	107.00%
Average equity to average total assets	7.57%	8.07%	7.55%	8.30%
Asset Quality Ratios:
Non-performing assets to total assets	2.87%	0.86%	2.87%	0.86%
Non-performing loans to total loans	3.79%	1.08%	3.79%	1.08%
Allowance for loan losses to non-performing loans	31.00%	30.60%	31.00%	30.60%
Allowance for loan losses to total loans	1.17%	0.33%	1.17%	0.33%
Capital Ratios:
Total capital (to risk-weighted assets)	13.57%	12.27%	13.57%	12.27%
Tier I capital (to risk-weighted assets)	12.81%	11.96%	12.81%	11.96%
Tier I capital (to average assets)	7.69%	8.21%	7.69%	8.21%
Other Data:
Number of full service offices	8	8	8	8
Full time equivalent employees	60	59	60	59

(1)	Ratios for the three and six months ended June 30, 2010 and 2009 are annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2010 and December 31, 2009

Total assets increased $13.5 million, or 6.5%, to $221.6 million at June 30, 2010 from $208.1 million at December 31, 2009. The increase was primarily the result of an increase in total cash and cash equivalents and investment securities available for sale, partially offset by a decrease in net loans, including loans held for sale.

Total cash and cash equivalents increased $17.5 million, or 149.6%, to $29.2 million at June 30, 2010 from $11.7 million at December 31, 2009. The increase in total cash and cash equivalents reflected normal cash and liquidity management, as well as seasonal deposit inflows from existing customers.

Securities classified as available for sale increased $1.7 million, or 12.6%, to $15.2 million at June 30, 2010 from $13.5 million at December 31, 2009, as management deployed funds from increased deposits to purchase these securities. At June 30, 2010, securities classified as available for sale consisted of mortgage-backed securities and collateralized mortgage obligations issued by government-sponsored enterprises, municipal obligations and agency securities.

Net loans, including loans held for sale, decreased $5.7 million, or 3.3%, to $165.8 million at June 30, 2010 from $171.5 million at December 31, 2009, as our one- to four-family residential mortgage loans decreased $3.2 million to $122.2 million at June 30, 2010 from $125.4 million at December 31, 2009, primarily due to repayments, refinances and sales. Additionally, consumer loans decreased $2.2 million to $11.3 million at June 30, 2010 from $13.5 million at December 31, 2009 and commercial loans decreased $731,000 to $638,000 at June 30, 2010 from $1.4 million at December 31, 2009. These decreases were offset in part by commercial real estate loans, which increased $1.5 million, or 6.6%, to $24.1 million at June 30, 2010 from $22.6 million at December 31, 2009. Loans held for sale increased $275,000, or 29.5%, to $1.2 million at June 30, 2010 from $932,000 at December 31, 2009.

Deposits increased $13.9 million, or 8.1%, to $186.5 million at June 30, 2010 from $172.6 million at December 31, 2009. The increase resulted from seasonal deposit inflows from existing customers.

Federal Home Loan Bank advances remained unchanged at $16.0 million at June 30, 2010. We have used a portion of such advances to “match fund” certain fixed-rate residential and commercial real estate loans in order to reduce our interest rate risk.

Total equity remained unchanged at $17.3 million at June 30, 2010 and at December 31, 2009. For the six months ended June 30, 2010, we incurred a net loss of $42,000, offset in part by a slight increase in accumulated other comprehensive income of $39,000 to $124,000 at June 30, 2010 from December 31, 2009.

Comparison of Operating Results for the Three Months Ended June 30, 2010 and 2009

General. We recorded net income of $281,000 for the quarter ended June 30, 2010 compared to net income of $116,000 for the quarter ended June 30, 2009. The increase in net income reflected a slight increase of $50,000 in net interest income for the 2010 period compared to the 2009 period and a decrease of $262,000 in noninterest expense for the 2010 period, offset in part by a $29,000 increase in the provision for loan losses and a $25,000 decrease in noninterest income.

Interest Income. Interest income decreased $114,000, or 4.4%, to $2.5 million for the quarter ended June 30, 2010 from $2.6 million for the quarter ended June 30, 2009, as the increase in the average balance of interest-earning assets was more than offset by a decrease in the average yield on such assets. The average balance of total interest-earning assets increased $15.1 million, or 7.5%, to $215.3 million for the quarter ended June 30, 2010 from $200.2 million for the quarter ended June 30, 2009. The biggest component increases were in total other interest-earning assets, comprised primarily of cash and cash equivalents, which increased $10.7 million, or 48.0%, to $33.0 million for the 2010 period from $22.3 million for the 2009 period, and in taxable investment securities, which increased $2.4 million, or 23.3%, to $12.7 million for the quarter ended June 30, 2010 from $10.3 million for the year earlier quarter. The impact of the increase in total interest-earning assets was partially offset by a 58 basis point decrease in the average yield on interest-earning assets to 4.63% for the 2010 period from 5.21% for the 2009 period, including a 135 basis point decrease on taxable investment securities to 2.78% for the quarter ended June 30, 2010 from 4.13% for the quarter ended June 30, 2009. The decrease in our average yield on interest-earning assets was due primarily to the general decline in short-term market interest rates, an increase in low-yielding cash and cash equivalents and an increase in non-accrual loans.

Interest income on loans decreased $115,000, or 4.7%, to $2.3 million for the quarter ended June 30, 2010 from $2.5 million for the quarter ended June 30, 2009, as the increase in the average balance of loans was more than offset by a decrease in the average yield on our loans. The average balance of net loans increased $1.2 million, or 0.7%, to $166.8 million for the quarter ended June 30, 2010 from $165.6 million for the quarter ended June 30, 2009. However, the average yield on our loan portfolio decreased 32 basis points to 5.62% for the quarter ended June 30, 2010 from 5.94% for the quarter ended June 30, 2009, reflecting the lower market interest rate environment and an increase in non-accrual loans.

Interest income on investment securities, other interest earning assets and FHLB of Dallas stock remained relatively unchanged. The average balance of our taxable and nontaxable investment securities increased $3.2 million, or 28.8%, to $14.3 million for the quarter ended June 30, 2010 from $11.1 million for the quarter ended June 30, 2009, as management deployed funds from increased deposits to purchase these securities. The average yield on our securities portfolio (excluding nontaxable investment securities) decreased by 135 basis points, to 2.78% for the quarter ended June 30, 2010 from 4.13% for the quarter ended June 30, 2009 as a result of lower market rates. Additionally, interest income on total other interest earning assets increased $11,000, or 32.4%, to $45,000 for the quarter ended June 30, 2010 from $34,000 for the quarter ended June 30, 2009 as the average balance of these assets increased $10.7 million, or 48.0%, to $33.0 million for the 2010 period from $22.3 million for the 2009 period.

Interest Expense. Interest expense decreased $164,000, or 23.1%, to $545,000 for the quarter ended June 30, 2010 from $709,000 for the quarter ended June 30, 2009, as the decrease in the average cost of deposits more than offset the increase in the average balance of deposits. The decrease resulted primarily from a decrease in interest expense on deposits of $137,000 and a decrease in interest expense on Federal Home Loan Bank advances of $27,000. The average rate we paid on deposits decreased 42 basis points to 0.93% for the quarter ended June 30, 2010 from 1.35% for the quarter ended June 30, 2009, as we were able to reprice our deposits downward in the declining market interest rate environment. The average balance of interest-bearing deposits increased $16.7 million, or 9.9%, to $185.5 million for the quarter ended June 30, 2010 from $168.8 million for the quarter ended June 30, 2009. The increase in the average balance of our deposits resulted from increases in the average balance of our certificates of deposit, as well as in our core deposits, consisting of demand deposit accounts, money market accounts and savings accounts, reflecting our successful marketing efforts and increased core deposit balances from commercial loan customers.

The average balance of our money market accounts increased by $8.9 million, or 32.0%, to $36.7 million for the quarter ended June 30, 2010 from $27.8 million for the quarter ended June 30, 2009 due to our marketing efforts as well as seasonal deposit inflows. However, the interest expense on our money market accounts declined slightly from $78,000 to $76,000, due to the decrease of 29 basis points in the cost of these deposits to 0.83% for the June 2010 quarter from 1.12% for the June 2009 quarter, reflecting lower market interest rates. Interest expense on our certificates of deposit decreased significantly by $131,000, or 30.5%, to $299,000 for the quarter ended June 30, 2010 from $430,000 for the year-earlier period as a result of a 93 basis point decrease in the average rate paid on these deposits to 2.01% for the 2010 period from 2.94% for the 2009 period.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, decreased by $27,000, or 19.3%, to $113,000 for the quarter ended June 30, 2010 from $140,000 for the quarter ended June 30, 2009, reflecting the lower market interest rate environment.

Net Interest Income. Net interest income increased by $50,000, or 2.6%, to $1.9 million for the quarter ended June 30, 2010 from $1.9 million for the quarter ended June 30, 2009, as our net interest-earning assets increased to $13.8 million from $13.1 million. Partially offsetting the increase in net interest-earning assets was a 14 basis point decrease in our net interest rate spread to 3.55% from 3.69%, and a 17 basis point decrease in our net interest margin to 3.62% from 3.79%. The decreases in our net interest rate spread and net interest margin reflected paydowns in our fixed-rate loans during the low-interest rate environment and increases in our liquidity through increased cash and cash equivalents, as well as higher non-performing loans for which we accrue no interest, which increased to $5.0 million at June 30, 2010 from $643,000 at June 30, 2009.

Provision for Loan Losses. Based on our analysis of the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $91,000 for the quarter ended June 30, 2010 compared to a provision for loan losses of $62,000 for the quarter ended June 30, 2009. The primary reason for the increase in the provision for loan losses was an increase in our non-performing loans as well as general economic factors. At June 30, 2010, non-performing loans including troubled debt restructurings not included in non-accrual loans, totaled $6.3 million, or 3.8% of total loans, as compared to $1.8 million, or 1.1% of total loans, at June 30, 2009. The increase in non-performing loans including troubled debt restructurings not included in non-accrual loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to one- to four-family residential mortgage loans. The allowance for loan losses to total loans receivable increased to 1.17% at June 30, 2010 as compared to 0.33% at June 30, 2009.

The allowance for loan losses as a percentage of non-performing loans increased to 31.0% at June 30, 2010 from 30.6% at June 30, 2009. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2010 and 2009.

Noninterest Income. Noninterest income decreased by $25,000, or 3.7%, to $656,000 for the quarter ended June 30, 2010 from $681,000 for the quarter ended June 30, 2009. The decrease was due to a reduction in gains from the sale of mortgage loans, partially offset by an increase in gains from the sale of investment securities.

Noninterest Expense. Noninterest expense decreased $262,000, or 11.3%, to $2.1 million for the quarter ended June 30, 2010 from $2.3 million for the quarter ended June 30, 2009. This decrease was primarily attributable to a decrease in compensation and benefits related to lower bonus accruals and mortgage commissions as well as reductions in FDIC insurance premiums and compliance consulting expenses.

Income Tax Expense. We recorded a $173,000 income tax expense for the quarter ended June 30, 2010 compared to an $80,000 income tax expense for the 2009 period, reflecting income of $454,000 before income tax expense during the 2010 quarter versus income before income tax expense of $196,000 for the quarter ended June 30, 2009. Our effective tax rate was 38.1% for the quarter ended June 30, 2010 compared to 40.8% for the quarter ended June 30, 2009.

Comparison of Operating Results for the Six Months Ended June 30, 2010 and 2009

General. We recorded a net loss of $(42,000) for the six months ended June 30, 2010 compared to net income of $250,000 for the six months ended June 30, 2009. Although net interest income increased $214,000 to $4.0 million for the six months ended June 30, 2010 from $3.7 million for the six months ended June 30, 2009, our provision for loan losses increased $973,000 during the 2010 period, which resulted in the net loss for the period.

Interest Income. Interest income decreased $151,000, or 2.9%, to $5.1 million for the six months ended June 30, 2010 from $5.2 million for the six months ended June 30, 2009, as the increase in the average balance of interest-earning assets was more than offset by a decrease in the average yield on such assets. The average balance of total interest-earning assets increased $24.1 million, or 12.4%, to $217.9 million for the six months ended June 30, 2010 from $193.8 million for the six months ended June 30, 2009. The biggest component increase was in total other interest-earning assets, comprised primarily of cash and cash equivalents, which increased $17.8 million, or 107.9%, to $34.3 million for the 2010 period from $16.5 million for the 2009 period. The increase in total interest-earning assets was more than offset by a 73 basis point decrease in the average yield on interest-earning assets to 4.66% for the 2010 period from 5.39% for the 2009 period. The decrease in our average yield on interest-earning assets was due primarily to an increase in non-accrual loans, the general decline in short-term market interest rates and higher balances of low-yielding cash and cash equivalents.

Interest income and fees on loans decreased $190,000, or 3.8%, to $4.8 million for the six months ended June 30, 2010 from $5.0 million for the six months ended June 30, 2009, as the increase in the average balance of loans was more than offset by a decrease in the average yield on our loans. The average balance of loans increased $1.9 million, or 1.1%, to $168.4 million for the six months ended June 30, 2010 from $166.5 million for the six months ended June 30, 2009. However, the average yield on our loan portfolio decreased 29 basis points to 5.66% for the six months ended June 30, 2010 from 5.95% for the six months ended June 30, 2009, reflecting an increase in non-accrual loans and the lower market interest rate environment.

Interest income on investment securities, other interest earning assets and FHLB of Dallas stock increased $39,000, or 14.3%, to $312,000 for the six months ended June 30, 2010 from $273,000 for the six months ended June 30, 2009. The increase resulted primarily from an increase in the average balance of our taxable and nontaxable investment securities, which increased $4.4 million, or 46.8%, to $13.8 million for the six months ended June 30, 2010 from $9.4 million for the 2009 period, as management deployed funds from increased deposits to purchase these securities. The average yield on our securities portfolio (excluding nontaxable investment securities) decreased by 145 basis points, to 3.09% for the six months ended June 30, 2010 from 4.54% for the six months ended June 30, 2009, resulting from lower market interest rates. Additionally, interest income on total other interest earning assets increased $30,000, or 50.8%, to $89,000 for the six months ended June 30, 2010 from $59,000 for the six months ended June 30, 2009, as the average balance of these assets increased $17.8 million, or 107.9%, to $34.3 million for the 2010 period from $16.5 million for the 2009 period.

Interest Expense. Interest expense decreased $365,000, or 24.7%, to $1.1 million for the six months ended June 30, 2010 from $1.5 million for the six months ended June 30, 2009, as the decrease in the average cost of deposits more than offset the increase in the average balance of deposits. The decrease in interest expense resulted primarily from a decrease in interest expense on deposits of $264,000 and a decrease in interest expense on Federal Home Loan Bank advances of $101,000. The average rate we paid on deposits decreased 47 basis points to 0.98% for the six months ended June 30, 2010 from 1.45% for the six months ended June 30, 2009, as we were able to reprice our deposits downward in the declining market interest rate environment. The average balance of interest-bearing deposits increased $21.4 million, or 13.5%, to $179.5 million for the six months ended June 30, 2010 from $158.1 million for the six months ended June 30, 2009. The increase in the average balance of our deposits resulted from increases in the average balance of our certificates of deposit, as well as in our core deposits, consisting of demand deposit accounts, money market accounts and savings accounts, reflecting our successful marketing efforts and increased core deposit balances from commercial loan customers.

The average balance of our certificates of deposit increased by $4.8 million, or 8.9%, to $58.8 million for the six months ended June 30, 2010 from $54.0 million for the six months ended June 30, 2009 due to our marketing efforts as well as seasonal deposit inflows. However, the interest expense on our certificates of deposit declined from $825,000 to $617,000, due to the significant decrease of 95 basis points in the cost of these deposits to 2.10% for the June 2010 period from 3.05% for the June 2009 period, reflecting lower market interest rates. Interest-bearing demand deposit accounts increased $6.1 million, or 13.1%, to $52.6 million for the six months ended June 30, 2010 from $46.5 million for the six months ended June 30, 2009, as our customers increased their liquidity and we increased our cross-marketing efforts with our commercial customers.

Interest expense on our core deposits decreased $56,000 to $264,000 for the six months ended June 30, 2010 from $320,000 for the six months ended June 30, 2009, reflecting lower market interest rates. Additionally, more customers moved funds into higher-yielding certificates of deposit.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, decreased by $101,000, or 30.4%, to $231,000 for the six months ended June 30, 2010 from $332,000 for the six months ended June 30, 2009, reflecting the lower market interest rate environment.

Net Interest Income. Net interest income increased by $214,000, or 5.7%, to $4.0 million for the six months ended June 30, 2010 from $3.7 million for the six months ended June 30, 2009, as our net interest-earning assets increased to $14.6 million from $12.7 million. Partially offsetting the increase in net interest-earning assets was a 19 basis point decrease in our net interest rate spread to 3.57% from 3.76%, and a 23 basis point decrease in our net interest margin to 3.64% from 3.87%. The decreases in our net interest rate spread and net interest margin reflected paydowns in our fixed-rate loans during the low-interest rate environment and increases in our liquidity through increased cash and cash equivalents, as well as higher non-performing loans for which we accrue no interest, which increased to $5.0 million at June 30, 2010 from $643,000 at June 30, 2009.

Provision for Loan Losses. We recorded a provision for loan losses of $1.2 million for the six months ended June 30, 2010 and a provision for loan losses of $198,000 for the six months ended June 30, 2009. The primary reason for the increase in the provision for loan losses was an increase in our non-performing loans. At June 30, 2010, non-performing loans (including troubled debt restructurings not included in non-accrual loans), totaled $6.3 million, or 3.8% of total loans, as compared to $1.8 million, or 1.1% of total loans, at June 30, 2009. The increase in non-performing loans (including troubled debt restructurings not included in non-accrual loans) was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to one- to four-family residential mortgage loans. The allowance for loan losses to total loans receivable increased to 1.17% at June 30, 2010 as compared to 0.33% at June 30, 2009. There was no change in our underwriting standards or methodology between the 2010 and 2009 periods. However, as a result of the general economic environment as well as a $604,000 loss that we incurred on a commercial real estate loan, management determined to increase our gross allocation multipliers as well as our commercial loan experience ratios which resulted in the increased provision during the 2010 period.

The allowance for loan losses as a percentage of non-performing loans increased to 31.0% at June 30, 2010 from 30.6% at June 30, 2009. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2010 and 2009.

Noninterest Income. Noninterest income decreased by $41,000, or 3.4%, to $1.2 million for the six months ended June 30, 2010 from $1.2 million for the six months ended June 30, 2009. The decrease was due to a reduction in gains from the sale of mortgage loans and a decrease in deposit fees, partially offset by an increase in gains from the sale of investment securities.

Noninterest Expense. Noninterest expense decreased $307,000, or 7.0%, to $4.1 million for the six months ended June 30, 2010 from $4.4 million for the six months ended June 30, 2009. This decrease was primarily attributable to a decrease in compensation and benefits expense resulting from the reversal of a bonus accrual as well as lower mortgage commission expenses, and to a lesser extent, lower occupancy expenses, marketing and FDIC insurance premiums.

Income Tax Expense (Benefit). We recorded a $(39,000) income tax benefit for the six months ended June 30, 2010 compared to a $162,000 income tax expense for the 2009 period, reflecting the loss of $(81,000) before income tax benefit during the 2010 period versus income before income tax of $412,000 for the six months ended June 30, 2009. Our effective tax benefit rate was (48.1)% for the six months ended June 30, 2010 compared to 39.3% for the six months ended June 30, 2009.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $11.5 million and $15.9 million, or $18.5 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,275,000 Shares		1,500,000 Shares		1,725,000 Shares		1,983,750 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$12,750		$15,000		$17,250		$19,838
Less offering expenses	(1,261)		(1,292)		(1,323)		(1,359)

Net offering proceeds	$11,489	100.0%	$13,708	100.0%	$15,927	100.0%	$18,479	100.0%

Use of net proceeds:
To SharePlus Federal Bank	$8,617	75.0%	$10,281	75.0%	$11,945	75.0%	$13,859	75.0%
To fund loan to employee stock ownership plan	1,020	8.9%	1,200	8.8%	1,380	8.7%	1,587	8.6%

Retained by SP Bancorp, Inc.	$1,852	16.1%	$2,227	16.2%	$2,602	16.3%	$3,033	16.4%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of SharePlus Federal Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

SP Bancorp, Inc. may use the proceeds it retains from the stock offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•	to invest in mortgage-backed securities, collateralized mortgage obligations, municipal obligations or debt securities issued by agencies of, or entities sponsored by, the United States Government;

•	to acquire other financial institutions or other financial services companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, SP Bancorp, Inc. has not determined how much of the net offering proceeds it intends to use for each of the foregoing purposes. Additionally, we do not currently intend to pay cash dividends in the immediate future after completion of the conversion and stock offering. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund stockholder-approved stock-based benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

SharePlus Federal Bank may use the net proceeds it receives from the stock offering:

•	to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies;

•	to fund new loans;

•	to repay short-term borrowings;

•

to invest in mortgage-backed securities, collateralized mortgage obligations, municipal obligations or debt securities issued by agencies of, or entities sponsored by, the United States Government; and

•	for other general corporate purposes.

SharePlus Federal Bank has not determined how much of the net offering proceeds it intends to use for each of the foregoing purposes. Moreover, the actual cost to acquire or open a new branch may vary significantly depending on the particular opportunity available. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities, cross-selling our products and services to our customers and, possibly, branch acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, other financial services companies, or branch offices of any such institutions.

Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Our board of directors currently does not intend to pay a dividend immediately following completion of the stock offering. Future dividend payments will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that we will pay any dividends or that, if we pay dividends, we will not reduce or eliminate them in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with SharePlus Federal Bank. Accordingly, it is anticipated that any cash distributions we pay to our stockholders would be treated as cash dividends and not as a nontaxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from SharePlus Federal Bank, because initially we will have no source of income other than dividends from SharePlus Federal Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be traded on the Nasdaq Capital Market under the symbol “SPBC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of our common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2010, SharePlus Federal Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of SharePlus Federal Bank at March 31, 2010, and the pro forma regulatory capital of SharePlus Federal Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by SharePlus Federal Bank of 75% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	SharePlus Federal Bank Historical at March 31, 2010		Pro Forma at March 31, 2010, Based Upon the Sale in the Offering of

			1,275,000 Shares		1,500,000 Shares		1,725,000 Shares		1,983,750 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity (4)	$17,007	7.49%	$24,604	10.43%	$26,088	10.99%	$27,572	11.53%	$29,279	12.15%
Tangible capital (4)	$16,752	7.38%	$24,349	10.34%	$25,833	10.89%	$27,317	1.44%	$29,024	12.05%
Tangible requirement	3,404	1.50	3,533	1.50	3,558	1.50	3,583	1.50	3,612	1.50

Excess	$13,348	5.88%	$20,816	8.84%	$22,275	9.39%	$23,734	9.94%	$25,412	10.55%

Core capital (4)	$16,752	7.38%	$24,349	10.34%	$25,833	10.89%	$27,317	11.44%	$29,024	12.05%
Core requirement (5)	9,077	4.00	9,422	4.00	9,488	4.00	9,555	4.00	9,632	4.00

Excess	$7,675	3.38%	$14,927	6.34%	$16,345	6.89%	$17,762	7.44%	$19,392	8.05%

Tier 1 risk-based capital (3) (4)	$16,752	12.48%	$24,349	17.57%	$25,833	18.53%	$27,317	19.48%	$29,024	20.56%
Risk-based requirement	5,370	4.00	5,542	4.00	5,575	4.00	5,608	4.00	5,647	4.00

Excess	$11,382	8.48%	$18,807	13.57%	$20,258	14.53%	$21,709	15.48%	$23,377	16.56%

Total risk-based capital (3) (4)	$17,774	13.24%	$25,371	18.31%	$26,855	19.27%	$28,339	20.21%	$30,046	21.28%
Risk-based requirement	10,739	8.00	11,084	8.00	11,150	8.00	11,217	8.00	11,293	8.00

Excess	$7,035	5.24%	$14,287	10.31%	$15,705	11.27%	$17,122	12.21%	$18,753	13.28%

Reconciliation of capital infused into SharePlus Federal Bank:
Net proceeds			$8,617		$10,281		$11,945		$13,859
Less: Common stock to be acquired by employee stock ownership plan			(1,020)		(1,200)		(1,380)		(1,587)

Pro forma increase			$7,597		$9,081		$10,565		$12,272

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.
(4)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund this plan. See “Management of SP Bancorp, Inc.” for a discussion of the employee stock ownership plan.
(5)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(6)	Set forth on the following page is a reconciliation of SharePlus Federal Bank’s equity capital to the respective tangible, core, Tier 1 risk-based and total risk-based capital.

		Pro Forma at March 31, 2010, Based Upon the Sale in the Offering of
	Historical at March 31, 2010	1,275,000 Shares	1,500,000 Shares	1,725,000 Shares	1,983,750 Shares
	(In thousands)
Equity	$17,007	$21,732	$22,661	$23,591	$24,659
Disallowed deferred tax asset	(102)	(102)	(102)	(102)	(102)
Unrealized gain on securities, net	(153)	(153)	(153)	(153)	(153)

Tangible, Core and Tier 1 risk-based capital	16,752	21,477	22,406	23,336	24,404
General Allowance for loan losses	1,022	1,022	1,022	1,022	1,022

Total risk-based capital	$17,774	$22,499	$23,428	$24,358	$25,426

CAPITALIZATION

The following table presents the historical capitalization of SharePlus Federal Bank at March 31, 2010 and the pro forma consolidated capitalization of SP Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	SharePlus Federal Bank Historical at March 31, 2010	SP Bancorp, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		1,275,000 Shares	1,500,000 Shares	1,725,000 Shares	1,983,750 Shares (1)
	(Dollars in thousands)
Deposits (2)	$192,191	$192,191	$192,191	$192,191	$192,191
Borrowings	15,998	15,998	15,998	15,998	15,998

Total deposits and borrowed funds	$208,189	$208,189	$208,189	$208,189	$208,189

Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)	—	13	15	17	20
Additional paid-in capital (4)	—	11,476	13,693	15,910	18,459
Retained earnings (5)	16,854	16,854	16,854	16,854	16,854
Accumulated other comprehensive income	153	153	153	153	153
Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(1,020)	(1,200)	(1,380)	(1,587)
Common stock to be acquired by stock-based benefit plans (7)	—	(510)	(600)	(690)	(794)

Total stockholders’ equity	$17,007	$26,966	$28,915	$30,864	$33,105

Total stockholders’ equity as a percentage of total assets (2)	7.49%	11.37%	12.09%	12.80%	13.61%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of SP Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of SP Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively, with the amount reserved for restricted stock awards reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the stock offering. See “Management of SP Bancorp, Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of SharePlus Federal Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from SP Bancorp, Inc. The loan will be repaid principally from SharePlus Federal Bank’s contributions to the employee stock ownership plan. Since SP Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on SP Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The funds to be used by the plan to purchase the shares will be provided by SP Bancorp, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As SP Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of SharePlus Federal Bank and pro forma data of SP Bancorp, Inc. at and for the three months ended March 31, 2010 and the year ended December 31, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	200,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from SP Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years;

•

Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.5% of the dollar amount of the shares of common stock sold in the stock offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Sandler O’Neill & Partners, L.P., will be $1.0 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 2.55% for the three months ended March 31, 2010 and 2.69% for the year ended December 31, 2009. This represents the five-year United States Treasury Note as of March 31, 2010 and December 31, 2009, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervisions regulations. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.58% for the three months ended March 31, 2010 and 1.67% for the year ended December 31, 2009, based on an effective tax rate of 38.0%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.36 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 23.90% for the shares of common stock, a dividend yield of 0.0%, an expected option life of ten years and a risk-free interest rate of 3.84%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 38.0%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 75% of the net proceeds from the stock offering to SharePlus Federal Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or For the Three Months Ended March 31, 2010 Based Upon the Sale at $10.00 Per Share of
	1,275,000 Shares	1,500,000 Shares	1,725,000 Shares	1,983,750 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$12,750	$15,000	$17,250	$19,838
Less: expenses	(1,261)	(1,292)	(1,323)	(1,359)

Estimated net proceeds	11,489	13,708	15,927	18,479
Less: Common stock purchased by ESOP (2)	(1,020)	(1,200)	(1,380)	(1,587)
Less: Common stock awarded under stock-based benefit plans (3)	(510)	(600)	(690)	(794)

Estimated net cash proceeds	$9,959	$11,908	$13,857	$16,098

For the Three Months Ended March 31, 2010
Consolidated net (loss):
Historical	$(323)	$(323)	$(323)	$(323)
Pro forma income on net proceeds	39	47	55	64
Pro forma ESOP adjustment (2)	(8)	(9)	(11)	(12)
Pro forma stock award adjustment (3)	(16)	(19)	(22)	(25)
Pro forma stock option adjustment (4)	(25)	(30)	(34)	(39)

Pro forma net (loss)	$(333)	$(334)	$(335)	$(335)

Per share net (loss)
Historical	$(0.28)	$(0.23)	$(0.20)	$(0.18)
Pro forma income on net proceeds	0.03	0.03	0.03	0.04
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net (loss) per share (5)	$(0.29)	$(0.24)	$(0.21)	$(0.18)

Offering price as a multiple of pro forma net earnings per share (7)	NM	NM	NM	NM
Number of shares outstanding for pro forma net (loss) per share calculations (5)	1,174,275	1,381,500	1,588,725	1,827,034
At March 31, 2010
Stockholders’ equity:
Historical	$17,007	$17,007	$17,007	$17,007
Estimated net proceeds	11,489	13,708	15,927	18,479
Less: Common stock acquired by ESOP (2)	(1,020)	(1,200)	(1,380)	(1,587)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(510)	(600)	(690)	(794)

Pro forma stockholders’ equity	$26,966	$28,915	$30,864	$33,105

Stockholders’ equity per share:
Historical	$13.34	$11.34	$9.86	$8.57
Estimated net proceeds	9.01	9.14	9.23	9.32
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$21.15	$19.28	$17.89	$16.69

Offering price as percentage of pro forma stockholders’ equity per share	47.28%	51.87%	55.90%	59.92%
Number of shares outstanding for pro forma book value per share calculations	1,275,000	1,500,000	1,725,000	1,983,750

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)

Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from SP Bancorp, Inc. SharePlus Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. SharePlus Federal Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards

Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by SharePlus Federal Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 1,275, 1,500, 1,725 and 1,984 shares were committed to be released during the three months ended March 31, 2010 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by SP Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from SP Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by SP Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year, and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 38.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by SP Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.36 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. Income per share computations assume that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan, equal to 102,000, 120,000, 138,000 and 158,700 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and an equal number of shares (1/20th of the total per year based on a 20-year loan) will be released each year over the term of the loan. Income per share computations assume that 1,275, 1,500, 1,725 and 1,984 shares were committed to be released during the three months ended March 31, 2010 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, resulting in employee stock ownership plan shares that have not been committed to be released during the period of 100,725, 118,500, 136,275 and 156,716 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(6)	The retained earnings of SharePlus Federal Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.
(7)	NM is not meaningful.

	At or For the Year Ended December 31, 2009 Based Upon the Sale at $10.00 Per Share of
	1,275,000 Shares	1,500,000 Shares	1,725,000 Shares	1,983,750 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$12,750	$15,000	$17,250	$19,838
Less: expenses	(1,261)	(1,292)	(1,323)	(1,359)

Estimated net proceeds	11,489	13,708	15,927	18,479
Less: Common stock purchased by ESOP (2)	(1,020)	(1,200)	(1,380)	(1,587)
Less: Common stock awarded under stock-based benefit plans (3)	(510)	(600)	(690)	(794)

Estimated net cash proceeds	$9,959	$11,908	$13,857	$16,098

For the Year Ended December 31, 2009
Consolidated net income:
Historical	$493	$493	$493	$493
Pro forma income on net proceeds	166	199	231	268
Pro forma ESOP adjustment (2)	(32)	(37)	(43)	(49)
Pro forma stock award adjustment (3)	(63)	(74)	(86)	(98)
Pro forma stock option adjustment (4)	(101)	(118)	(136)	(157)

Pro forma net income	$463	$463	$459	$457

Per share net income
Historical	$0.42	$0.36	$0.31	$0.27
Pro forma income on net proceeds	0.14	0.14	0.14	0.15
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.09)	(0.09)	(0.09)	(0.09)

Pro forma net income per share (5)	$0.39	$0.33	$0.28	$0.25

Offering price as a multiple of pro forma net earnings per share	25.64	30.30	35.71	40.00
Number of shares outstanding for pro forma net Income per share calculations (5)	1,178,100	1,386,000	1,593,900	1,832,985
At December 31, 2009
Stockholders’ equity:
Historical	$17,262	$17,262	$17,262	$17,262
Estimated net proceeds	11,489	13,708	15,927	18,479
Less: Common stock acquired by ESOP (2)	(1,020)	(1,200)	(1,380)	(1,587)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(510)	(600)	(690)	(794)

Pro forma stockholders’ equity	$27,221	$29,170	$31,119	$33,360

Stockholders’ equity per share:
Historical	$13.54	$11.51	$10.01	$8.70
Estimated net proceeds	9.01	9.14	9.23	9.32
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$21.35	$19.45	$18.04	$16.82

Offering price as percentage of pro forma stockholders’ equity per share	46.84%	51.41%	55.43%	59.45%
Number of shares outstanding for pro forma book value per share calculations	1,275,000	1,500,000	1,725,000	1,983,750

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)

Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from SP Bancorp, Inc. SharePlus Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. SharePlus Federal Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by SharePlus Federal Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 5,100, 6,000, 6,900 and 7,935 shares were committed to be released during the year ended December 31, 2009 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by SP Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from SP Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by SP Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year, and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 38.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by SP Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.36 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income (loss) per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. Income (loss) per share computations assume that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan, equal to 102,000, 120,000, 138,000 and 158,700 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and an equal number of shares (1/20th of the total per year based on a 20-year loan) will be released each year over the term of the loan. Income (loss) per share computations assume that 5,100, 6,000, 6,900 and 7,935 shares were committed to be released during the year ended December 31, 2009 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, resulting in employee stock ownership plan shares that have not been committed to be released during the year of 96,900, 114,000, 131,100 and 150,765 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(6)	The retained earnings of SharePlus Federal Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at March 31, 2010, December 31, 2009 and 2008, and our results of operations for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009 and 2008. This section should be read in conjunction with the financial statements and notes to the financial statements that appear elsewhere in this prospectus. SP Bancorp, Inc. did not exist at March 31, 2010 and, therefore, the information reflected in this section reflects the financial performance of SharePlus Federal Bank.

Overview

At March 31, 2010, we had total assets of $227.2 million, compared to total assets of $208.1 million at December 31, 2009. During the quarter ended March 31, 2010, we had a net loss of $323,000 resulting primarily from a $1.1 million provision for loan losses taken during the quarter. For the year ended December 31, 2009, we had net income of $493,000.

Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we incur on our deposits and, to a lesser extent, our borrowings. Results of operations are also affected by service charges and other fees, provision for loan losses, commissions, gains (losses) on sales of securities and loans and other income. Our noninterest expense consists primarily of compensation and benefits expense, occupancy expense, data processing expense, ATM expense, professional and outside services fees, FDIC deposit insurance, marketing and income tax expense.

Our results of operations are also significantly affected by general economic and competitive conditions (such as changes in energy prices which have an impact on our Texas market area), as well as changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially affect our financial condition and results of operations.

Prior to our conversion to a federal savings bank in October 2004, we operated as a federally chartered credit union, concentrating our lending efforts on originating consumer loans, including automobile loans, which totaled $35.9 million, or 26.4% of our total loan portfolio, at December 31, 2005. Since our conversion to a federal savings bank, we have changed the relative composition of our loan portfolio by de-emphasizing the origination of automobile loans, which totaled $8.9 million, or 5.3% of total loans, at March 31, 2010, and by emphasizing the origination of one- to four-family residential mortgage loans and commercial real estate loans. Commercial real estate loans totaled $23.4 million, or 13.9% of total loans at March 31, 2010. We had no commercial real estate loans at December 31, 2006. Additionally, at March 31, 2010, one-to four- family residential loans were $123.1 million, or 73.0% of our total loan portfolio compared to $85.1 million, or 62.7% of our total loan portfolio, at December 31, 2005. Over the past several years, we have significantly increased our personnel, systems and administration to support the growth of our residential mortgage and commercial real estate lending activities.

Business Strategy

Our primary objective is to remain an independent, community-oriented financial institution dedicated to providing a full range of financial services to customers in our primary market areas. Due to our credit union history, SharePlus Federal Bank has the benefit of a customer base that has historically been largely drawn from the employees of our former sponsor companies. Additionally, since our conversion to a federal savings bank in 2004, we have increased our deposits and loan portfolio in and around our Texas branch office network through a more traditional community bank growth pattern. Our intention is to continue to provide the highest quality service and financial products to our customers and to continue to increase our commercial and residential real estate lending around our Texas branch network. Our strategy for accomplishing these goals and improving our profitability is as follows:

Continuing to diversify our loan portfolio by emphasizing the origination of one- to four-family residential loans and commercial real estate and commercial loans. Our strategy for increasing net income includes increasing our loan originations and diversifying our loan portfolio. We intend to continue to emphasize the origination of one- to four-family residential mortgage loans and commercial real estate loans, which increased to 73.0% and 13.9%, respectively, of our total loans at March 31, 2010, from 68.2% and 0%, respectively, of our total loans at December 31, 2006.

In addition, we intend to increase our commercial loan portfolio. By contrast, consumer loans decreased to 7.3% of our total loans at March 31, 2010, compared to 25.7% of our total loans at December 31, 2006. While the total dollar amount of our consumer loans is expected to remain stable in the near term, it is expected that consumer loans will continue to decline as a percentage of our total loan portfolio. We anticipate that our commercial real estate loan portfolio will continue to increase both in absolute value as well as a percentage of our total loan portfolio. Commercial real estate loans generally are originated with higher interest rates compared to one- to four-family residential mortgage loans and, therefore, have a positive effect on our interest rate spread and net interest income. In addition, the majority of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk.

Continuing conservative underwriting guidelines and aggressively monitoring our loan portfolio to maintain asset quality. We introduce loan products only when we are confident that our staff has the necessary expertise to originate and administer such loans, and that sound underwriting and collection procedures are in place. Our goal is to continue to improve our asset quality through conservative underwriting standards and the diligence of our loan collection personnel. In addition, a significant percentage of our one- to four-family residential mortgage loans and consumer loans historically have been made to employees of our former sponsor companies who, we believe, generally are good credit risks because of their employment status. At March 31, 2010, our ratio of non-performing loans to total loans was 3.71%. At March 31, 2010, our ratio of allowance for loan losses to non-performing loans was 31.9% and our ratio of allowance for loan losses to total loans was 1.18%.

Emphasizing lower cost core deposits to reduce the funding costs of our loan originations. We offer interest-bearing and noninterest-bearing demand accounts, money market accounts and savings accounts (collectively referred to as core deposits), which generally are lower-cost sources of funds than certificates of deposit, and are less sensitive to withdrawal when interest rates fluctuate. At March 31, 2010, 67.4% of our total deposits consisted of these lower cost core deposits. We believe the convenient locations of our branch network, and especially our branches located within the facilities of our former sponsor companies, provides us with a competitive advantage in accessing low-cost core deposits from our existing customers that use these branches. We intend to continue emphasizing our core deposits as a source of funds. With respect to our commercial real estate customers, we generally require that commercial banking borrowers open checking accounts with us at the time they establish a borrowing relationship with us.

Managing interest rate risk. Successfully managing interest rate risk is an integral part of our business strategy. Management and the board of directors evaluate the interest rate risk inherent in our assets and liabilities, and determine the level of risk that is appropriate and consistent with our capital levels, liquidity and performance objectives. In particular, during the current low interest rate environment, we have sought to minimize the risk of originating long-term, fixed rate loans by selling such loans in the secondary market, and in particular selling substantially all of our qualifying one- to four- family fixed-rate residential mortgage loans with terms of 15 years or greater. In addition, a portion of our loan portfolio consists of commercial real estate loans and consumer loans which generally have shorter terms and provide higher yields than one- to four- family residential mortgage loans. We also monitor the mix of our deposits, a majority of which have been lower cost core deposits. Our strategy is to continue managing interest rate risk in response to changes in the local and national economy and to increase our assets as we deploy the proceeds from the offering.

Increasing our sources of noninterest income. We have sought to increase our fee income by increasing the number of our business deposit accounts as we grow our commercial loan portfolio. We also receive fees from the sale of fixed-rate mortgage loans. We offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third-party brokerage arrangement.

Implementing a controlled growth strategy and reducing our non-interest expense. We believe our infrastructure, personnel and fixed operating base can support a substantially larger institution, and we intend to implement such growth without significant increases in our non-interest expense with respect to the utilization of these branches and systems. Although we expect our non-interest expense to increase as a result of becoming a public company, management’s current operational strategies to reduce non-interest expense include using technology to limit facility and personnel costs, including enhanced ATM and website functionality, and implementing remote deposit capture at our commercial customers’ locations. In addition, we have incurred significant compliance expenses since our 2004 charter conversion, which we expect will decrease significantly as we manage more of these programs internally. Following the completion of the offering, we intend to use our capital to grow organically and to pursue future acquisitions of commercial banks, savings institutions, and other financial services companies, including branch offices of such companies, although we have no current arrangements or agreements with respect to any such acquisitions.

The successful implementation of these strategies will allow us to offer our clients a broad range of financial products and services. Our goal is to have full relationship banking with our clients.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, purchasing shares of common stock by our employee stock ownership plan, and adopting one or more stock-based benefit plans, if approved by SP Bancorp, Inc.’s stockholders.

Assuming that the adjusted maximum number of shares are sold in the offering:

•

our employee stock ownership plan would acquire 158,700 shares of common stock with a $1.6 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $79,000 (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based benefit plan would reserve a number of shares equal to 10% of the total shares issued in the offering, or 198,375 shares, for the grant of options to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is zero; the risk free interest rate is 3.84%; and the volatility rate on the common stock is 23.90%, the estimated grant-date fair value of the stock options utilizing a Black-Scholes option pricing model is $4.36 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $173,000; and

•

our stock-based benefit plan would reserve a number of shares equal to 4% of the shares issued in the offering, or 79,350 shares, for awards to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plan would be approximately $159,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of the stock-based benefit plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of the stock options would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

Allowance for Loan Losses. We believe that the allowance for loan losses and related provision for loan losses are particularly susceptible to change in the near term, due to changes in credit quality which are evidenced by trends in charge-offs and in the volume and severity of past due loans. In addition, our loan mix is changing as we continue to increase our commercial real estate lending. Commercial real estate loans generally have greater credit risk than one- to four-family residential mortgage and consumer loans due to these loans being larger in amount and non-homogenous.

The allowance for loan losses is maintained at a level to cover probable credit losses inherent in the loan portfolio at the balance sheet date. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses as a charge to earnings to maintain the allowance for loan losses at an appropriate level. The estimate of our credit losses is applied to two general categories of loans:

•	loans that we evaluate individually for impairment under ASC 310-10, “Receivables;” and

•	groups of loans with similar risk characteristics that we evaluate collectively for impairment under ASC 450-20, “Loss Contingencies.”

The allowance for loan losses is evaluated on a regular basis by management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The factors used to evaluate the collectability of the loan portfolio include, but are not limited to, current economic conditions, our historical loss experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results. See also “Business of SharePlus Federal Bank—Allowance for Loan Losses.”

Comparison of Financial Condition at March 31, 2010 and December 31, 2009

Total assets increased $19.1 million, or 9.2%, to $227.2 million at March 31, 2010 from $208.1 million at December 31, 2009. The increase was primarily the result of an increase in total cash and cash equivalents, which was partially offset by a decrease in loans, net.

Total cash and cash equivalents increased $23.8 million to $35.5 million at March 31, 2010 from $11.7 million at December 31, 2009. The increase in total cash and cash equivalents was primarily the result of seasonal and temporary deposit inflows from existing customers. Historically, we have experienced deposit outflows of these funds by the end of the June 30 quarter of each year.

Net loans and loans held for sale decreased $4.3 million, or 2.5%, to $167.2 million at March 31, 2010 from $171.5 million at December 31, 2009 as our one- to four-family residential mortgage loans decreased $2.3 million to $123.1 million at March 31, 2010 from $125.4 million at December 31, 2009, primarily due to repayments, refinances and sales. Additionally consumer loans and commercial loans decreased slightly during the quarter while all other loan categories remained relatively unchanged. Loans held for sale increased $525,000, or 56.3%, to $1.5 million at March 31, 2010 from $932,000 at December 31, 2009.

Securities classified as available for sale decreased slightly to $13.3 million at March 31, 2010 from $13.5 million at December 31, 2009. At March 31, 2010, securities classified as available for sale consisted of government-sponsored mortgage-backed securities, government-sponsored collateralized mortgage obligations, municipal obligations and agency securities.

Deposits increased $19.6 million, or 11.4%, to $192.2 million at March 31, 2010 from $172.6 million at December 31, 2009. Certificates of deposit increased $1.8 million, or 3.1%, to $60.1 million at March 31, 2010 from $58.3 million at December 31, 2009. Our core deposits (consisting of interest-bearing and noninterest-bearing demand deposits, money market accounts and savings accounts) increased $17.8 million, or 15.6%, to $132.1 million at March 31, 2010 from $114.3 million at December 31, 2009. The increase in our deposits resulted primarily from seasonal inflows of deposits from employees of former sponsor companies that traditionally have occurred during the first calendar quarter. Historically we have experienced a significant outflow of these seasonal funds during the second calendar quarter. Since the vast majority of these deposits initially reside in low-rate transaction accounts while customers determine a final disposition of the funds, the fair value of the Bank’s deposits at March 31, 2010 was estimated to be approximately $3.1 million below the carrying value, temporarily creating an unrecognized gain on the Bank’s balance sheet when disclosing the fair value of those financial instruments. However, due to its short term nature, this unrealized gain is not expected to have a material effect on the financial condition and results of operations of the Bank.

Federal Home Loan Bank advances remained unchanged at $16.0 million at March 31, 2010. We have used a portion of such advances to “match fund” certain fixed-rate residential and commercial real estate loans in order to reduce our interest rate risk.

Total equity decreased $255,000, or 1.5%, to $17.0 million at March 31, 2010 from $17.3 million at December 31, 2009. The decrease resulted primarily from a net loss of $(323,000) during the quarter ended March 31, 2010.

Comparison of Financial Condition at December 31, 2009 and 2008

Total assets increased $17.1 million, or 9.0%, to $208.1 million at December 31, 2009 from $191.0 million at December 31, 2008. The increase was primarily the result of an increase in total cash and cash equivalents, securities available for sale and loans, net, partially offset by slight decreases in premises and equipment, deferred tax assets and other assets.

Total cash and cash equivalents increased $6.0 million, or 105.3%, to $11.7 million at December 31, 2009 from $5.7 million at December 31, 2008. The increase in total cash and cash equivalents reflected normal year-end cash management, as well as management’s decision to increase our liquidity during the low interest rate environment in 2009.

Net loans including loans held for sale increased $6.6 million, or 4.0%, to $171.5 million at December 31, 2009 from $164.9 million at December 31, 2008, reflecting continued strong demand in our primary market area in the relatively low interest rate environment. During the year ended December 31, 2009, we focused our loan growth on residential and commercial real estate loans while continuing to reduce our consumer loan portfolio, which consisted primarily of automobile loans. One- to four-family residential mortgage loans increased $8.6 million, or 7.4%, to $125.4 million at December 31, 2009. Commercial real estate loans increased $5.1 million, or 29.2%, to $22.6 million at December 31, 2009. The increases in residential and commercial real estate loans reflected stable demand for these products due, in part, to reduced competition from some of our competitors who exited these markets during the year, as well as relatively stable economic conditions in our primary market area, competitive pricing, attractive products and services, established relationships, and successful business development efforts, including the hiring of an experienced commercial real estate lending officer in August 2009. Home equity loans remained relatively unchanged at $9.0 million at December 31, 2009 from $9.1 million at December 31, 2008. Consumer loans decreased $6.7 million, or 33.2%, to $13.5 million at December 31, 2009 from $20.2 million at December 31, 2008.

Securities classified as available for sale increased $5.5 million, or 68.8%, to $13.5 million at December 31, 2009 from $8.0 million at December 31, 2008, as management deployed funds from increased deposits to purchase these securities. At December 31, 2009, securities classified as available for sale consisted of government-sponsored mortgage-backed securities, government-sponsored collateralized mortgage obligations, municipal obligations and agency securities.

Deposits increased $31.1 million, or 22.0%, to $172.6 million at December 31, 2009 from $141.5 million at December 31, 2008. Certificates of deposit increased $16.0 million, or 37.8%, to $58.3 million at December 31, 2009 from $42.3 million at December 31, 2008, as customers moved their funds to insured bank products from other investment options, such as the stock market, during a turbulent investment environment. Our core deposits increased $15.1 million, or 15.2%, to $114.3 million at December 31, 2009 from $99.2 million at December 31, 2008. The increases resulted primarily from increased marketing and promotional activity in an effort to attract new customers and retain existing funds, and from increased deposits from commercial borrowers who opened deposit accounts with us in connection with new loan originations.

FHLB advances decreased $14.5 million, or 47.5%, to $16.0 million at December 31, 2009 from $30.5 million at December 31, 2008. The decrease reflected the pricing advantage of utilizing deposits to fund our loan growth in the continued low market interest rate environment. We use a portion of such advances to “match fund” certain fixed-rate residential and commercial real estate loans in order to reduce our interest rate risk. Other liabilities increased $143,000, or 6.8%, to $2.2 million at December 31, 2009 from $2.1 million at December 31, 2008, reflecting routine fluctuations.

Total equity increased $488,000, or 2.9%, to $17.3 million at December 31, 2009 from $16.8 million at December 31, 2008. The increase resulted primarily from net income of $493,000 during the year ended December 31, 2009, offset in part by a slight decrease in accumulated other comprehensive income of $5,000 to $85,000 at December 31, 2009 from $90,000 at December 31, 2008.

Comparison of Operating Results for the Three Months Ended March 31, 2010 and 2009

General. We recorded a net loss of $(323,000) for the quarter ended March 31, 2010 compared to net income of $134,000 for the quarter ended March 31, 2009. Although net interest income increased $164,000 to $2.0 million for the quarter ended March 31, 2010 from $1.9 million for the quarter ended March 31, 2009, our provision for loan losses increased $944,000 during the 2010 quarter, which resulted in the net loss for the quarter.

Interest Income. Interest income decreased $37,000, or 1.4%, to $2.6 million for the quarter ended March 31, 2010 from $2.6 million for the quarter ended March 31, 2009, as the increase in the average balance of interest-earning assets was more than offset by a decrease in the average yield on such assets. The average balance of total interest-earning assets increased $33.1 million, or 17.7%, to $220.5 million for the quarter ended March 31, 2010 from $187.4 million for the quarter ended March 31, 2009. The biggest component increase was in total other interest-earning assets, comprised primarily of cash and cash equivalents, which increased $25.0 million, or 233.6%, to $35.7 million for the 2010 quarter from $10.7 million for the 2009 quarter. The increase in total interest-earning assets was offset by a 91 basis points decrease in the average yield on interest-earning assets to 4.68% for the 2010 quarter from 5.59% for the 2009 quarter. The decrease in our average yield on interest-earning assets was due primarily to the general decline in short-term market interest rates as well as the higher balances of low-yielding cash and cash equivalents.

Interest income and fees on loans decreased $75,000, or 3.0%, to $2.4 million for the quarter ended March 31, 2010 from $2.5 million for the quarter ended March 31, 2009, as the increase in the average balance of loans was more than offset by a decrease in the average yield on our loans. The average balance of loans increased $2.6 million, or 1.6%, to $170.0 million for the quarter ended March 31, 2010 from $167.4 million for the quarter ended March 31, 2009. However, the average yield on our loan portfolio decreased 27 basis points to 5.69% for the quarter ended March 31, 2010 from 5.96% for the quarter ended March 31, 2009, reflecting the lower market interest rate environment.

Interest income on investment securities, other interest earning assets and FHLB of Dallas stock increased $38,000, or 30.6%, to $162,000 for the quarter ended March 31, 2010 from $124,000 for the quarter ended March 31, 2009. The increase resulted primarily from an increase in the average balance of our taxable and nontaxable investment securities, which increased $5.6 million, or 72.7%, to $13.3 million for the quarter ended March 31, 2010 from $7.7 million for the 2009 quarter, as management increased these liquid investments during the low interest rate environment to fund future loan growth, and implemented a leveraging strategy during the 2010 quarter of placing FHLB advances into low-yielding overnight funds, resulting in lower average yields but increased net interest income during the quarter. The average yield on our securities portfolio (excluding nontaxable investment securities) decreased by 171 basis points, to 3.43% for the quarter ended March 31, 2010 from 5.14% for the quarter ended March 31, 2009 resulting from lower market rates. Additionally, interest income on total other interest earning assets increased $19,000, or 76.0%, to $44,000 for the quarter ended March 31, 2010 from $25,000 for the quarter ended March 31, 2009 as the average balance of these assets increased $25.0 million, or 233.6% to $35.7 million for the 2010 quarter from $10.7 million for the 2009 quarter.

Interest Expense. Interest expense decreased $201,000, or 26.2%, to $567,000 for the quarter ended March 31, 2010 from $768,000 for the quarter ended March 31, 2009, as the decrease in the average cost of deposits more than offset the increase in the average balance of deposits. The decrease resulted primarily from a decrease in interest expense on deposits of $127,000 and a decrease in interest expense on Federal Home Loan Bank advances of $74,000. The average rate we paid on deposits decreased 52 basis points to 1.04% for the quarter ended March 31, 2010 from 1.56% for the quarter ended March 31, 2009, as we were able to reprice our deposits downward in the declining market interest rate environment. The average balance of interest-bearing deposits increased $26.2 million, or 17.8%, to $173.5 million for the quarter ended March 31, 2010 from $147.3 million for the quarter ended March 31, 2009. The increase in the average balance of our deposits resulted from increases in the average balance of our certificates of deposit, as well as in our core deposits, consisting of demand deposit accounts, money market accounts and savings accounts, reflecting our successful marketing efforts and increased core deposit balances from commercial loan customers.

The average balance of our certificates of deposit increased by $8.5 million, or 17.2%, to $58.0 million for the quarter ended March 31, 2010 from $49.5 million for the quarter ended March 31, 2009 due to our marketing efforts as well as seasonal deposit inflows. However, the interest expense on our certificates of deposit declined from $395,000 to $318,000, due to the significant decrease of 100 basis points in the cost of these deposits to 2.19% for the March 2010 quarter from 3.19% for the March 2009 quarter, reflecting lower market interest rates. Interest-bearing demand deposit accounts increased $6.9 million, or 15.8%, to $50.7 million for the quarter ended March 31, 2010 from $43.8 million for the quarter ended March 31, 2009, as our customers increased their liquidity and we increased our cross-marketing efforts with our commercial customers.

Interest expense on our core deposits decreased $50,000 to $131,000 for the quarter ended March 31, 2010 from $181,000 for the quarter ended March 31, 2009, reflecting lower market interest rates. Additionally, more customers moved funds into higher-yielding certificates of deposit.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, decreased by $74,000, or 38.5%, to $118,000 for the quarter ended March 31, 2010 from $192,000 for the quarter ended March 31, 2009, reflecting the lower rate environment.

Net Interest Income. Net interest income increased by $164,000, or 8.9%, to $2.0 million for the quarter ended March 31, 2010 from $1.9 million for the quarter ended March 31, 2009, as our net interest-earning assets increased to $15.3 million from $12.3 million. Partially offsetting the increase in net interest-earning assets was a 26 basis point decrease in our net interest rate spread to 3.58% from 3.84%, and a 30 basis point decrease in our net interest margin to 3.65% from 3.95%. The decreases in our net interest rate spread and net interest margin reflected our decision to reduce our exposure to fixed-rate loans during the low-interest rate environment and to increase our liquidity through increased cash and cash equivalents, as well as higher non-performing loans for which we accrue no interest, which increased to $4.6 million at March 31, 2010 from $423,000 at March 31, 2009.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $1.1 million for the quarter ended March 31, 2010 and a provision for loan losses of $136,000 for the quarter ended March 31, 2009. The primary reason for the increase in the provision for loan losses was an increase in our non-performing loans. At March 31, 2010, non-performing loans including troubled debt restructurings not included in non-accrual loans, totaled $6.3 million, or 3.7% of total loans, as compared to $1.3 million, or 0.77% of total loans, at March 31, 2009. The increase in non-performing loans including troubled debt restructurings not included in non-accrual loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to one- to four-family residential mortgage loans. The allowance for loan losses to total loans receivable increased to 1.18% at March 31, 2010 as compared to 0.32% at March 31, 2009. There was no change in our underwriting standards or methodology between the 2010 and 2009 periods. However, as a result of the general economic environment as well as a $604,000 loss that we incurred on a commercial real estate loan, management determined to increase the Bank’s gross allocation multipliers as well as its commercial loan experience ratios, which resulted in the increased provision during the 2010 period.

The allowance for loan losses as a percentage of non-performing loans decreased to 31.9% at March 31, 2010 from 41.3% at March 31, 2009. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at March 31, 2010 and 2009.

At March 31, 2010, we had $3.3 million in loans underwritten with limited documentation. One loan with a balance of $26,000 was past due with a specific allowance of $13,000. This loan was subsequently charged off in June 2010.

Noninterest Income. Noninterest income decreased by $16,000, or 3.0%, to $525,000 for the quarter ended March 31, 2010 from $541,000 for the quarter ended March 31, 2009. The decrease was due to lower service charges and gains on sales of mortgage loans, offset by a $16,000 increase in other income.

Noninterest Expense. Noninterest expense decreased $45,000, or 2.2%, to $2.0 million for the quarter ended March 31, 2010 from $2.0 million for the quarter ended March 31, 2009. The decrease was primarily attributable to a $184,000 decrease in compensation and benefits expense as we reversed a bonus accrual during the 2010 quarter, and a $23,000 decrease in occupancy costs, partially offset by a $31,000 increase in FDIC insurance assessments.

Income Tax Expense (Benefit). We recorded a $(212,000) income tax benefit for the quarter ended March 31, 2010 compared to an $82,000 income tax expense for the 2009 quarter, reflecting the loss of $(535,000) before income tax benefit during the 2010 quarter versus income before income tax expense of $216,000 for the quarter ended March 31, 2009. Our effective tax benefit rate was (39.6)% for the quarter ended March 31, 2010 compared to 38.0% for the quarter ended March 31, 2009.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

General. Net income increased to $493,000 for the year ended December 31, 2009 from $28,000 for the year ended December 31, 2008. The increase in net income reflected a $1.3 million increase in net interest income, partially offset by a $300,000 increase in total noninterest expense, an increase in provision for loan losses of $296,000 and an increase of $251,000 of income tax expense.

Interest Income. Interest income increased $1.0 million, or 10.4%, to $10.6 million for the year ended December 31, 2009 from $9.6 million for the year ended December 31, 2008. The increase resulted from a $33.7 million, or 20.1%, increase in the average balance of interest-earning assets, to

$201.2 million for the year ended December 31, 2009 from $167.5 million for the year ended December 31, 2008. During the year ended December 31, 2009, we increased the average balance of our loans and other interest-earning assets and municipal investment securities. These increases were offset in part by a 44 basis points decrease in the average yield on interest-earning assets to 5.27% for the year ended December 31, 2009 from 5.71% for the year ended December 31, 2008, due primarily to the decline in short-term market interest rates, including the re-pricing of adjustable-rate mortgage loans.

Interest income on loans increased $1.3 million, or 14.9%, to $10.0 million for the year ended December 31, 2009 from $8.7 million for the year ended December 31, 2008. The average balance of loans increased $22.1 million, or 15.1%, to $168.0 million for the year ended December 31, 2009 from $145.9 million for the year ended December 31, 2008, reflecting stable demand in our primary market area, competitive pricing, attractive products and services, established relationships and successful business development efforts, including the hiring in August 2009 of an experienced commercial real estate lending officer. During this period, we continued to change the composition of our loan portfolio to include a higher percentage of loans secured by real estate and a lower percentage of consumer loans. The average yield on our loan portfolio remained relatively unchanged at 5.95% for the year ended December 31, 2009 from 5.97% for the year ended December 31, 2008.

Interest income on investment securities, other interest-earning assets and FHLB of Dallas stock decreased $256,000, or 30.0%, to $596,000 for the year ended December 31, 2009 from $852,000 for the year ended December 31, 2008. The decrease resulted primarily from a decrease in the average balance of our taxable investment securities, which decreased $1.9 million, or 14.6%, to $11.1 million for the year ended December 31, 2009 from $13.0 million for the year ended December 31, 2008, and a decrease in the average yield on our securities portfolio (excluding nontaxable investment securities) of 105 basis points to 3.85% for the year ended December 31, 2009 from 4.90% for the year ended December 31, 2008, reflecting lower market interest rates. Additionally, the average balance of our total other interest-earning assets increased $12.4 million, or 169.9%, to $19.7 million for 2009 from $7.3 million for 2008, although these assets were primarily invested in overnight funds with low rates of interest.

Interest Expense. Interest expense decreased $313,000, or 10.2%, to $2.8 million for the year ended December 31, 2009 from $3.1 million for the year ended December 31, 2008. The decrease resulted primarily from a $393,000 decrease in interest expense on deposits. The average balance of interest-bearing deposits increased $20.6 million, or 14.5%, to $162.8 million for the year ended December 31, 2009 from $142.2 million for the year ended December 31, 2008. This increase was more than offset by the 47 basis points decrease on the average rate we paid on deposits to 1.34% for the year ended December 31, 2009 from 1.81% for the year ended December 31, 2008, as we were able to reprice our deposits in the declining market interest rate environment and increase low-cost core deposits from commercial customers through our marketing efforts. Partially offsetting the decrease in interest expense on deposits was an increase in interest expense on borrowed funds of $80,000.

The average balance of our certificates of deposit increased significantly by $16.0 million, or 39.1%, to $56.9 million for the year ended December 31, 2009 from $40.9 million for the year ended December 31, 2008. However, the interest expense on our certificates of deposit remained constant at $1.6 million for the years ended December 31, 2009 and 2008, due to the 106 basis points decrease in the cost of these deposits to 2.78% for 2009 from 3.84% for 2008, reflecting lower market interest rates. Additionally, interest-bearing demand deposits increased $3.6 million, or 8.5%, to $45.9 million for the year ended December 31, 2009 from $42.3 million for the prior year.

Interest expense on our core deposits (consisting of savings deposit accounts, money market accounts and demand deposit accounts) decreased $404,000 to $602,000 for the year ended December 31,

2009 from $1.0 million for the prior year as we were able to reduce the rates we paid on these accounts in response to interest rate cuts by the Federal Reserve Board.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, increased by $80,000, or 16.4%, to $567,000 for the year ended December 31, 2009 from $487,000 for the prior year, as we increased our borrowings reflecting management’s leveraging strategy to increase borrowings and invest these funds in overnight funds to generate additional net interest income.

Net Interest Income. Net interest income increased by $1.3 million, or 20.0%, to $7.8 million for the year ended December 31, 2009 from $6.5 million for the prior year, as our net interest-earning assets increased to $14.1 million from $11.5 million. In addition, our net interest rate spread increased 5 basis points to 3.80% for the year ended December 31, 2009 from 3.75% for the year ended December 31, 2008, and our net interest margin increased 2 basis points to 3.90% for the year ended December 31, 2009 from 3.88% for the year ended December 31, 2008.

Provision for Loan Losses. We recorded a provision for loan losses of $687,000 for the year ended December 31, 2009 and a provision for loan losses of $391,000 for the year ended December 31, 2008. The primary reasons for the increase in the provision for loan losses were an increase in our net loans of $6.5 million and an increase in non-performing loans as well as the general economic conditions in our market area. At December 31, 2009, non-performing loans including troubled debt restructurings not included in non-accrual loans totaled $3.4 million, or 1.99% of total loans, as compared to $1.5 million, or 0.89% of total loans, at December 31, 2008. The increase in non-performing loans including troubled debt restructurings not included in non-accrual loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to one- to four-family residential mortgage loans. The allowance for loans losses to total loans receivable increased to 0.55% at December 31, 2009 as compared to 0.29% at December 31, 2008.

The allowance for loan losses as a percentage of non-performing loans decreased to 27.4% at December 31, 2009 from 32.7% at December 31, 2008. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2009 and 2008.

Noninterest Income. Noninterest income decreased slightly by $29,000, or 1.2%, to $2.3 million for the year ended December 31, 2009 from $2.4 million for the year ended December 31, 2008. The decrease was due to a $164,000 decrease in service charges to $1.3 million for 2009 from $1.5 million for 2008, a $41,000 decrease in gain on sale of investment securities to $34,000 for 2009 from $75,000 for 2008 and a $62,000 decrease in other income to $520,000 for 2009 from $582,000 for 2008. These decreases were partially offset by an increase of $238,000 in gains on sales of mortgage loans to $464,000 for 2009 from $226,000 for 2008 due to the sale of $30.0 million in mortgage loans during 2009.

Noninterest Expense. Noninterest expense increased $300,000, or 3.6%, to $8.7 million for the year ended December 31, 2009 from $8.3 million for the year ended December 31, 2008. This increase was primarily attributable to a $171,000 increase in FDIC insurance assessments, a $61,000 increase in other expense, a $137,000 increase in professional and outside services expense, including outside operations and compliance consultant expense, and a $30,000 increase in data processing expense, partially offset by a $51,000 decrease in publicity, promotion, stationary and supplies and a $33,000 decrease in occupancy costs.

Income Tax Expense. Income tax expense was $362,000 for the year ended December 31, 2009 compared to $111,000 for 2008, reflecting our higher income before income tax expense for 2009 versus 2008. Our effective tax rate was 42.3% for the year ended December 31, 2009 compared to 79.9% for the year ended December 31, 2008.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. Tax-equivalent yield adjustments have not been made for tax-exempt securities. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At March 31, 2010	For the Three Months Ended March 31,
		2010			2009
	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	5.80%	$170,010	$2,420	5.69%	$167,408	$2,495	5.96%
Taxable investment securities	3.24	11,883	102	3.43	7,238	93	5.14
Nontaxable investment securities	3.84	1,369	13	3.80	481	5	4.16
Total other interest earning assets	0.66	35,664	44	0.49	10,706	25	0.93
FHLB of Dallas stock	1.63	1,596	3	0.75	1,520	1	0.26

Total interest-earning assets	4.78	220,522	2,582	4.68	187,353	2,619	5.59
Noninterest-earning assets		9,224			9,788

Total assets		$229,746			$197,141

Interest-bearing liabilities:
Savings deposits	0.25	$32,281	$20	0.25	$29,675	$19	0.26
Money market	0.81	32,404	73	0.90	24,256	102	1.68
Demand deposit accounts	0.28	50,737	38	0.30	43,846	60	0.55
Certificates of deposit	2.16	58,032	318	2.19	49,500	395	3.19

Total deposits	0.98	173,454	449	1.04	147,277	576	1.56
Borrowings	2.97	31,769	118	1.49	27,823	192	2.76

Total interest-bearing liabilities	1.14	205,223	567	1.11	175,100	768	1.75
Noninterest-bearing liabilities		7,205			5,206

Total liabilities		212,428			180,306
Equity		17,318			16,835

Total liabilities and equity		$229,746			$197,141

Net interest income			$2,015			$1,851

Net interest rate spread (2)	3.64%			3.58%			3.84%
Net interest-earning assets (3)		$15,299			$12,253

Net interest margin (4)				3.65%			3.95%
Average interest-earning assets to interest-bearing liabilities	107.00%			107.45%			107.00%

(footnotes on following page)

	For the Years Ended December 31,
	2009			2008			2007
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$167,995	$10,003	5.95%	$145,948	$8,719	5.97%	$136,679	$7,951	5.82%
Taxable investment securities	11,053	425	3.85	12,971	635	4.90	16,539	800	4.84
Nontaxable investment securities	1,024	40	3.91	485	19	3.92	147	6	4.08
Total other interest-earning assets	19,735	128	0.65	7,264	177	2.44	10,062	409	4.06
FHLB of Dallas stock	1,346	3	0.22	833	21	2.52	718	41	5.71

Total interest-earning assets	201,153	10,599	5.27	167,501	9,571	5.71	164,145	9,207	5.61
Noninterest-earning assets	9,422			9,836			9,062

Total assets	$210,575			$177,337			$173,207

Interest-bearing liabilities:
Savings deposits	$32,140	$82	0.26	$31,658	$89	0.28	$32,891	$118	0.36
Money market	27,788	345	1.24	27,290	662	2.43	28,378	1,070	3.77
Demand deposit accounts	45,944	175	0.38	42,345	255	0.60	42,624	345	0.81
Certificates of deposit	56,906	1,582	2.78	40,934	1,571	3.84	38,741	1,782	4.60

Total deposits	162,778	2,184	1.34	142,227	2,577	1.81	142,634	3,315	2.32
Borrowings	24,279	567	2.34	13,791	487	3.53	9,564	455	4.76

Total interest-bearing liabilities	187,057	2,751	1.47	156,018	3,064	1.96	152,198	3,770	2.48
Noninterest-bearing liabilities	6,528			4,683			3,334

Total liabilities	193,585			160,701			155,532
Equity	16,990			16,636			17,675

Total liabilities and equity	$210,575			$177,337			$173,207

Net interest income		$7,848			$6,507			$5,437

Net interest rate spread (2)			3.80%			3.75%			3.13%
Net interest-earning assets (3)	$14,096			$11,483			$11,947

Net interest margin (4)			3.90%			3.88%			3.31%
Average of interest-earning assets to interest-bearing liabilities			107.54%			107.36%			107.85%

(1)	Yields and rates for the three months ended March 31, 2010 and 2009 are annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated to the changes due to rate and the changes due to volume in proportion to the relationship of the absolute dollar amounts of change in each.

	Three Months Ended March 31, 2010 vs. 2009			Years Ended December 31, 2009 vs. 2008			Years Ended December 31, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$39	$(114)	$(75)	$1,313	$(29)	$1,284	$557	$211	$768
Taxable investment securities	47	(38)	9	(86)	(124)	(210)	(175)	10	(165)
Nontaxable investment securities	8	—	8	21	—	21	13	—	13
Other interest earning assets	35	(16)	19	148	(197)	(49)	(95)	(137)	(232)
FHLB of Dallas stock	—	2	2	8	(26)	(18)	6	(26)	(20)

Total interest-earning assets	129	(166)	(37)	1,404	(376)	1,028	306	58	364

Interest-bearing liabilities:
Savings deposits	2	(1)	1	1	(8)	(7)	(4)	(25)	(29)
Money market	28	(57)	(29)	12	(329)	(317)	(40)	(368)	(408)
Demand deposit accounts	8	(30)	(22)	20	(100)	(80)	(2)	(88)	(90)
Certificates of deposit	60	(137)	(77)	515	(504)	11	96	(307)	(211)

Total deposits	98	(225)	(127)	548	(941)	(393)	50	(788)	(738)
Borrowings	24	(98)	(74)	283	(203)	80	169	(137)	32
Other liabilities	—	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	122	(323)	(201)	831	(1,144)	(313)	219	(925)	(706)

Change in net interest income	$7	$157	$164	$573	$768	$1,341	$87	$983	$1,070

Management of Market Risk

General. Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee that is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Our interest rate sensitivity is monitored through the use of a net interest income simulation model that generates estimates of the change in our net interest income and net portfolio value over a range of interest rate scenarios. The modeling assumes loan prepayment rates, reinvestment rates and deposit decay rates based on historical experience and current economic conditions.

We have sought to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

(i)	sell long-term, fixed-rate one- to four-family residential mortgage loans (terms of 15 years or more) that we originate;

(ii)	lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies and through longer-term wholesale funding sources such as fixed-rate advances from the Federal Home Loan Bank of Dallas;

(iii)	invest in shorter- to medium-term securities;

(iv)	originate commercial real estate loans, commercial loans and consumer loans, which tend to have shorter terms and higher interest rates than residential mortgage loans, and which generate customer relationships that can result in larger noninterest-bearing demand deposit accounts; and

(v)	maintain adequate levels of capital.

We have not engaged in hedging through the use of derivatives.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. We measure our interest rate risk and potential change in our NPV through the use of the FTN Financial Sendero Asset/Liability Management Analysis system. This simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. FTN Financial provides us the results of the interest rate sensitivity model, which is based on information we provide to FTN Financial to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of March 31, 2010, the calculation of the estimated changes in our net portfolio value that would result from the designated immediate changes in the United States Treasury yield curve.

At March 31, 2010
Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)		Net Interest Income
				NPV Ratio (4)	Increase (Decrease) (basis points)	Estimated Net Interest Income	Increase in Estimated Net Interest Income
		Amount	Percent				Amount	Percent
	(Dollars in thousands)
+300	$17,362	$(4,533)	(20.70)%	8.06%	(150)	$9,353	$160	1.74%
+200	19,246	(2,649)	(12.10)%	8.74%	(82)	9,339	146	1.59%
+100	21,022	(873)	(3.99)%	9.34%	(22)	9,300	107	1.16%
0	21,895	—	—	9.56%	—	9,193	—	—
-100	20,005	(1,890)	(8.63)%	8.70%	(86)	9,440	247	2.69%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. The FTN Financial Sendero Asset/Liability Management Analysis system illustrates the change in the economic value of our assets and liabilities at March 31, 2010 assuming an immediate change in interest rates. The table above indicates that at March 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 12.1% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience an 8.6% decrease in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value and net interest income information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan sales and repayments, advances from the Federal Home Loan Bank of Dallas, and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. For the three months ended March 31, 2010 and the year ended December 31, 2009, our liquidity ratio averaged 20.7% and

18.3%, respectively. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2010.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of: (i) expected loan demand; (ii) expected deposit flows; (iii) yields available on interest-earning deposits and securities; and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are affected by our operating, financing, lending and investing activities during any given period. At March 31, 2010, cash and cash equivalents totaled $35.5 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $13.3 million at March 31, 2010.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Statements of Cash Flows included in our financial statements.

At March 31, 2010, we had $7.7 million in loan commitments outstanding, including $5.2 million in unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2010 totaled $41.0 million, or 21.3% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2011. We believe, however, that based on past experience, a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating loans. During the three months ended March 31, 2010 and the year ended December 31, 2009, we originated $10.9 million and $75.6 million of loans, respectively, and during the year ended December 31, 2008, we originated $70.9 million of loans. We purchased $520,000 and $11.5 million of securities during the three months ended March 31, 2010 and the year ended December 31, 2009, respectively, and we purchased $2.0 million of securities during the year ended December 31, 2008.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We had a net increase in total deposits of $19.6 million for the three months ended March 31, 2010, and a net increase in total deposits of $31.1 million for the year ended December 31, 2009. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Dallas, which provides an additional source of funds. Federal Home Loan Bank advances were $16.0 million at March 31, 2010, unchanged from December 31, 2009. Federal Home Loan Bank advances have been used primarily to fund loan demand and to purchase investment securities. At March 31, 2010, we had the ability to borrow up to $35.4 million from the Federal Home Loan Bank of Dallas.

SharePlus Federal Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2010, SharePlus Federal Bank exceeded all regulatory capital requirements. SharePlus Federal Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 15 — Regulatory Matters of the notes to the financial statements included in this prospectus.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of new loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 10 – Financial Instruments with Off-Balance Sheet Risk of the notes to the financial statements included in this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

On January 1, 2009, recent authoritative accounting guidance under ASC Topic 805, “Business Combinations,” became applicable to SharePlus Federal Bank’s accounting for business combinations closing on or after January 1, 2009. ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC Topic 450, “Contingencies.” Under ASC Topic 805, the requirements of ASC Topic 420, “Exit or Disposal Cost Obligations,” would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead that contingency would be subject to probable and estimable criteria of ASC Topic 450, “Contingencies”.

Recent authoritative accounting guidance under ASC Topic 320, “Investments—Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not that it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. SharePlus Federal Bank adopted the provisions of the recent authoritative accounting guidance under ASC Topic 320 during 2009. Adoption of the recent guidance did not significantly impact our financial statements.

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of ASC Topic 820 became effective for SharePlus Federal Bank on January 1, 2009 for nonfinancial assets and nonfinancial liabilities.

Additional recent authoritative accounting guidance under ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The recent accounting guidance amended prior guidance to expand certain disclosure requirements. SharePlus Federal Bank adopted the recent authoritative accounting guidance under ASC Topic 820 during 2009. Adoption of the recent guidance did not significantly impact our financial statements.

Beginning January 2010, new authoritative guidance under ASC Topic 820 requires entities to disclose transfers in and out of levels 1 and 2, and to expand the reconciliation of level 3 fair value measurements by presenting separately information about purchases, sales, issuances and settlements. The updated guidance also clarifies disclosure requirements on the level of disaggregation (provide fair value measurement disclosures for each class of assets and liabilities) and inputs and valuation techniques (disclose for fair value measurements that fall in either level 2 or level 3). This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements in the reconciliation of level 3 fair value measurements. Those disclosures are effective for periods after December 15, 2010. Adoption of the new effective guidance did not significantly impact our financial statements.

Recent authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The recent authoritative accounting guidance under ASC Topic 855 became effective for SharePlus Federal Bank’s financial statements for periods ending after June 15, 2009 and did not have a significant impact on our financial statements.

New authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-

purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative accounting guidance under ASC Topic 860 became effective January 1, 2010 and did not have a significant impact on our financial statements.

Impact of Inflation and Changing Prices

Our financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF SP BANCORP, INC.

SP Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of SharePlus Federal Bank. We will retain up to 25% of the net proceeds from the offering and initially invest the remaining net proceeds in SharePlus Federal Bank as additional capital of SharePlus Federal Bank. SP Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and we may repurchase shares of our common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, SP Bancorp, Inc., as the holding company of SharePlus Federal Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in SharePlus Federal Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from SharePlus Federal Bank. Initially, SP Bancorp, Inc. will neither own nor lease any property, but will instead pay a fee to SharePlus Federal Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of SharePlus Federal Bank to serve as officers of SP Bancorp, Inc. We will, however, use the support staff of SharePlus Federal Bank from time to time. We will pay a fee to SharePlus Federal Bank for the time devoted to SP Bancorp, Inc. by employees of SharePlus Federal Bank. However, these persons will not be separately compensated by SP Bancorp, Inc. SP Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF SHAREPLUS FEDERAL BANK

General

SharePlus Federal Bank is a federally chartered savings bank headquartered in Plano, Texas. SharePlus Federal Bank was originally chartered in 1958 as a federal credit union serving the employees and family members of Frito-Lay, Inc. Over the years and through a series of mergers, the credit union grew to serve also the employees and family members of YUM! Brands, Inc., A&W Restaurants, Inc., KFC Corporation, Long John Silvers, Inc., Pizza Hut, Inc., Taco Bell Corp., and various PepsiCo divisions, as well as dozens of other companies which provided credit union benefits to their employees.

We converted to a federal savings bank charter on October 1, 2004, at which time we had $142.9 million in total loans, $149.3 million in deposits and $18.4 million in total members’ equity. The objective of the charter conversion was to implement our business strategy of broadening our banking services into residential and commercial real estate and commercial lending, which has allowed us to better serve the needs of our customers and the local communities in which we operate, and to enable us to access the capital markets through a potential stock offering. As of March 31, 2010, SharePlus Federal Bank had total assets of $227.2 million, $167.2 million of loans, net, $192.2 million of deposits and equity capital of $17.0 million.

We provide financial services to individuals, families and businesses through our eight banking offices. Five of our branch offices are located in and around our headquarters in Plano, Texas.

Additionally, two of our branches are located in Louisville, Kentucky and one is located in Irvine, California. Six of our eight offices are located in corporate offices of our former sponsor companies, and, because of their locations within corporate facilities of our former sponsor companies, the substantial majority of their customers are employees of these former sponsor companies. Upon completion of the mutual-to-stock conversion and stock offering, we intend to continue to operate from our eight branch offices.

Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans secured by residential real estate, home equity loans and lines of credit, commercial real estate loans, consumer loans (consisting primarily of automobile loans) and to a lesser extent, commercial loans. At March 31, 2010, $146.4 million, or 86.8% of our total loan portfolio, was comprised of residential and commercial real estate loans. We also offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.

The majority of our residential and commercial real estate loans are originated through our Texas branch network and are collateralized by properties within this market area. Additionally, we are a preferred lender through various employee loan and executive relocation loan programs for certain of our former sponsor companies. Through these programs, we have the opportunity to provide loans on the primary residences of employees and executives who are being relocated by these companies, which has resulted in a portion of our residential real estate loan portfolio being collateralized by properties outside of our Texas market area. Although our participation in these programs can result in our originating a loan in a location that is not within one of our market areas, we underwrite these loans with the same standards as our in-market loans. The relocation programs have historically included price protections to the relocating executive, which we believe provides additional protection to us, although the programs do not provide us any direct insurance or protections on our loan to the executive. At March 31, 2010, we had no classified or non-performing loans that were originated through our participation in an executive relocation program.

Generally, we retain in our portfolio all adjustable-rate loans that we originate, as well as fixed-rate one- to four-family residential mortgage loans with terms of less than 15 years. We currently sell substantially all of the long-term, fixed-rate one- to four-family residential mortgage loans (terms of 15 years or more) that we originate to third-party investors on a servicing-released basis, in order to generate fee income and for interest rate risk management purposes.

We also invest in investment securities, primarily consisting of government sponsored mortgage-backed securities, and to a lesser extent, municipal obligations, agency bonds and collateralized mortgage obligations guaranteed by Fannie Mae and Freddie Mac. At March 31, 2010, our investment securities portfolio, all of which were held as available-for-sale, had an amortized cost of $13.0 million.

We offer a variety of deposit accounts, including noninterest-bearing and interest-bearing demand deposit accounts, savings accounts, money market accounts and certificates of deposit.

SharePlus Federal Bank’s executive offices are located at 5224 W. Plano Parkway, Plano, Texas 75093. Our telephone number at this address is (972) 931-5311. Our website address is www.shareplus.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

Dallas-Fort Worth Metroplex

Our primary market area includes the cities of Plano and Dallas and Collin County and Dallas County and adjacent communities in the Dallas-Fort Worth-Arlington metropolitan statistical area (“MSA”). This region is also known as the “Dallas-Fort Worth Metroplex” or the “DFW Metroplex” and encompasses 12 counties in North Texas: Collin, Dallas, Delta, Denton, Ellis, Hunt, Johnson, Kaufman, Parker, Rockwall, Tarrant, and Wise Counties. The city of Plano is an affluent suburb, north of Dallas and is the ninth largest city in the state.

In 2005, Plano was designated the best place to live in the Western United States by CNN Money magazine. In 2006, Plano was selected as the 11th best place to live in the United States by CNN Money magazine. Plano has been rated as the wealthiest city in the United States by CNN Money. In 2008, Forbes.com selected Plano as one of the three “Top Suburbs To Live Well” of Dallas. The United States Census Bureau declared Plano the wealthiest city of 2008 by comparing the median household income for all U.S. cities whose populations were greater than 250,000.

Plano is the corporate headquarters for some of the country’s largest and most recognized companies with the following companies having their headquarters (or major regional offices) in Plano: Adams Golf, Capital One Auto Finance, Dr Pepper Snapple Group (formerly Cadbury Schweppes Americas Beverages), Cinemark Theatres, HP Enterprise Services, Frito Lay, J.C. Penney, Dell Perot Systems and Rent-A-Center.

The total area of the DFW Metroplex contains 9,103 square miles. Its size makes it larger than the area of Rhode Island and Connecticut combined. The DFW Metroplex produces approximately 32% of the Texas gross state product.

The population of the DFW Metroplex was estimated at 6.4 million in 2009 and is projected to grow by 11.9% over the five-year period from 2009 to 2014. The population expansion in the DFW Metroplex exceeded the national and state population growth rates from 2000 to 2009 and is expected to continue to sustain this trend. The population in Collin County was estimated at approximately 795,437 in 2009 and has experienced significant growth in recent years. The Collin County population increased by 61.8% in the 2000 to 2009 period and is projected to increase by 25.8% in the 2009 to 2014 period. The median age in the DFW Metroplex at 33.4 years was younger than the national median of 36.9 years and comparable to the state median of 33.6 years.

The median household income in the DFW Metroplex was $63,485 in 2009 which exceeded the national and state medians of $54,719 and $52,382, respectively. The median household income in Collin County and the city of Plano was $97,234 and $103,514, respectively. The percentage of households with incomes of greater than $100,000 was 25.4% in the DFW Metroplex and 48.9% in Collin County, compared to 18.8% for the United States and 18.4% for Texas. The concentration of higher household incomes in the DFW Metroplex is attributable partially to its diverse economic base and greater employment in white collar industry sectors.

Like the national economy, the Texas economy has been in a recession, but the Texas economy has been more stable than the nation as a whole. The state’s seasonally adjusted unemployment rate rose from 4.8% in June 2008 to 7.5% in June 2009, while the corresponding U.S. rate increased from 5.6% to 9.5% during the same period. The Dallas-Fort Worth Metroplex unemployment rate rose from 5.1% in June 2008 to 8.2% in June 2009. The state’s unemployment rate remained two percentage points below the national unemployment rate and has trailed the national rate for the past 30 consecutive months.

In addition to the serving the DFW Metroplex, we also serve retail customers (primarily employees of our former sponsor companies) through branches that are located in corporate facilities of our former sponsor companies in Louisville, Kentucky and Irvine, California.

Irvine, California

Irvine is located in Orange County, California which was developed in the 1960s as a planned community.

In 2010, the population of Irvine was estimated at 194,000 and is projected to grow by 7.5% over the next five-year period. From 2000 through the end of 2009, the population expansion in Irvine exceeded the national and state population growth rates. With a median age of 35.2 years, Irvine was younger than the national median of 37.0 years and comparable to the California state median of 34.4 years.

The median household income in Irvine was $96,801 in 2010 and positioned above the national and state medians of $54,442 and $60,992, respectively. The percentage of households with incomes of greater than $100,000 was 48.4% in Irvine, compared to 18.8% for the United States and 25.3% for California.

Irvine is home to several universities including the University of California, Irvine, as well as a number of corporations, particularly in the technology and semiconductor sectors.

Louisville, Kentucky

Louisville is the largest city in the state of Kentucky, and the county seat of Jefferson County, which is situated on the Ohio River in north-central Kentucky.

The population of Louisville was estimated at 250,000 in 2010 and is projected to remain relatively flat over the five-year period from 2010 to 2015. In 2010, the median age in Louisville was 37.8 years, similar to the national median of 37.0 years and the Kentucky state median of 38.2 years.

The median household income in Louisville was $37,929 in 2010 and positioned below the national and state medians of $54,442 and $43,765, respectively. The percentage of households with incomes of greater than $100,000 was 9.7%, compared to 18.8% for the United States and 11.7% for Kentucky.

Louisville is home to the University of Louisville, and many major corporations and organizations.

Competition

We face intense competition in our market area both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices, located in the Dallas-Fort Worth Metroplex and surrounding communities in North Texas. As of June 30, 2009, we ranked 71st in FDIC-insured deposit market share (out of 187 bank and thrift institutions with offices in the Dallas-Fort Worth-Arlington, Texas, MSA) with a 0.09% market share. Such data does not reflect deposits held by credit unions.

Lending Activities

Our principal lending activity is the origination of residential mortgage loans secured by residential real estate, commercial real estate and home equity loans, including lines of credit and home improvement loans, consumer loans (consisting primarily of automobile loans) and to a lesser extent, commercial loans. The following table provides a historical breakdown of our loan portfolio at the end of each of our last five fiscal years and at March 31, 2010.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, including loans held for sale, by type of loan at the dates indicated.

	At March 31, 2010		At December 31,
			2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
One- to four-family residential	$123,075	72.97%	$125,418	72.96%	$116,813	70.87%	$95,852	69.71%	$97,175	68.15%	$85,076	62.65%
Home equity (1)	8,815	5.23	8,996	5.23	9,051	5.49	7,889	5.74	8,706	6.11	6,643	4.89
Commercial real estate	23,358	13.85	22,615	13.16	17,498	10.62	5,551	4.04	—	—	—	—
Consumer loans:
Automobile and other vehicles	8,901	5.28	9,892	5.75	15,525	9.42	22,618	16.45	30,551	21.42	35,858	26.41
Signature (2)	1,891	1.12	2,072	1.21	2,533	1.54	2,559	1.86	3,403	2.39	5,218	3.84
Other (3)	1,509	0.89	1,536	0.89	2,176	1.32	2,181	1.59	2,755	1.93	3,003	2.21
Commercial loans	1,109	0.66	1,369	0.80	1,225	0.74	848	0.61	—	—	—	—

Total loans	$168,658	100.00%	$171,898	100.00%	$164,821	100.00%	$137,498	100.00%	$142,590	100.00%	$135,798	100.00%

Other items:
Premiums on mortgage pools (4)	46		51		76		95		140		—
Deferred loan origination fees, net	479		458		515		550		684		761
Allowance for loan losses	(1,994)		(940)		(480)		(380)		(785)		(531)

Total loans, net	$167,189		$171,467		$164,932		$137,763		$142,629		$136,028

(1)	Includes home equity loans, home equity lines of credit and home improvement loans.
(2)	Signature loans are unsecured.
(3)	Includes loans on recreational vehicles, boats, certificate of deposit and other securities and other secured loans.
(4)	Represents the premium over par value paid for purchased loans. The premium is amortized on a monthly basis as an adjustment to yield.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2009. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four-family residential		Home equity		Commercial real estate		Automobile and other vehicles
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2010	$1,479	5.93%	$20	6.21%	$4,509	6.38%	$718	5.74%
2011	265	6.06%	25	7.52%	1,860	6.00%	2,087	6.53%
2012	—	—%	82	7.58%	3,887	8.05%	2,856	6.98%
2013 to 2014	115	6.54%	529	6.60%	10,239	6.16%	3,800	6.40%
2015 to 2019	6,879	6.32%	1,986	6.78%	2,120	7.95%	407	5.83%
2020 to 2024	10,848	6.72%	2,749	6.97%	—	—%	10	5.99%
2025 and beyond	105,832	5.59%	3,605	4.72%	—	—%	14	7.59%

Total	$125,418	5.73%	$8,996	6.01%	$22,615	6.68%	$9,892	6.53%

	Signature		Other		Commercial loans		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2010	$240	8.22%	$344	4.74%	$1,369	6.58%	$8,679	6.27%
2011	154	11.38%	208	6.49%	—	—%	4,599	6.46%
2012	347	12.66%	135	6.88%	—	—%	7,307	7.83%
2013 to 2014	284	11.97%	390	7.45%	—	—%	15,357	6.38%
2015 to 2019	11	8.83%	291	5.85%	—	—%	11,694	6.67%
2020 to 2024	41	9.15%	17	10.00%	—	—%	13,665	6.78%
2025 and beyond	995	11.03%	151	5.75%	—	—%	110,597	5.61%

Total	$2,072	11.08%	$1,536	6.22%	$1,369	6.58%	$171,898	6.00%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2009 that are contractually due after December 31, 2010.

	Due After December 31, 2010
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
One- to four-family residential	$39,722	$84,217	$123,939
Home equity	5,497	3,479	8,976
Commercial real estate	12,345	5,761	18,106
Consumer loans:
Automobile and other vehicles	9,174	—	9,174
Signature	1,676	156	1,832
Other	1,192	—	1,192
Commercial loans	—	—	—

Total loans	$69,606	$93,613	$163,219

One- to Four-Family Residential Mortgage Loans. At March 31, 2010, $123.1 million, or 73.0% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer residential mortgage loans that conform to Fannie Mae and Freddie Mac underwriting standards (conforming loans) and non-conforming loans. We generally underwrite our one- to four-family residential mortgage loans based on the applicant’s employment and credit history and the appraised value of the subject property. Our loans have fixed-rates and adjustable-rates, with maturities of up to 30 years, and maximum loan amounts generally of up to $1.0 million. As of March 31, 2010, we had 19 one- to four-family residential mortgage loans with balances greater than $1.0 million. At March 31, 2010, fixed-rate one- to four-family residential mortgage loans totaled $39.4 million and adjustable-rate one- to four-family residential mortgage loans totaled $83.7 million.

We currently offer fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that generally provide an initial fixed interest rate for three, five, seven or ten years and that amortize over a period up to 30 years. We do not offer discounted or teaser rates on our adjustable-rate mortgage loans.

Our one- to four-family residential mortgage loans are generally conforming loans, underwritten according to Fannie Mae and Freddie Mac guidelines. We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Fannie Mae and Freddie Mac, which is currently $417,000 for single-family homes. However, it is not uncommon for single-family houses in parts of our Collin County and Dallas County market area to have market prices well in excess of this amount. At March 31, 2010, we had 47 one- to four-family residential mortgage loans that had principal balances in excess of $750,000. At that date, our average one- to four-family residential mortgage loan had a principal balance of $239,000. We also originate loans above the lending limit for conforming loans, which we refer to as “jumbo loans.” We typically originate adjustable-rate jumbo loans with an initial fixed-rate period of three, five, seven or ten years and which then adjust annually. Additionally, on occasion we will originate fixed-rate jumbo loans with terms of up to 30 years. At March 31, 2010, our largest one- to four-family residential mortgage loan had an outstanding balance of $2.2 million, was secured by a single family residence in Dallas, Texas, and was performing in accordance with its terms.

We will originate first-lien mortgage loans with loan-to-value ratios in excess of 80%, provided that, with limited exceptions, the borrower obtains private mortgage insurance. We generally will not originate loans with a loan-to-value ratio in excess of 90%. On occasion we will originate a first-lien mortgage loan with a loan-to-value of 80% with a second-lien loan for an additional 10% loan-to-value with no private mortgage insurance. As of March 31, 2010, $4.8 million, or 3.9%, of our residential loan portfolio had loan-to-value ratios in excess of 90% without private mortgage insurance.

On occasion, we originate single-family loans with loan-to-value ratios exceeding 90%. At March 31, 2010 and December 31, 2009 and 2008 these loans amounted to $4.8 million, $5.3 million and $6.9 million, respectively. These loans are reviewed quarterly by management and reported to the Board.

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Generally, we retain in our portfolio fixed-rate one- to four-family residential mortgage loans with terms of less than 15 years. We currently sell into the secondary mortgage market most of our long-term, fixed-rate one- to four-family residential mortgage loans with terms of 15 years or more. Such loans are sold on a servicing-released basis without recourse but with early-payment default provisions (generally, if one of the first four payments becomes 90 days or more past-due). We will retain in our portfolio a small percentage of these long-term, fixed-rate loans if we determine that doing so is warranted due to the customer relationship.

We currently offer several types of adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period ranging from three to ten years. We offer adjustable-rate mortgage loans that are fully amortizing. After the initial fixed period, the interest rate on adjustable-rate mortgage loans is generally reset every year based upon a contractual spread or margin above the average yield on the London Interbank Offered Rate (LIBOR), adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. Generally the initial change in interest rates on our adjustable-rate mortgage loans cannot exceed two percentage points, subsequent interest rate changes cannot exceed two percentage points and total interest rate changes cannot exceed six percentage points over the life of the loan.

Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans, primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default and higher rates of delinquency. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Since changes in the interest rates on adjustable-rate mortgages may be limited by an initial fixed-rate period or by the contractual limits on periodic interest rate adjustments, adjustable-rate loans may not adjust as quickly to increases in interest rates as our interest-bearing liabilities.

We do not offer or purchase loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.

We require title insurance on all of our one- to four-family residential mortgage loans that exceed $100,000, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

At March 31, 2010 and December 31, 2009, we had no foreclosures in our one- to four-family residential mortgage loan portfolio.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 15 years. Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential mortgage loans. Home equity loans may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan.

Home equity lines of credit are generally originated as revolving lines with adjustable-rates of interest. At March 31, 2010, the outstanding balance of revolving home equity lines of credit totaled $3.6 million, or 2.1% of our total loan portfolio, and the outstanding balance of term home equity loans totaled $5.2 million, or 3.1% of our total loan portfolio.

Home equity loans secured by second mortgages have greater risk than residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

Commercial Real Estate Loans. We originate commercial real estate loans secured primarily by office buildings, strip mall centers, owner-occupied offices, condominiums, developed lots and land. Loans secured by commercial real estate totaled $23.4 million, or 13.9% of our total loan portfolio, at March 31, 2010, and consisted of 21 loans outstanding with an average loan balance of approximately $1.1 million. Virtually all of the commercial real estate loans that we originate are secured by properties located in Texas. We do not actively pursue commercial lending opportunities in our Louisville, Kentucky and Irvine, California market areas, but will consider commercial business loan requests from existing customers in these areas.

Our commercial real estate loans are generally written for terms of up to five years with a 20 year amortization schedule. The rates are generally tied to the prime interest rate as reported in The Wall Street Journal and generally have a specified floor. Many of our adjustable-rate commercial real estate loans are not fully amortizing and therefore require a “balloon” payment at maturity. We also originate three to five year adjustable rate, fully amortizing commercial real estate loans. A portion of our commercial real estate loans are loans where we have provided permanent financing for borrowers following the completion of the real estate construction for which we previously provided construction financing.

In underwriting commercial real estate loans, we generally lend up to 80% of the property’s appraised value and up to 65% of the property’s appraised value if the property is unimproved land. We base our decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 125%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are typically obtained from commercial borrowers. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. At March 31, 2010, our largest commercial real estate loan had an outstanding balance of $2.2 million, was secured by a licensed day care facility and the personal guaranty of the owner of this facility, and was performing in accordance with its terms.

Consumer Loans. We offer a variety of secured consumer loans, including new and used automobile loans, recreational vehicle loans, and loans secured by certificates of deposits and other collateral, including marketable securities. We also offer unsecured consumer loans. We offer our consumer loans primarily to customers in our market area surrounding our Plano headquarters as well as our market areas surrounding our Louisville, Kentucky and Irvine, California branch offices. Most of our consumer loans are secured by automobiles. At March 31, 2010, our consumer loan portfolio totaled $12.3 million, or 7.3% of our total loan portfolio, of which $ 8.9 million were automobile loans. All of our automobile loans are direct; we do not make indirect automobile loans through dealers.

Our secured consumer loans totaled $10.4 million, or 6.2% of our total loan portfolio at March 31, 2010, and consisted principally of auto loans. Additional secured consumer loans included recreational vehicle, motorcycle and boat loans. At March 31, 2010, our unsecured consumer loans totaled $1.9 million, or 1.1% of our total loan portfolio. These loans have either a fixed rate of interest for a maximum term of 60 months, or are revolving lines of credit with an adjustable-rate of interest tied to the prime interest rate as reported in The Wall Street Journal. At March 31, 2010, unfunded commitments on our unsecured lines of credit totaled $2.4 million, and the average outstanding balance on total unsecured lines was approximately $2.0 million for the three months ended March 31, 2010.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Loans. We typically make various types of secured commercial business loans to customers in our Texas market areas for the purpose of acquiring equipment and other general business purposes. The terms of these loans generally range from one year to a maximum of five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to the prime interest rate as reported in The Wall Street Journal and generally with specified floors. At March 31, 2010, we had 9 commercial business loans outstanding with an aggregate balance of $1.1 million, or 0.7% of our total loans. At March 31, 2010, the average commercial business loan balance was approximately $123,000.

Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations. All loans that we originate in each of our market areas are underwritten pursuant to our standard policies and procedures. In addition, our one- to four-family residential mortgage loans generally incorporate Fannie

Mae and/or Freddie Mac underwriting guidelines. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our commercial real estate and commercial loans are generated by our internal business development efforts and referrals from professional contacts. Most of our originations of one- to four-family residential mortgage loans, consumer loans and home equity loans are generated by existing customers, referrals from real estate brokers, residential home builders, walk-in business and from our internet website, and with respect to our Texas market area, a small network of mortgage brokers.

Additionally, we participate with several of the former credit union’s sponsor companies as a preferred lender in employee loan programs and loan programs for executives who are being relocated throughout the United States through their employment with these companies. Through these programs, we have the opportunity to provide loans on the primary residences of employees and of executives who are being relocated by these companies, which has resulted in a portion of our residential real estate loan portfolio being collateralized by properties outside of our Texas market area. Although our participation in these programs can result in our originating loans in locations that are not one of our market areas, we underwrite these loans with the same standards as our in-market loans. The relocation programs have historically included price protections to the relocating executive, which we believe provides additional protection to us, although the programs do not provide us any direct insurance or protections on our loan to the executive.

We decide whether to retain the loans that we originate or sell loans in the secondary market after evaluating current and projected market interest rates, our interest rate risk objectives, our liquidity needs and other factors. We sold $30.0 million of one- to four-family residential mortgage loans (primarily fixed-rate loans, with terms of 15 years or longer and occasionally a conforming adjustable-rate loan) during the year ended December 31, 2009, and $5.8 million of such loans were sold during the three months ended March 31, 2010. We had $1.5 million in loans held for sale at March 31, 2010. Generally we sell our residential mortgage loans on a servicing-released basis.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We will also evaluate a guarantor when a guarantee is provided as part of the loan.

SharePlus Federal Bank’s policies and loan approval limits are established by our board of directors. Our Senior Vice President of Commercial Lending may approve secured commercial loans up to $100,000 and unsecured commercial loans up to $25,000. Similarly, our Senior Vice President of Retail Lending has authority to approve secured consumer loans up to $125,000 and unsecured consumer loans up to $20,000. Consumer lending managers have authority to approve secured consumer loans up to $100,000 and unsecured consumer loans up to $10,000. Aggregate lending relationships in amounts up to $750,000 for residential mortgage loans and in amounts up to $250,000 for commercial loans may be approved by the President and Chief Executive Officer. All commercial loans that result in aggregate indebtedness of the borrower of up to $500,000, and all residential loans of up to $1.0 million must be approved or ratified by a majority of the Officers’ Loan Committee, consisting of our President and Chief Executive Officer, Chief Financial Officer, Senior Vice President of Retail Lending and Senior Vice President of Commercial Lending. Commercial loans in excess of $500,000 and residential loans in excess of $1.0 million are approved by the Credit Policy Committee consisting of four outside directors and our President and Chief Executive Officer. All approved mortgage loans in excess of $417,000 and all commercial loans are reported to the board of directors upon approval.

We generally require appraisals by a rotating list of independent, licensed, third-party appraisers of all real property securing loans. All appraisers are approved by the board of directors annually.

Non-performing and Problem Assets

With respect to our residential mortgage loans and consumer loans, collection calls typically begin between the 10 th and 15th day of delinquency. By the time a loan is 30 days past due, there will have been two to three delinquency notices sent as well as a minimum of two personal phone contact attempts from the assigned employee and/or an automated calling system. During each personal phone contact, the borrower is required to provide updated information and is counseled on the terms of the loan and the importance of making payments on or before the due date. Once a loan becomes 60 days delinquent, repossessions typically commence, while foreclosures typically begin after the 90th day of delinquency. A summary report of all loans 30 days or more past due is provided monthly to our board of directors.

With respect to our commercial real estate and commercial business lending, collection efforts are carried out directly by our commercial loan officers. Commercial loan officers review past due accounts weekly and contact delinquent borrowers immediately. Past due notices are typically sent to commercial real estate customers and commercial business customers at 15 days past due.

Loans are usually placed on non-accrual status when the payment of principal and/or interest is 90 days or more past due. Loans are placed on non-accrual status when it is determined collection of principal or interest is in doubt or if the collateral is in jeopardy. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loans are typically returned to accrual status if unpaid principal and interest are repaid so that the loan is current.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets and troubled debt restructurings at the dates indicated.

	At March 31, 2010	At December 31,
		2009	2008	2007	2006	2005
	(Dollars in thousands)
Non-accrual loans:
Mortgage loans:
One- to four-family residential	$1,060	$421	$578	$2,839	$179	$67
Home equity	—	—	—	—	—	—
Commercial real estate	3,528	1,270 (1)	—	—	—	—
Consumer loans:
Automobile and other vehicles	6	7	27	52	47	102
Signature	13	13	5	21	3	28
Other	—	—	—	—	11	6
Commercial loans	—	—	—	—	—	—

Total non-accrual loans	$4,607	$1,711	$610	$2,912	$240	$203

Loans delinquent 90 days or greater and still accruing:
Mortgage loans:
One- to four-family residential	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	—	—	—	—	—	—
Signature	—	—	—	—	—	—
Other	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—

Total loans delinquent 90 days or greater and still accruing	$—	$—	$—	$—	$—	$—

Troubled debt restructurings, not included in non-accrual loans	1,646	1,717	860	189	100	212

Total non-performing loans	$6,253	$3,428	$1,470	$3,101	$340	$415

Real estate owned and other foreclosed assets:
Mortgage loans:
One- to four-family residential	—	—	—	521	148	—
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	—	—	8	—	49	—
Signature	—	—	—	—	—	—
Other	—	—	—	10	—	—
Commercial loans	—	—	—	—	—	—

Total real estate owned and other foreclosed assets	$—	$—	$8	$531	$197	$—

Total non-performing assets	$6,253	$3,428	$1,478	$3,632	$537	$415

Ratios:
Non-performing loans to total loans	3.71%	1.99%	0.89%	2.26%	0.24%	0.31%
Non-performing assets to total assets	2.75%	1.65%	0.77%	2.17%	0.30%	0.23%

(1)	Represents a loan in which SharePlus Federal Bank participates but is not the lead lender. At December 31, 2009, this loan was current but was deemed non-performing because the lead lender had categorized the loan as substandard, non-accrual.

For the three months ended March 31, 2010 and for the year ended December 31, 2009, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $78,000 and $31,000, respectively. Interest income recognized on such loans for the three months ended March 31, 2010 and for the year ended December 31, 2009 was $2,000 and $23,000, respectively.

At March 31, 2010, our non-accrual loans totaled $4.6 million. The non-accrual loans consisted primarily of two loans, both of which are purchased participations from a third-party lender. The principal balance of SharePlus Federal Bank’s participation amounts in these loans is $3.6 million. The first loan has an outstanding balance of $2.6 million, of which SharePlus’ outstanding balance is $2.1 million. This loan is secured by raw land in Carrollton, Texas and, at February 17, 2010 had a total appraised value of $2.0 million. At March 31, 2010, we had a specific allowance for this loan of $604,000. The borrower has declared bankruptcy. The second loan has an outstanding balance of $19.5 million, of which SharePlus’ outstanding balance is $1.5 million. This loan is secured by a 240,000 square foot Class A office building in Coppell, Texas. In 2009 the anchor tenant in the building vacated the property (an event that was expected at the time the loan was originated) resulting in the building’s occupancy rate falling to 3% in May 2009 and the loan was placed on non-accrual during the third quarter of 2009. The building is now approximately 75% leased and, it is expected, this loan will be removed from non-accrual status during the fourth quarter of 2010 once the new tenants’ rental payments begin, following an initial free-rent period. We do not expect to recognize any loss on this loan.

At March 31, 2010, we had a total of 19 loans that were not currently classified as non-accrual, 90 days past due or troubled debt restructurings, but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and that could result in disclosure as non-accrual, 90 days past due or troubled debt restructurings. Thirteen of these loans are consumer loans (9 automobile loans and 4 unsecured loans), with an aggregate loan balance of $107,000, and were made to individuals who have declared personal bankruptcy. All of these loans were being monitored on our Watch List at March 31, 2010 and at March 31, 2010 we had loss reserves established for each of these loans. Five of these loans, with an aggregate balance of $275,000, are collateralized by one- to four-family residential mortgages of borrowers who have, on occasion, been late with scheduled payments. One of these loans is a commercial real estate loan collateralized by a building with a principal loan balance of $537,000. Management believes that the Bank is adequately collateralized on this loan and has taken a specific reserve of $53,000; however, due to the borrower’s financial situation, management believes the borrower may not make future scheduled repayments on the loan.

Troubled Debt Restructurings. Troubled debt restructurings are defined under ASC 310-40 to include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates or on terms materially less favorable than current market rates. We periodically modify loans to extend the term or make other concessions to help a borrower stay current on their loan and to avoid foreclosure. We generally do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At March 31, 2010, we had $1.6 million of troubled debt restructurings related to 31 consumer loans totaling $511,000 and 6 residential loans totaling $1.1 million. Of this $1.6 million in troubled debt restructurings, 7 loans totaling $523,000 were past due between 30-89 days.

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2010
Mortgage loans:
One- to four-family residential	11	$1,157	12	$1,060	23	$2,217
Home equity	5	147	—	—	5	147
Commercial real estate	2	2,382	—	—	2	2,382
Consumer loans:
Automobile and other vehicles	10	99	1	6	11	105
Signature	1	8	1	13	2	21
Other	1	2	—	—	1	2
Commercial loans	—	—	—	—	—	—

Total loans	30	$3,795	14	$1,079	44	$4,874

At December 31, 2009
Mortgage loans:
One- to four-family residential	11	$1,299	10	$421	21	$1,720
Home equity	1	34	—	—	1	34
Commercial real estate	1	317	—	—	1	317
Consumer loans:
Automobile and other vehicles	10	66	1	7	11	73
Signature	3	10	1	13	4	23
Other	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—

Total loans	26	$1,726	12	$441	38	$2,167

At December 31, 2008
Mortgage loans:
One- to four-family residential	9	$3,674	6	$578	15	$4,252
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	13	127	5	27	18	154
Signature	14	31	1	5	15	36
Other	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—

Total loans	36	$3,832	12	$610	48	$4,442

At December 31, 2007
Mortgage loans:
One- to four-family residential	11	$2,693	8	$2,839	19	$5,532
Home equity	2	109	—	—	2	109
Commercial real estate	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	34	314	4	52	38	366
Signature	29	39	3	21	32	60
Other	5	50	—	—	5	50
Commercial loans	—	—	—	—	—	—

Total loans	81	$3,205	15	$2,912	96	$6,117

At December 31, 2006
Mortgage loans:
One- to four-family residential	5	$714	1	$179	6	$893
Home equity	2	27	—	—	2	27
Commercial real estate	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	15	98	3	47	18	145
Signature	14	25	5	3	19	28
Other	—	—	1	11	1	11
Commercial loans	—	—	—	—	—	—

Total loans	36	$864	10	$240	46	$1,104

At December 31, 2005
Mortgage loans:
One- to four-family residential	5	$969	2	$67	7	$1,036
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	21	160	8	102	29	262
Signature	33	60	15	28	48	88
Other	7	49	2	6	9	55
Commercial loans	—	—	—	—	—	—

Total loans	66	$1,238	27	$203	93	$1,441

Total delinquent loans increased by $2.7 million to $4.9 million at March 31, 2010 from $2.2 million at December 31, 2009. The increase in delinquent loans was due primarily to an increase of $2.1 million in commercial real estate loans delinquent 30 to 89 days, and an increase of $497,000 in one- to four-family mortgage loans.

Real Estate Owned and Foreclosed Assets. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. In addition, we periodically repossess certain collateral, including automobiles and other titled vehicles, called other repossessed assets. At March 31, 2010, we had $0 in real estate owned and other repossessed assets.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of March 31, 2010, we had $1.8 million of assets designated as special mention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as doubtful, we charge the asset off. For other classified assets, we provide a specific allowance for that portion of the asset that is considered uncollectible. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at March 31, 2010, classified assets consisted of $13.0 million of substandard assets, $0 of doubtful assets and no loss assets.

As of March 31, 2010, our largest substandard asset was a $2.1 million commercial real estate loan collateralized by 119 acres of raw land located in Celina, Texas. The loan was originated in February 2008 to a developer who purchased the property for residential development. The land was appraised at $4.4 million in early 2008 and the loan to cost value was 67% at the time the loan was originated. The land was re-appraised in April 2010 for $2.6 million, and at that date no sales had occurred due to the general market downturn. The loan is structured on a five-year term, with interest payable quarterly and a minimum 5% principal reduction, from sales or investor contribution, due at the end of each of years 3 and 4. The loan has performed in accordance with its repayment terms. The first principal payment is due in February 2011. We identified the loan as special mention in December 2009, recognizing the source of repayment through timely sale of the land had been significantly extended. The loan was further classified to substandard in March 2010 as market conditions, in management’s opinion, have not significantly improved.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as substandard to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment. Although our policy allows for a general valuation allowance on certain smaller-balance, homogenous pools of loans classified as substandard, we have historically evaluated every loan classified as substandard, regardless of size, for impairment in establishing a specific allowance.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review our allowance for loan losses. Such agency may require that we recognize additions to the allowance based on its judgments of information available to it at the time of its examination.

The increase in substandard, non-performing, and impaired loans has affected the level of the allowance for loan losses at March 31, 2010. The allowance for loan losses increased $1.1 million, or 112.1%, to $2.0 million at March 31, 2010 from $940,000 at December 31, 2009. Substandard loans increased to $13.0 million at March 31, 2010 from $6.7 million at December 31, 2009. Approximately 95.6% and 91.7% of our non-performing loans were collateralized by real estate at March 31, 2010 and December 31, 2009, respectively. Non-performing loans, including troubled debt restructurings not included in non-accrual loans, increased to $6.3 million at March 31, 2010 from $3.4 million at December 31, 2009 resulting primarily from a $2.3 million increase in non-performing commercial real estate loans, a decrease in troubled debt restructuring of $71,000 and a $639,000 increase in non-performing one- to four-family residential mortgage loans. Non-performing loans are evaluated to determine impairment. Loans that are found to be impaired are individually assessed and a specific valuation allowance is applied. Included in the substandard loan total at March 31, 2010 were impaired loans totaling $7.5 million. Impaired loans with specific valuation allowances were $3.2 million at March 31, 2010, and the related specific valuation allowance for loan losses was $870,000. Impaired loans without specific valuation allowances were $4.3 million at March 31, 2010

At March 31, 2010, we had $3.3 million in loans underwritten with limited documentation. One loan with a balance of $26,000 was past due with a specific allowance of $13,000. This loan was subsequently charged off in June 2010.

Appraisals are performed by a rotating list of independent, certified appraisers to obtain fair values on non-homogenous loans secured by real estate. The appraisals are generally obtained when market conditions change, annually for criticized loans, and at the time a loan becomes impaired.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations.

There were no changes in our non-accrual or charge-off policies during the quarters ended March 31, 2010 or 2009. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans, including troubled debt restructurings, that are placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.

Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of period	$940	$480	$480	$380	$785	$531	$465

Charge-offs:
Mortgage loans:
One- to four-family residential	19	18	57	99	1,005	186	38
Home equity	—	—	—	—	—	6	5
Commercial real estate	—	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	—	39	116	23	27	23	45
Signature	10	15	38	85	59	45	148
Other	3	14	34	98	69	—	—
Commercial loans	—	—	—	—	—	—	—

Total charge-offs	$32	$86	$245	$305	$1,160	$260	$236
Recoveries:
Mortgage loans:
One- to four-family residential	—	—	—	—	—	—	—
Home equity	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—	—
Consumer loans:
Automobile and other vehicles	—	1	6	3	—	—	8
Signature	6	3	12	11	6	22	—
Other	—	—	—	—	—	—	9
Commercial loans	—	—	—	—	—	—	—

Total recoveries	$6	$4	$18	$14	$6	$22	$17
Net (charge-offs) recoveries	(26)	(82)	(227)	(291)	(1,154)	(238)	(219)
Provision for loan losses	1,080	136	687	391	749	492	285

Balance at end of period	$1,994	$534	$940	$480	$380	$785	$531

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.06%	0.20%	0.14%	0.20%	0.84%	0.18%	0.15%
Allowance for loan losses to non-performing loans at end of period	31.89%	41.27%	27.42%	32.65%	12.25%	230.88%	127.95%
Allowance for loan losses to total loans at end of period	1.18%	0.32%	0.55%	0.29%	0.28%	0.55%	0.39%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2010		At December 31,
			2009		2008
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family residential	$731	73.0%	$455	73.0%	$220	70.9%
Home equity	52	5.2	33	5.2	17	5.5
Commercial real estate	1,016	13.8	293	13.1	61	10.6
Consumer loans:
Automobile and other vehicles	106	5.3	107	5.8	135	9.4
Signature	24	1.1	23	1.2	24	1.6
Other	18	0.9	17	0.9	19	1.3
Commercial loans	47	0.7	12	0.8	4	0.7

Total	$1,994	100.0%	$940	100.0%	$480	100.0%

	At December 31,
	2007		2006		2005
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
One- to four-family residential	$147	69.7%	$473	68.2%	$116	62.7%
Home equity	12	5.7	13	6.1	9	4.9
Commercial real estate	20	4.0	—	—	—	—
Consumer loans:
Automobile and other vehicles	158	16.5	249	21.4	330	26.4
Signature	27	1.9	28	2.4	48	3.8
Other	15	1.6	22	1.9	28	2.2
Commercial loans	1	0.6	—	—	—	—

Total	$380	100.0%	$785	100.0%	$531	100.0%

The allowance for loan losses increased $1.1 million, or 112.1%, to $2.0 million at March 31, 2010 from $940,000 at December 31, 2009. The increase was primarily due to increases in the allowance for loan losses attributable to commercial real estate loans, one- to four-family residential mortgage loans and commercial loans. At March 31, 2010, the allowance for loan losses represented 1.18% of total loans compared to 0.55% of total loans at December 31, 2009. Included in the allowance for loan losses at March 31, 2010 were specific allowances for loan losses of $870,000 related to 13 impaired loans with balances totaling $3.2 million. The allowance for loan losses at December 31, 2009 included a $168,000 specific allowance for loan losses on eight impaired loans with a balance of $543,000.

The significant changes in the amount of the allowance for loan losses during the first three months of 2010 related to: (i) a $723,000 increase in the allowance for loan losses attributable to commercial real estate loans reflecting management’s assessment of one impaired loan totaling $2.1 million; and (ii) a $276,000 increase in the allowance for loan losses attributable to one- to four-family residential mortgage and consumer loans reflecting management’s assessment of 12 impaired loans with balances totaling $1.1 million. Management also considered the deterioration in the local economy and rising unemployment as well as the higher risk profile of these loans when compared to one- to four- family residential mortgage loans when evaluating the adequacy of the allowance for loan losses.

The allowance for loan losses increased $460,000, or 95.8%, to $940,000 at December 31, 2009 from $480,000 at December 31, 2008. The increase was primarily related to: (i) a $232,000 increase in the allowance for loan losses attributable to commercial real estate loans reflecting the deterioration in the local economy; and (ii) a $235,000 increase in the allowance for loan losses attributable to one- to four-family residential mortgage loans reflecting management’s assessment of eight impaired loans with balances totaling $543,000. At December 31, 2009, the allowance for loan losses represented 0.55% of total loans compared to 0.29% of total loans at December 31, 2008.

Investments

The asset/liability management committee (“ALCO Committee”), consisting of two outside directors, our President and Chief Executive Officer, our Chief Financial Officer, the Vice President of Operations and the Controller, has primary responsibility for establishing our investment policy and overseeing its implementation, subject to oversight by our entire board of directors. Authority to make investments under approved guidelines is delegated to the Investment Committee, comprised of our President and Chief Executive Officer and our Chief Financial Officer. All investment transactions are reported to the ALCO Committee at its next meeting.

The investment policy is reviewed at least annually by the full board of directors. This policy dictates that investment decisions be made based on minimizing exposure to credit risk, liquidity requirements, potential returns and consistency with our interest rate risk management strategy.

Our current investment policy permits us to invest in any legally permissible investment security, including mortgage-backed securities, including pass-through securities, insured and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations (“CMOs”) issued or backed by securities issued by Government entities or Government-sponsored enterprises and private issuers, as well as investment grade bank-qualified municipal securities and investment grade corporate debt securities.

Our current investment policy does not permit speculative trading, repurchase agreement or reverse repurchase agreements, short sales, options, mortgage derivative products and other financial derivative products or purchases of high-risk mortgage securities. As a federal savings bank, SharePlus Federal Bank is generally not permitted to invest in equity securities, although this general restriction will not apply to SP Bancorp, Inc., which may acquire up to 5% of voting securities of any company without regulatory approval.

ASC 320-10, “Investment – Debt and Equity Securities” requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio.

Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae or the Small Business Association (“SBA”). We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae, Ginnie Mae or SBA.

Mortgage-backed securities are created by pooling mortgages and issuing a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as SharePlus Federal Bank. Some securities pools are guaranteed as to payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since generally there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Finally, mortgage-backed securities are assigned lower risk weightings for purposes of calculating our risk-based capital ratio.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

CMOs are debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders.

All of the mortgage-backed securities and CMOs owned by SharePlus Federal Bank are guaranteed by the U.S. Government or agencies thereof or by government sponsored enterprises.

Municipal Obligations. We invest in state, county and school district municipal bonds, both general obligation and revenue bonds, with maturities of up to 20 years. Our policy allows us to purchase such securities after the credit-worthiness of the issuer is established. No more than 15% of our capital can be invested in obligations of any one municipality or other state or local government.

Agency Securities. While United States Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes and as collateral for borrowings.

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.

	At March 31, 2010		At December 31,
			2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held to maturity:
Agencies	$—	$—	$—	$—	$—	$—	$—	$—
Municipal securities	—	—	—	—	—	—	—	—
Collateralized mortgage obligations	—	—	—	—	—	—	2,213	2,191
Mortgage-backed securities	—	—	—	—	—	—	5,819	5,777

Total securities held to maturity	$—	$—	$—	$—	$—	$—	$8,032	$7,968

	At March 31, 2010		At December 31,
			2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Agencies	$2,499	$2,495	$2,499	$2,457	$—	$—	$—	$—
Municipal securities	1,368	1,409	1,370	1,362	482	486	487	497
Collateralized mortgage obligations	1,569	1,595	1,820	1,851	2,221	2,237	730	731
Mortgage-backed securities	7,598	7,782	7,667	7,822	5,200	5,325	5,276	5,214

Total securities available for sale	$13,034	$13,281	$13,356	$13,492	$7,903	$8,048	$6,493	$6,442

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2010 are summarized in the following table. At such date, all of our securities were held as available-for-sale. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Agencies	$—	—%	$—	—%	$499	4.03%	$2,000	3.24%	$2,499	$2,495	3.40%
Municipal securities	—	—	149	3.92	774	3.59	445	4.40	1,368	1,409	3.90
Collateralized mortgage obligations	—	—	—	—	—	—	1,569	4.05	1,569	1,595	4.25
Mortgage-backed securities	—	—	—	—	2,954	2.21	4,644	5.10	7,598	7,782	3.99

Total securities available for sale	$—	—%	$149	3.92%	$4,227	2.68%	$8,658	4.47%	$13,034	$13,281	3.89%

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our lending and investment activities. We also borrow, primarily from the Federal Home Loan Bank of Dallas, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are the proceeds of loan sales, scheduled loan payments, maturing investments, loan prepayments, Federal Home Loan Bank of Dallas advances, retained earnings and income on other earning assets.

Deposits. We generate deposits primarily from the areas in which our branch offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, demand deposit accounts, money market accounts and certificates of deposit. At March 31, 2010, we had $807,000 in brokered deposits. All of our brokered deposits are through the Certificate of Deposit Account Registry Service (“CDARS”) network. When a customer makes a deposit and requests the full protection of FDIC insurance, but where such deposit exceeds applicable limits, we use the CDARS network to place the funds into certificates of deposit issued by banks in the network so that the full amount of the deposit is insured by the FDIC. The CDARS network matching system allows network members to exchange funds for a fee. This exchange occurs on a dollar-for-dollar basis, so that the equivalent of the original deposit comes back to us.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and our deposit growth goals.

At March 31, 2010, we had a total of $60.1 million in certificates of deposit, of which $41.0 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

The following tables set forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended March 31, 2010			For the Year Ended December 31, 2009
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing demand	$4,760	2.67%	—%	$4,222	2.53%	—%
Interest-bearing demand deposits	50,737	28.47	0.30	45,944	27.51	0.38
Money market deposits	32,404	18.18	0.90	27,788	16.64	1.24
Savings	32,281	18.11	0.25	32,140	19.25	0.26
Certificates of deposit	58,032	32.57	2.19	56,906	34.07	2.78

Total deposits	$178,214	100.00%	1.01%	$167,000	100.00%	1.31%

	For the Years Ended December 31,
	2008			2007
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing demand	$3,093	2.13%	—%	$1,706	1.18%	—%
Interest-bearing demand deposits	42,345	29.14	0.60	42,624	29.53	0.81
Money market deposits	27,290	18.78	2.43	28,378	19.66	3.77
Savings	31,658	21.79	0.28	32,891	22.79	0.36
Certificates of deposit	40,934	28.16	3.84	38,741	26.84	4.60

Total deposits	$145,320	100.00%	1.77%	$144,340	100.00%	2.30%

As of March 31, 2010, the aggregate amount of outstanding certificates of deposit, including our individual retirement accounts, in amounts greater than or equal to $100,000 was approximately $27.8 million. The following table sets forth the maturity of those certificates as of March 31, 2010.

At March 31, 2010
(In thousands)
Three months or less	$7,478
Over three months through six months	4,505
Over six months through one year	6,623
Over one year to three years	7,957
Over three years	1,228

Total	$27,791

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,	At December 31,
	2010	2009	2008	2007
	(In thousands)
INTEREST RATE:
Less than 2.00%	$30,981	$24,765	$—	$—
2.00% -2.99%	21,652	21,251	18,275	48
3.00% -3.99%	5,843	9,724	12,821	3,871
4.00% -4.99%	1,584	2,595	10,710	27,574
5.00% and above	—	—	525	6,832

Total	$60,060	$58,335	$42,331	$38,325

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At March 31, 2010
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$23,452	$7,397	$81	$50	$30,981	51.58%
2.00% to 2.99%	13,651	5,284	1,623	1,095	21,652	36.05%
3.00% to 3.99%	2,853	810	486	1,694	5,843	9.73%
4.00% to 4.99%	1,036	462	80	6	1,584	2.64%
5.00% and above	—	—	—	—	—	—%

Total	$40,992	$13,953	$2,270	$2,845	$60,060	100.00%

Borrowings. Our borrowings primarily consist of advances from the Federal Home Loan Bank of Dallas. At March 31, 2010, we had access to additional Federal Home Loan Bank advances of up to $35.4 million with the purchase of additional FHLB stock. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
Balance at end of period	$15,998 (1)	$21,023	$15,995	$30,534	$8,509
Average balance during period	$31,769	$27,823	$24,279	$13,791	$9,564
Maximum outstanding at any month end	$15,998	$34,202	$34,202	$30,534	$19,786
Weighted average interest rate at end of period	2.33%	3.34%	2.34%	2.56%	4.58%
Average interest rate during period	1.49%	2.76%	2.34%	3.53%	4.76%

(1)	Includes $5 of advances from the Federal Reserve Bank of Dallas.

Properties

We operate from our main office in Plano, Texas, and from our four branches located in the Dallas/Fort Worth Metroplex area and two branches in Louisville, Kentucky and one branch in Irvine, California. Six of our eight branches are located in corporate facilities of our former sponsor companies. The net book value of our premises, land and equipment was $4.8 million at March 31, 2010. The following tables set forth information with respect to our banking offices, including the expiration date of leases with respect to leased facilities.

Address	Leased or Owned	Year Acquired or Leased	Expires
Main Office:
5224 W. Plano Parkway Plano, TX 75093	Owned	2002	N/A

Branch Offices:
2501 Oak Lawn Ave Dallas, Texas 75219	Leased	2006	03/2017

7701 Legacy Drive Plano, Texas 75024	Leased	2004	12/2010	**

5600 Headquarters Drive Plano, Texas 75024	Leased	2004	12/2010	**

14841 North Dallas Parkway * Dallas, Texas 75254	Leased	2005	12/2010

5200 Commerce Crossings Louisville, Kentucky 40229	Leased	2005	05/2011

1900 Colonel Sanders Lane Louisville, Kentucky 40213	Leased	2005	05/2011

1 Glen Bell Way Irvine, California 92618	Leased	2005	01/2015

*	Located within a corporate office of Pizza Hut, Inc. which, it is expected, is re-locating from Dallas to Plano during the first quarter of 2011. Upon the relocation, we expect to transition this branch from a full-service office to an administrative office, including an ATM and limited on-site services available.
**	Leases renew annually.

Subsidiary Activities

Upon completion of the conversion, SharePlus Federal Bank will become the wholly owned subsidiary of SP Bancorp, Inc. SharePlus Federal Bank has no subsidiaries.

Legal Proceedings

At March 31, 2010, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

SharePlus Federal Bank will enter into an agreement with SP Bancorp, Inc. to provide it with certain administrative support services, whereby SharePlus Federal Bank will be compensated at not less than the fair market value of the services provided. In addition, SharePlus Federal Bank and SP Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2010, we had 59 full-time employees and 2 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

SharePlus Federal Bank is supervised and examined by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. SharePlus Federal Bank also is a member of and owns stock in the Federal Home Loan Bank of Dallas, which is one of the twelve regional banks in the Federal Home Loan Bank System. SharePlus Federal Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, which governs reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines SharePlus Federal Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. SharePlus Federal Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of SharePlus Federal Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on SP Bancorp, Inc., SharePlus Federal Bank and their operations.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, are transferred to the Comptroller of the Currency within one year of the July 21, 2010 date of enactment of the new legislation, unless extended by up to six months by the Secretary of the Treasury. The thrift charter has been preserved and a new Deputy Comptroller of the Currency will supervise and examine federal savings associations and savings banks.

As a savings and loan holding company following the conversion, SP Bancorp, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. SP Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. Moreover, under the Dodd-Frank Act, the functions of the Office of Thrift Supervision relating to savings and loan holding companies and their non savings association subsidiaries, as well as rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board.

Certain of the regulatory requirements that are or will be applicable to SharePlus Federal Bank and SP Bancorp, Inc. are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on SharePlus Federal Bank and SP Bancorp, Inc., and is qualified in its entirety by reference to the actual statutes and regulations. A description of the Office of Thrift Supervision’s Acquisition of Control regulations may be found at “Restrictions on Acquisition of SP Bancorp, Inc.—Change in Control Regulations.”

New Federal Legislation

The recently enacted Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, and will require SharePlus Federal Bank to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Board of Governors of the Federal Reserve System to supervise and regulate all savings and loan holding companies like SP Bancorp, Inc., in addition to bank holding companies which it currently regulates. As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies like SP Bancorp, Inc., unless an exemption exists. These capital requirements are substantially similar to the capital requirements currently applicable to SharePlus Federal Bank, as described in “—Federal Banking Regulation—Capital Requirements.” The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as SharePlus Federal Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and noninterest bearing transaction accounts have unlimited deposit insurance through December 31, 2013. Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, SharePlus Federal Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. SharePlus Federal Bank also may establish subsidiaries that may engage in activities not otherwise permissible for SharePlus Federal Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2010, SharePlus Federal Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2010, SharePlus Federal Bank’s largest lending relationship with a single or related group of borrowers totaled $2.4 million, which represented 13.2% of unimpaired capital and surplus. Therefore, SharePlus Federal Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, SharePlus Federal Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, SharePlus Federal Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

SharePlus Federal Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At March 31, 2010, SharePlus Federal Bank maintained approximately 80% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized. A savings bank may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. SharePlus Federal Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all FDIC-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as SharePlus Federal Bank. SP Bancorp, Inc. will be an affiliate of SharePlus Federal Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

SharePlus Federal Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of SharePlus Federal Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by SharePlus Federal Bank’s board of directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the

Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital and 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2010, SharePlus Federal Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009. Noninterest bearing transaction accounts have unlimited deposit insurance through December 31, 2012.

Pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the Federal Deposit Insurance Corporation is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. The Dodd-Frank Act mandates that the statutory minimum reserve ratio of the Deposit Insurance Fund increase from 1.15% to 1.35% of insured deposits by September 30, 2020. Banks with assets of less than $10 billion are exempt from any additional assessments necessary to increase the reserve fund above 1.15%.

As part of a plan to restore the reserve ratio to 1.15%, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions equal to five basis points of assets less Tier 1 capital as of June 30, 2009, which was payable on September 30, 2009. Our total expense for the special assessment was $95,000.

In addition, the Federal Deposit Insurance Corporation has increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated. Beginning in the second quarter of 2009, institutions are assigned an initial base assessment rate ranging from 12 to 45 basis points of deposits depending on risk category. The initial base assessment is then adjusted based upon the level of unsecured debt, secured liabilities and brokered deposits, to establish a total base assessment rate ranging from seven to 77.5 basis points.

On November 12, 2009, the Federal Deposit Insurance Corporation approved a final rule requiring insured depository institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. Estimated assessments for the fourth quarter of 2009 and for all of 2010 are based upon the assessment rate in effect on September 30, 2009, with three basis points added for the 2011 and 2012 assessment rates. In addition, a 5% annual growth in the assessment base is assumed. Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future. Any unused prepayments will be returned to the institution on June 30, 2013. We recorded the prepayment as a prepaid expense, which will be amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, our prepayment amount was $991,000.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not believe we are taking or are subject to any action, condition or violation that could lead to termination of our deposit insurance.

The deposit insurance assessment rates are in addition to the assessments for payments on the bonds issued in the late 1980s by the Financing Corporation, or FICO, to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The FICO payments will continue until the FICO bonds mature in 2017 through 2019. Excluding the special assessment noted above, our expense for the assessment of deposit insurance and the FICO payments was $240,000 for 2009 and $164,000 for 2008. The FDIC also established 1.25% of estimated insured deposits as the designated reserve ratio of the DIF.

The FDIC is authorized to change the assessment rates as necessary, subject to the previously discussed limitations, to maintain the required reserve ratio of 1.25%.

Temporary Liquidity Guarantee Program. On October 14, 2008, the FDIC announced a new program – the Temporary Liquidity Guarantee Program. The Debt Guarantee component of this program guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and December 31, 2009, subsequently extended until April 30, 2010. The FDIC will pay the unpaid principal and interest on FDIC-guaranteed debt instruments upon the uncured failure of the participating entity to make timely payments of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until December 31, 2012. In return for the FDIC’s guarantee, participating institutions will pay the FDIC a fee based on the amount and maturity of the debt. We opted not to participate in this part of the Temporary Liquidity Guarantee Program.

The other component of the Temporary Liquidity Guarantee Program, the Transaction Account Guarantee Program, provides full federal deposit insurance coverage for noninterest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010. A fee ranging from an annualized 15 to 25 basis points depending upon an institution’s risk profile, is assessed quarterly on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. SharePlus Federal Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Dallas, SharePlus Federal Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2010, SharePlus Federal Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by SharePlus Federal Bank are subject to state usury laws and federal laws concerning interest rates. SharePlus Federal Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of SharePlus Federal Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, SP Bancorp, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, SP Bancorp, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over SP Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. However, under the Dodd-Frank Act, the functions of the Office of Thrift Supervision relating to savings and loan holding companies and their subsidiaries, as well as rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board no later than one year from the effective date of the legislation, subject to extension of up to six months if requested by the Secretary of the Treasury. See “Risk Factors – Financial reform legislation recently enacted by Congress will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.”

Permissible Activities. Under present law, the business activities of SP Bancorp, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including SP Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending December 31, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. SP Bancorp, Inc. and SharePlus Federal Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to SP Bancorp, Inc. and SharePlus Federal Bank.

Method of Accounting. For federal income tax purposes, SharePlus Federal Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2009, SharePlus Federal Bank had a $30,000 minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At March 31, 2010, SharePlus Federal Bank had a net operating loss carryforward of $402,000 for federal income tax purposes.

Corporate Dividends. We may exclude from our income 100% of dividends received from SharePlus Federal Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. SharePlus Federal Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

In 2006 the State of Texas enacted legislation replacing its franchise tax with a margin tax effective with tax reports filed on or after January 1, 2008. The Texas margin tax is computed by applying the applicable tax rate (1% for most entities) to the margin. Margin equals the lesser of three calculations: total revenue minus cost of goods sold; total revenue minus compensation; or total revenue times 70%. Lending institutions may deduct interest expense as cost of goods sold. Our calculation in 2009 was total revenue minus compensation.

MANAGEMENT OF SP BANCORP, INC.

Shared Management Structure

The directors of SP Bancorp, Inc. are the same persons who are the directors of SharePlus Federal Bank. In addition, each executive officer of SP Bancorp, Inc. is also an executive officer of SharePlus Federal Bank. We expect that SP Bancorp, Inc. and SharePlus Federal Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of SP Bancorp, Inc. and SharePlus Federal Bank

The following table sets forth information regarding the executive officers of SP Bancorp, Inc. and SharePlus Federal Bank and their ages as of March 31, 2010.

Name	Age	Position
Jeffrey Weaver	53	President and Chief Executive Officer
Suzanne C. Salls	51	Senior Vice President and Chief Financial Officer
Jerry Sanders	55	Senior Vice President - Commercial Lending
Gaye Rowland	54	Senior Vice President - Retail Lending

The executive officers of SP Bancorp, Inc. and SharePlus Federal Bank are elected annually.

Directors of SP Bancorp, Inc. and SharePlus Federal Bank

SP Bancorp, Inc. has nine directors. Directors serve three-year staggered terms. Directors of SharePlus Federal Bank will be elected by SP Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of March 31, 2010, the years when they began serving as directors of SharePlus Federal Bank or its predecessor credit union and when their current term expires:

Name	Position(s) Held With SP Bancorp, Inc.	Age	Director Since	Current Term Expires
David Rader	Director	62	2010	2013
P. Stan Keith	Director	50	2010	2012
Christopher Cozby	Director	46	2010	2013
Carl Forsythe	Director	52	2002	2011
Richard Holland	Vice Chairman of the Board	56	2005	2012
David Stephens	Director	58	2007	2011
Jeffrey Weaver	President, Chief Executive Officer and Director	53	2005	2011
Jeffrey Williams	Director	40	2008	2012
Paul Zmigrosky	Chairman of the Board	57	1998	2013

Director Qualifications

In considering and identifying individual candidates for director, our Nominating Committee and our board of directors takes into account several factors which they believe are important to the operations of SP Bancorp, Inc. as a community banking institution. With respect to specific candidates, the board and Committee assess the specific qualities and experience that such individuals possess, including: (1) overall familiarity and experience with the market areas served by SP Bancorp, Inc. and the community groups located in such communities; (2) knowledge of the local real estate markets and real estate professionals; (3) contacts with and knowledge of local businesses operating in SP Bancorp, Inc.’s market area; (4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; (5) experience with the local governments and agencies and political activities; (6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; (7) the integrity, honesty and reputation of the individual; (8) experience or involvement with other local financial services companies and potential conflicts that may develop; (9) the past service with SP Bancorp, Inc. or its subsidiaries and contributions to their operations; and (10) the independence of the individual. While the board of directors and the Committee do not maintain a written policy on diversity which specifies the qualities or factors the board or Committee must consider when assessing board members individually or in connection with assessing the overall composition of the board, the board and Committee take into account: (1) the effectiveness of the existing board of directors or additional qualifications that may be required when selecting new board members; (2) the requisite expertise and sufficiently diverse backgrounds of the board of directors’ overall membership composition; and (3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the board of directors. Additionally, the charter of the Nominating Committee includes a statement that it and the board of directors believe that diversity is an important component of the board of directors, including such factors as background, skills, experience, expertise, gender, race and culture.

Board Independence

The board of directors has determined that each of our directors, with the exception of President and Chief Executive Officer Jeffrey Weaver, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Weaver is not independent because he is one of our executive officers. There were no transactions not required to be reported under “—Transactions With Certain Related Persons,” below that were considered in determining the independence of our directors.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Each director is also a director of SharePlus Federal Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

Paul Zmigrosky is group vice president of strategic sourcing for PepsiCo Americas Foods, which includes Frito-Lay North America. He is responsible for procurement, logistics and supply chain management for all raw materials, contract manufactured finished goods, and other goods and services to support Frito-Lay’s U.S. and Canadian operations and Quaker Foods, as well as all procurement and commodity risk management for PepsiCo’s global commodity and ingredient requirements. Mr. Zmigrosky has been with PepsiCo for more than 30 years, and has held numerous leadership positions in both operations and finance as well as strategic sourcing. He graduated from Duquesne University in Pittsburgh and holds an MBA from the University of Texas. He also is a member of the Dallas Zoological Society board of directors and has served on Texas Governor Rick Perry’s Competitiveness Council. Mr. Zmigrosky’s executive management experience provides the Board with general business acumen. Additionally, his years of experience with one of the Bank’s former sponsor companies provide the Board with insight as to how to best service the banking needs of this part of the Bank’s customer base.

Richard C. Holland is President and founder of Holland Advisors, a management consulting firm, a position he has held since 2006. Prior to starting his firm, Mr. Holland was a senior manager at The Boston Consulting Group, and co-leader of the firm’s diversity practice. He received his BS in Engineering Physics from Cornell University, an MS in Nuclear Engineering from MIT, and an MBA in Finance from Columbia University. Mr. Holland’s management consulting experience and his broad educational background provide the Board with valuable insight into strategic business decisions for SharePlus Federal Bank.

Jeffrey Weaver is President and Chief Executive Officer of SharePlus Federal Bank, a position he has held since July 2005. Previously, he served as an Executive Vice President of a multi-billion dollar bank in Dallas, Texas. Mr. Weaver has over 30 years of diverse banking and management experience with both national and regional banking institutions, including assignments in marketing, sales, lending, operations and technology, investment services, cash management, and acquisitions and divestitures. He earned his B.A. from Southwestern University, Georgetown, Texas, and his MBA from Baylor University. Mr. Weaver’s significant and varied banking experience as well as continued participation in financial industry trade associations provides the Board with a perspective on the day-to-

day operations of SharePlus Federal Bank, local business opportunities, and assists the Board in assessing the trends and developments in the financial institutions industry on a local and national basis.

Carl W. Forsythe is the President and CEO of Globe Composite Solutions, Ltd., a privately-held manufacturer of high-performance composite components for industrial and military applications. He has held that position since 2002. Mr. Forsythe has held numerous executive positions at both private and public companies including: KISCO, a boutique venture capital company; Advanta Mortgage Company; Home Savings/H.F. Ahmanson; Bank One; Michigan National Bank; and Comerica Bank. Mr. Forsythe began his career at Ford Motor Company. He holds a BA in Biochemistry from Columbia University and an MBA from Cornell University. Mr. Forsythe’s executive management experience in numerous enterprises, including regional and national financial service companies provides the Board with general business acumen.

Jeffrey Williams is an attorney and founding partner of the law firm Williams Anderson LLP in Dallas, a position he has held since 2009. From 2005 to 2008, Mr. Williams served as General Counsel of a hospitality/real estate development firm, closing over $1 billion in transactions. From 2000 to 2005, Mr. Williams was an associate attorney with the international law firm Vinson & Elkins L.L.P., working in their Business and International Section. He holds a BBA in International Business and Entrepreneurship from Baylor University, and received his Juris Doctor cum laude from Georgetown University Law Center. His legal experience provides the Board with insight on legal matters involving SharePlus Federal Bank, and his local contacts with customers and businesses assist the Bank with business generation and product offerings.

David Rader recently retired as Executive Vice President and Chief Financial Officer for Frito-Lay North America. He served in this position since 1998. He earned both his BS in Electrical Engineering and his MBA from Ohio State University. Mr. Rader’s executive management experience provides the Board with general business acumen. Additionally, his years of experience as a chief financial officer of a corporation, including expertise in financial accounting and SEC reporting, provides the Board and the Audit Committee of the Board with valuable financial accounting experience.

P. Stan Keith is President and Chief Executive Officer of Promettre International Ventures, Inc., a closely held investment corporation involved in angel, early-stage private equity ventures, strategic real estate development financings, and proprietary trading platforms. He has served in this position since 1992. He was a co-founder of CompUSA, Inc. and served from 1987-1992 as Executive Vice-President-Finance, Chief Financial Officer, Secretary and Treasurer. Mr. Keith is a Certified Public Accountant (Texas) and received his BBA in Accounting from the University of Oklahoma. Mr. Keith’s experience in managing the operations of business enterprises provides the Board with general business acumen, and his background as a certified public accountant and senior executive at a high growth public company provides the Board insight into the accounting and reporting issues faced by SharePlus Federal Bank and in assessing strategic transactions involving the Bank.

Christopher Cozby is Senior Vice President at CB Richard Ellis, a commercial real estate firm based in Los Angeles offering a full range of services for property owners, tenants and investors, where he in charge of Retail Investments Sales for Texas and the surrounding southwest states. He has served in that position since April 2010. Prior to CB Richard Ellis, Mr. Cozby was a principal at Thackeray Partners, a real estate private equity firm. Mr. Cozby graduated from the University of Texas with a BA in Economics. Mr. Cozby’s experience with local and regional real estate sales and development provides the Board with assistance in assessing local real estate values, trends and developments, in identifying potential new lending customers and in assessing the relative risk of projects and properties securing loans made by SharePlus Federal Bank.

David Stephens is President and Chief Executive Officer of Stephens Management Group which includes Millennium Audi of Houston, Texas. Mr. Stephens has owned automobile dealerships since 1993 after having served for 13 years in various management positions at Ford Motor Company and was the first African-American auto dealer for Jaguar and Audi brands. He is also co-owner of Pinnacle Excavation of Dallas, Texas. He serves on the boards for Paul Quinn College, Baylor Health Care System Foundation Dallas, Ford Motor Minority Dealers Association (FMMDA) and the National Association of Minority Automobile Dealers (NAMAD). He is active in the local United Negro College Fund, American Cancer Society, Crystal Charity Ball, Dallas Museum of Art, TACA, the Ron Springs and Everson Walls Gift For Life Foundation, and the African American Museum, among others. Mr. Stephens received his BS in Business Administration from Southern University. Mr. Stephens’ experience in managing the operations of many business enterprises provides the Board with general business acumen.

Executive Officers Who Are Not Also Directors:

Suzanne C. Salls is Senior Vice President/Chief Financial Officer of SharePlus Federal Bank, a position she has held since 2005. She has over 25 years of experience in the financial services industry. She began her career as an auditor with KPMG and later transitioned into banking, serving various accounting and management roles in several Texas community banks. She is a Certified Public Accountant and obtained a Bachelor of Business Administration in Accounting from Texas Tech University, where she graduated cum laude.

Jerry Sanders is Senior Vice President Commercial Lending of SharePlus Federal Bank, a position he has held since 2009. Prior to this appointment, Mr. Sanders served as Market President for the Dallas and McKinney markets for First United Bank and Trust. He has over 30 years of banking experience, including serving as Market President for two regional banks headquartered in the Dallas - Fort Worth area. He devotes much of his time to the community through involvement in volunteer and professional organizations. He earned his BS in Finance from Oklahoma State University and attended the LSU Graduate School of Banking.

Gaye Rowland is Senior Vice President Retail Lending of SharePlus Federal Bank, a position she has held since 2007. Prior to this appointment, she ran her own mortgage company for several years and managed lending for several Dallas banks. She has over 30 years’ experience in the banking industry. Ms. Rowland attended Illinois State University, Arizona State University and several banking schools, including Risk Management Association and Bank Administration Institute.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2009, the board of directors of SP Bancorp, Inc. did not meet and the board of directors of SharePlus Federal Bank had 12 regular meetings and two special meetings. The board of directors of SP Bancorp, Inc. has established the following standing committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of these committees operates under a written charter, which governs their composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees, and the number of meetings held by the comparable committee of SharePlus Federal Bank. SharePlus Federal Bank did not have a standing Nominating and Corporate Governance Committee in 2009. The board of directors of SP Bancorp, Inc. has designated director David Rader as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

	Nominating and Corporate Governance Committee	Compensation	Audit
	Jeffrey Williams *	Richard Holland *	David Rader *
	Richard Holland	Chris Cozby	Carl Forsythe
	Stan Keith	David Stephens	Stan Keith
Jeffrey Williams

Number of Meetings in 2009:	Not applicable	5	5

*	Denotes committee chair as of March 31, 2010.

Directors’ Compensation

The following table sets forth the compensation paid to our directors who are not also employees during the year ended December 31, 2009. Mr. Jeffrey Weaver, who is a director and is also our President and Chief Executive Officer, does not receive any retainer or fees for his service as a director. Information with respect to compensation paid to Mr. Weaver is included below in “Executive Officer Compensation – Summary Compensation Table.” Each of our directors will also serve on the boards of SP Bancorp, Inc. and SharePlus Federal Bank.

Director Compensation For the Year Ended December 31, 2009
Name	Fees earned or paid in cash ($)	Total ($)
B. Jeff Bearrows (1)	11,950	11,950
Larry Caldwell (1)	12,250	12,250
Andrew Fisher (1)	12,250	12,250
Carl Forsythe	11,800	11,800
Richard Holland	11,800	11,800
David Stephens	12,250	12,250
Jeffrey B. Williams	12,250	12,250
Paul Zmigrosky	12,850	12,850

(1)	Messrs. Bearrows, Caldwell and Fisher retired from the Board of Directors effective April 30, 2010.

Fees. In the year ended December 31, 2009, SharePlus Federal Bank paid each director a monthly retainer of $600 ($750 for our Chairman of the Board) and $450 for each board meeting attended. Following the conversion, it is anticipated that the Board will consider increases to Board fees in light of the increased responsibilities associated with being a public company. In addition, it is anticipated that the Board will consider the payment of Board fees for service on committees of the Board.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth the total compensation paid to or earned by our Chief Executive Officer and President, Jeffrey Weaver, our Senior Vice President and Chief Financial Officer, Suzanne Salls and our Senior Vice President-Retail Lending, Gaye Rowland, for the year ended December 31, 2009. We refer to these individuals as “Named Executive Officers.”

	Summary Compensation Table for the Year Ended December 31, 2009
Name and principal position with SharePlus Federal Bank	Fiscal Year Ended	Salary ($)	Non-Equity Incentive Compensation ($)	All other compensation(1) ($)	Total ($)
Jeffrey Weaver, President and Chief Executive Officer	2009	222,784	63,500	93,653	379,937
Suzanne Salls, Senior Vice President and Chief Financial Officer	2009	135,585	23,500	23,917	183,002
Gaye Rowland, Senior Vice President, Retail Lending	2009	140,400	18,500	30,315	189,215

(1)	The amounts in this column reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites that we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following.

	All Other Compensation
	Mr. Weaver	Ms. Salls	Ms. Rowland
Employer 401(k) Matching Contribution	$11,076	$9,743	$8,848
Personal Use of Auto	12,000	—	—
Non-qualified Deferred Compensation	48,669	—	—
Health Insurance	21,908	14,174	21,467

Total	$93,653	$23,917	$30,315

2009 Incentive Compensation Plan. SharePlus Federal Bank sponsored a 2009 Annual Incentive Plan for Executives (“2009 AIP”), which was administered by the Compensation Committee of the board of directors. The Committee has the authority to select employees who will participate in the plan, determine the terms and conditions of the awards, and interpret the plan. The Committee also has the authority to increase, reduce or eliminate the final award determinations, based upon object or subjective criteria it deems appropriate.

Under the 2009 AIP, the Compensation Committee set the bonus pool at approximately 27% of pre-tax net income, net of the bonus accrual. For 2009, if pre-tax net income equaled or exceeded the $707,000 target, the maximum available bonus of each participant, as a percentage of such persons’ base salary, was determined to be between 10% and 50%, depending on each participant’s position. If pre-tax net income did not reach 50% of the targeted amount, no bonuses would be paid.

The available bonus amount varied depending on the actual pre-tax net income achieved for the year, up to 300% of budgeted pre-tax net income. Actual pre-tax net income achieved for 2009 was $855,000 and the available bonus pool for the year was approximately $323,000. The Compensation Committee exercised its judgment and lowered the final pool to $205,000.

Assuming achievement of pre-tax net income at or above the threshold level, participants achieved a bonus for the year based on satisfaction of corporate/team goals and individual goals, using a scorecard model. Achievement of the corporate/team goal determined 70% of the individual’s bonus and achievement of individual goals determined up to 30% of such person’s bonus. The corporate/team goal was set as achievement of the pre-tax net income goal. The individual goals, on the other hand, were tailored to each position within SharePlus Federal Bank. Each individual has approximately three to four individual goals that are weighted based on relative importance and specific to their positions (which goals comprise 75% of the potential bonus for individual achievement) and five goals characterized as “competencies and behaviors” which measure the individual’s performance in five areas that directly relate to the Bank’s mission, vision and values, including: (i) always does what is right; (2) teamwork; (3) customer service focus; (4) community service; and (5) results focus.

For Mr. Weaver, the individual position specific goals included, among other things, maintaining credit quality through internal and external loan reviews, ongoing credit administration and audits, producing $45 million in mortgage and consumer loans and growing retail lending balances by $13.5 million, controlling expenses through outsourcing market functions and closely monitoring vendor costs. For Ms. Rowland, individual position specific goals included, among other things, producing $45 million in mortgage and consumer loans and growing retail lending balances by $13.5 million, making self sufficient the FHA origination and underwriting functions and achieving a non-supervised lender designation by year end, and working with management to establish an ongoing program of community support and involvement within the defined Community Reinvestment Act assessment areas. For Ms. Salls, the individual position specific goals included reviewing the mortgage loan servicing portfolio and recommending a method of handling, exploring and identifying operational efficiencies, opportunities and growth strategies, and developing an enhanced management tool to monitor and manage the Bank’s net interest rate margin.

2008 Nonqualified Deferred Compensation Plan. SharePlus Federal Bank adopted the 2008 Nonqualified Deferred Compensation Plan to provide selected executive employees with nonqualified deferred compensation, subject to vesting. The committee administering the plan selects the executive employees eligible to participate in the plan. At this time, the only participant in the plan is Jeffrey Weaver, our President and Chief Executive Officer. A participant’s benefit under the plan consists solely of the net amount credited to his or her account. The participant’s account will be credited periodically with any interest or other investment earnings credited under the annuity contract or other investment alternative identified in the plan. Mr. Weaver’s account accrues interest measured under an annuity contract identified in a schedule to the plan. The amount credited to his account is also subject to a vesting schedule that vests Mr. Weaver at the rate of 20% per year, starting on the first anniversary of his initial participation date. Mr. Weaver’s account will also become 100% vested upon his death, disability or upon a change in control. In the event of his termination for cause, Mr. Weaver will forfeit his benefit. Payment of the plan’s benefit will be made in a single cash payment within 90 days of the earlier of the date on which his account becomes 100% vested or the date of the participant’s separation from service other than for cause. In the event of his death, payment will be made to the participant’s beneficiary.

Phantom Stock Plan. SharePlus Federal Bank adopted a Phantom Stock Plan in 2006 (and later amended) to provide participants with the opportunity to realize benefits commensurate with SharePlus Federal Bank’s performance and value creation. Employees and eligible directors selected by the committee established under the plan were granted awards of phantom stock units, the value of which would be based on increases in the net worth of SharePlus Federal Bank.

The Phantom Stock Plan has been terminated and phantom stock units with value will be cashed out by SharePlus Federal Bank not less than 12 months after the date of termination in accordance with

Section 409A of the Internal Revenue Code. The aggregate payout to all plan participants is expected to be less than $10,000.

The table below represents the non-vested phantom stock units attributable to our Named Executive Officers as of the end of our last completed fiscal year:

Outstanding Equity Awards at Fiscal year End
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Gaye Rowland	6,667	1,533

Tax Qualified Plans

401(k) Plan. SharePlus Federal Bank provides its employees with tax-qualified retirement benefits through a 401(k) plan. All employees who meet the age and service requirements may participate in the 401(k) plan. Participants may contribute up to 100% of their annual compensation to the plan on a pre-tax basis, subject to limits prescribed by law. SharePlus Federal Bank provides a 401(k) match equal to at least 5% of the participant’s salary. Employer contributions are subject to a six-year graded vesting schedule such that 20% of a participant’s discretionary contributions vest after two years of service and an additional 20% vest after each following year of credited service so that a participant is 100% vested in his or her discretionary contributions after six years of credited service. Participants are always 100% vested in their salary deferrals and amounts they roll-over into the plan. Participants will also become 100% vested in the discretionary contributions allocated to their accounts upon attainment of normal retirement age or in the event of the participant’s death or disability. Participants may invest their accounts in the investment options provided under the plan. In connection with the stock offering, the 401(k) plan has been amended to include an employee stock fund as an investment option, and participants in the 401(k) plan will have the opportunity to purchase SP Bancorp, Inc. common stock in their accounts. Participants may make in-service withdrawals from their accounts after they have attained age 59  1/2, provided they are fully vested in their accounts. They may also request a withdrawal from their accounts in the event they incur a financial hardship. A participant will become eligible for distribution of his or her plan benefit upon termination of employment. Participants may elect to receive payments of their benefits in a lump sum or in installments, provided that account balances of $1,000 or less will be paid in a lump sum and amounts exceeding $1,000 but not exceeding $5,000 will be rolled over to an individual retirement plan unless the participant elects to receive payment in a lump sum.

Stock-Based Benefit Plans

Employee Stock Ownership Plan. In connection with the conversion and offering, SharePlus Federal Bank plans to adopt an employee stock ownership plan for eligible employees. An employee stock ownership plan is a tax-qualified retirement plan that primarily invests in the common stock of SP Bancorp, Inc. Eligible employees who have attained age 21 and who are employed for one year will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of SP Bancorp, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from SP Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through SharePlus Federal Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime interest rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as SharePlus Federal Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant becomes vested in his or her account balance at the rate of 20% per year over a 6-year period. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, SharePlus Federal Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in SP Bancorp, Inc.’s earnings.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, SP Bancorp, Inc. intends to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. Applicable regulations require that if we were to adopt such a plan within one year after the conversion and offering, the number of shares of common stock reserved for issuance pursuant to stock options and restricted stock awards may not exceed 10% and 4%, respectively, of the shares issued in the offering. These 10% and 4% limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of SP Bancorp, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year of the consummation of the conversion and stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of SharePlus Federal Bank or SP Bancorp, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year or more than one year following the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits corporations from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for federally insured depositary institutions, such as SharePlus Federal Bank, provided these loans are made to our executive officers and directors in compliance with federal banking regulations. At March 31, 2010, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to SharePlus Federal Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the board of directors if the loan amount is greater than 5% of SharePlus Federal Bank’s capital, up to a maximum of $500,000. The aggregate amount of our loans to our executive officers and directors and their related entities was $1.6 million at March 31, 2010. As of March 31, 2010, these loans were performing according to their original terms and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of SharePlus Federal Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table includes shares that an executive officer may choose to purchase through funds contained in the executive officer’s 401(k) account but excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 174,500 shares of common stock (for a total subscription amount of $1,745,000), which is equal to 13.7% of the shares of common stock to be sold in the offering at the minimum of the offering range. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. If required in order to meet the initial listing standards of the NASDAQ Capital Market related to minimum non-affiliates share ownership, directors and executive officers may purchase certain of these shares after completion of the offering.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Paul Zmigrosky, Chairman of the Board	30,000	$300,000	2.4%
Richard Holland, Vice Chairman of the Board	5,000	50,000	*
Christopher Cozby, Director	40,000	400,000	3.1
Carl Forsythe, Director	25,000	250,000	2.0
P. Stan Keith, Director	5,000	50,000	*
David Rader, Director	20,000	200,000	1.6
David Stephens, Director	15,000	150,000	1.2
Jeffrey Weaver, President and Chief Executive Officer and Director	17,500	175,000	1.4
Jeffrey Williams, Director	5,000	50,000	*
Gaye Rowland, Senior Vice President – Retail Lending	1,500	15,000	*
Suzanne C. Salls, Senior Vice President and Chief Financial Officer	7,500	75,000	*
Jerry Sanders, Senior Vice President – Commercial Lending	3,000	30,000	*

All directors and executive officers as a group (12 persons)	174,500	$1,745,000	13.7%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The board of directors of SharePlus Federal Bank has approved the plan of conversion. The plan of conversion must also be approved by SharePlus Federal Bank’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

The board of directors of SharePlus Federal Bank approved the plan of conversion on April 1, 2010. Pursuant to the plan of conversion, SharePlus Federal Bank will convert from the mutual form of organization to the fully stock form. In the conversion, we will organize a new Maryland stock holding company named SP Bancorp, Inc. which will sell shares of common stock to the public in an initial public stock offering. When the conversion is completed, all of the capital stock of SharePlus Federal Bank will be owned by SP Bancorp, Inc., and all of the common stock of SP Bancorp, Inc. will be owned by public stockholders.

We intend to retain between $1.9 million and $2.6 million of the net proceeds of the offering, or $3.0 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to SharePlus Federal Bank. The conversion will be consummated only upon the issuance of at least 1,275,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Texas counties of Dallas, Collin, Denton, Rockwall, Hunt, Kaufman, Ellis, Tarrant, Grayson and Fannin, the California county of Orange and the Kentucky county of Jefferson. In addition, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community or syndicated community offering. The community offering or syndicated community, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of SP Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of SharePlus Federal Bank and at the Western Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to SharePlus Federal Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to increase our capital to support future growth;

•

to have greater flexibility to structure and finance the expansion of our operations, including potential cash or stock acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to attract and retain qualified personnel by establishing stock-based benefit plans for management and employees.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, financial service companies or branch offices.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of SharePlus Federal Bank at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion.

A special meeting of members to consider and vote upon the plan of conversion has been set for October 4, 2010.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving SharePlus Federal Bank at the time of the conversion will be the directors of SharePlus Federal Bank and of SP Bancorp, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of SharePlus Federal Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from SharePlus Federal Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors are members of, and have voting rights in, SharePlus Federal Bank as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of SharePlus Federal Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in SharePlus Federal Bank will be vested in SP Bancorp, Inc. as the sole stockholder of SharePlus Federal Bank. The stockholders of SP Bancorp, Inc. will possess exclusive voting rights with respect to SP Bancorp, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to SharePlus Federal Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in SharePlus Federal Bank has both a deposit account in SharePlus Federal Bank and a pro rata ownership interest in the net worth of SharePlus Federal Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of SharePlus Federal Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in SharePlus Federal Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of SharePlus Federal Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of SharePlus Federal Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that SharePlus Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of March 31, 2009 and June 30, 2010 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to SP Bancorp, Inc. as the holder of SharePlus Federal Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $35,000, and will be reimbursed for its expenses. RP Financial, LC. will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of May 28, 2010, the estimated pro forma market value of SP Bancorp, Inc. ranged from $12.8 million to $17.3 million, with a midpoint of $15.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 1,275,000 shares, the midpoint of the offering range will be 1,500,000 shares and the maximum of the offering range will be 1,725,000 shares, or 1,983,750 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for SP Bancorp, Inc. and our peer group companies identified by RP Financial, LC. Pro forma price-to-earnings multiple is based on earnings for the 12 months ended March 31, 2010 and pro forma price-to-book value and price-to-tangible book value ratios are based on equity as of March 31, 2010. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 17.5% on a price-to-book basis and a discount of 21.4% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples, the range of price-to-book value ratios and price-to-tangible book value ratios at the different ranges of shares to be sold in the offering.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
SP Bancorp, Inc. (pro forma)(1)
Maximum, as adjusted	NM	*	59.92%	59.92%
Maximum	NM	*	55.90%	55.90%
Minimum	NM	*	47.28%	47.28%
Valuation of peer group companies using stock prices as of May 28, 2010
Averages	14.61x		69.06%	72.27%
Medians	12.07x		67.77%	71.12%

*	Not meaningful
(1)	Based on earnings for the twelve months ended March 31, 2010 and book value as of March 31, 2010.

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $12.8 million or more than $19.8 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers SharePlus Federal Bank as a going concern and should not be considered as an indication of the liquidation value of SharePlus Federal Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $19.8 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,983,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $19.8 million and a corresponding increase in the offering range to more than 1,983,750 shares, or a decrease in the minimum of the valuation range to less than $12.8 million and a corresponding decrease in the offering range to fewer than 1,275,000 shares, then we may promptly return with interest at our current passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2009 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 25,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on March 31, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding March 31, 2009.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the shares of common stock in the offering with the remaining shares in this purchase priority allocated to our 401(k) plan and any other tax-qualified employee benefit plan.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on June 30, 2010 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at June 30, 2010. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of August 13, 2010 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 4:00 p.m., Dallas Time, on September 16, 2010, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 1,275,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond October 31, 2010 is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond October 4, 2012, which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Texas counties of Dallas, Collin, Denton, Rockwall, Hunt, Kaufman, Ellis, Tarrant, Grayson and Fannin, the California county of Orange and the Kentucky county of Jefferson (collectively, the “Community”).

Purchasers in the community offering may purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Community, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the Community, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares ordered by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond October 31, 2010. If an extension beyond October 31, 2010 is granted by the Office of Thrift Supervision, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond October 4, 2012, which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than October 31, 2010, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order. Purchasers in the syndicated community offering are eligible to purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” Unless the Office of Thrift Supervision permits otherwise, accepted orders for SP Bancorp, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 40,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 31% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OTS, the maximum number of shares of common stock that may be subscribed for or purchased in the offering by any person or entity together with any associate or group of persons acting in concert, may be increased to an amount not to exceed 5.0% of the outstanding shares of our common stock at the completion of the offering (excluding our employee stock ownership plan and 401(k) Plan). In the event that the maximum purchase limitation is increased to 5.0% of the shares issued in the offering, this limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock issued in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock issued in the offering.

Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Texas counties of Dallas, Collin, Denton, Rockwall, Hunt, Kaufman, Ellis, Tarrant, Grayson and Fannin, the California county of Orange and the Kentucky county of Jefferson.

The term “associate” of a person means:

(1)	any corporation or organization, other than SharePlus Federal Bank, SP Bancorp, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of SharePlus Federal Bank or SP Bancorp, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of SharePlus Federal Bank or SP Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of SP Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Conversion Center.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Sandler O’Neill & Partners, L.P., will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Sandler O’Neill & Partners, L.P. and us.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.50% of the aggregate actual purchase price of the shares of common stock sold in the subscription offering and direct community offering, if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts). Sandler O’Neill & Partners, L.P. will receive an advanced fee of $25,000 which will be credited against the fee payable upon the consummation of the conversion. The aggregate fees payable to Sandler O’Neill & Partners, L.P. may not be less than $150,000 if the conversion is consummated.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O’Neill & Partners, L.P. will receive a management fee not to exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will include the success fees earned by Sandler O’Neill & Partners, L.P. in connection with the subscription and community offerings set forth above. Of this amount, Sandler O’Neill & Partners, L.P. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $100,000 (or $125,000 if there is a syndicated community offering), such amounts include fees and expenses of its counsel. If the plan of conversion is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) related to or arising out of Sandler O’Neill & Partners, L.P.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Sandler O’Neill & Partners, L.P. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Sandler O’Neill & Partners, L.P. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist us in establishing and managing the Conversion Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $20,000, and we have made an advance payment of $10,000 to Sandler O’Neill & Partners, L.P. with respect to this fee. We also will reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its acting as conversion agent, which will not exceed $40,000. If the plan of conversion is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) related to or arising out of Sandler O’Neill & Partners, L.P.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of SharePlus Federal Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 4:00 p.m., Dallas Time, on September 16, 2010, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond October 31, 2010 would require the Office of Thrift Supervision’s approval. If an extension beyond October 31, 2010 is granted by the Office of Thrift Supervision, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before September 16, 2010, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at SharePlus Federal Bank and will earn interest at our current passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 4:00 p.m., Dallas Time, on September 16, 2010. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to September 16, 2010 will not entitle you to purchase shares of common stock unless we receive the envelope by September 16, 2010. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Conversion Center or to any branch office or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by SharePlus Federal Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to SP Bancorp, Inc.; or

(2)	authorization of withdrawal from SharePlus Federal Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at SharePlus Federal Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at SharePlus Federal Bank and will earn interest at our current passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on an SharePlus Federal Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to SP Bancorp, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, SharePlus Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in an SharePlus Federal Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your SharePlus Federal Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Conversion Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or SP Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit SharePlus Federal Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and SP Bancorp, Inc. checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Conversion Center

If you have any questions regarding the offering, please call our Conversion Center at either (972) 407-3641 or (800) 387-1024, or visit the Conversion Center located at 5224 W. Plano Parkway, Plano, Texas, Monday through Friday between 10:00 a.m. and 4:00 p.m., Dallas Time. The Conversion Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of SharePlus Federal Bank prior to the conversion, all claims of creditors of SharePlus Federal Bank, including those of depositors of SharePlus Federal Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of SharePlus Federal Bank remaining, members of SharePlus Federal Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in SharePlus Federal Bank immediately prior to liquidation. In the unlikely event that SharePlus Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to SP Bancorp, Inc. as the holder of SharePlus Federal Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of SharePlus Federal Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with SharePlus Federal Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of SharePlus Federal Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at SharePlus Federal Bank, would be entitled, on a complete liquidation of SharePlus Federal Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of SP Bancorp, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in SharePlus Federal Bank on March 31, 2009 and June 30, 2010, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2009 and June 30, 2010, respectively, bears to the balance of all deposit accounts in SharePlus Federal Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2009 and June 30, 2010, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to SP Bancorp, Inc., as the sole stockholder of SharePlus Federal Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to SharePlus Federal Bank, SP Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that SharePlus Federal Bank or SP Bancorp, Inc. would prevail in a judicial proceeding.

SharePlus Federal Bank and SP Bancorp, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of SharePlus Federal Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	SharePlus Federal Bank will not recognize any gain or loss upon the receipt of money from SP Bancorp, Inc. in exchange for shares of common stock of SharePlus Federal Bank.

3.	The basis and holding period of the assets received by SharePlus Federal Bank, in stock form, from SharePlus Federal Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of SharePlus Federal Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in SharePlus Federal Bank, in stock form, in the same dollar amount and under the same terms as held at SharePlus Federal Bank, in mutual form. In addition, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize gain or loss upon receipt of an interest in a liquidation account in SharePlus Federal Bank in exchange for their ownership interests in SharePlus Federal Bank.

5.	The basis of the account holders deposit accounts in SharePlus Federal Bank, in stock form, will be the same as the basis of their deposit accounts in SharePlus Federal Bank, in mutual form. The basis of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of SP Bancorp, Inc. common stock, provided that the amount to be paid for SP Bancorp, Inc. common stock is equal to the fair market value of SP Bancorp, Inc. common stock.

7.	It is more likely than not that the basis of the shares of SP Bancorp, Inc. common stock purchased in the offering will be the purchase price. The holding period of the SP Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by SP Bancorp, Inc. on the receipt of money in exchange for shares of SP Bancorp, Inc. common stock sold in the offering.

In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of SP Bancorp, Inc. common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and SP Bancorp, Inc. could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of SharePlus Federal Bank, the members of SharePlus Federal Bank, SP Bancorp, Inc. and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that SP Bancorp, Inc. or SharePlus Federal Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to SP Bancorp, Inc.’s registration statement. Advice regarding the Texas state income tax consequences consistent with the federal tax opinion has been issued by RSM McGladrey, Inc., tax advisors to SharePlus Federal Bank and SP Bancorp, Inc.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of SharePlus Federal Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of SP Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit SP Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF SP BANCORP, INC.

Although the board of directors of SP Bancorp, Inc. is not aware of any effort that might be made to obtain control of SP Bancorp, Inc. after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of SP Bancorp, Inc.’s articles of incorporation to protect the interests of SP Bancorp, Inc. and its stockholders from takeovers which our board of directors might conclude are not in the best interests of SharePlus Federal Bank, SP Bancorp, Inc. or SP Bancorp, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of SP Bancorp, Inc.’s articles of incorporation and bylaws, SharePlus Federal Bank’s federal stock charter, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in SP Bancorp, Inc.’s articles of incorporation and bylaws and SharePlus Federal Bank’s federal stock charter, reference should be made in each case to the document in question, each of which is part of SharePlus Federal Bank’s application for conversion with the Office of Thrift Supervision, and except for SharePlus Federal Bank’s federal stock charter, SP Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

SP Bancorp, Inc.’s Articles of Incorporation and Bylaws

SP Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of SP Bancorp, Inc. more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of SharePlus Federal Bank and prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of SP Bancorp, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of SP Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of SP Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon SP Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, SP Bancorp, Inc. and its subsidiaries and on the communities in which SP Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of SP Bancorp, Inc.;

•	whether a more favorable price could be obtained for SP Bancorp, Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of SP Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of SP Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of SP Bancorp, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, a majority of the total number of directors that SP Bancorp, Inc. would have if there were no vacancies on the board of directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, SP Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. SP Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that SP Bancorp, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of SP Bancorp, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of SP Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The ability of the board of directors to amend and repeal the bylaws;

(v)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire SP Bancorp, Inc.;

(vi)	The authority of the board of directors to provide for the issuance of preferred stock;

(vii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(viii)	The number of stockholders constituting a quorum or required for stockholder consent;

(ix)	The indemnification of current and former directors and officers, as well as employees and other agents, by SP Bancorp, Inc.;

(x)	The limitation of liability of officers and directors to SP Bancorp, Inc. for money damages; and

(xi)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

SharePlus Federal Bank’s Federal Stock Charter

The federal stock charter of SharePlus Federal Bank will provide that for a period of five years from the closing of the conversion, no person other than SP Bancorp, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of SharePlus Federal Bank. This provision does not apply to any tax-qualified employee benefit plan of SharePlus Federal Bank or SP Bancorp, Inc. or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

SP Bancorp, Inc. is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. SP Bancorp, Inc. currently expects to issue in the offering up to 1,983,750 shares of common stock. SP Bancorp, Inc. will not issue shares of preferred stock in the stock offering. Each share of SP Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of SP Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. SP Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if SP Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of SP Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If SP Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of SP Bancorp, Inc. will have exclusive voting rights in SP Bancorp, Inc. They will elect SP Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of SP Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If SP Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of SharePlus Federal Bank are vested in its board of directors, who elect the officers of SharePlus Federal Bank and who fill any vacancies on the board of directors. Voting rights of SharePlus Federal Bank are vested exclusively in the owners of the shares of capital stock of SharePlus Federal Bank, which will be SP Bancorp, Inc., and voted at the direction of SP Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of SP Bancorp, Inc. will not have direct control of SharePlus Federal Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of SharePlus Federal Bank, SP Bancorp, Inc., as the holder of 100% of SharePlus Federal Bank’s capital stock, would be entitled to receive all assets of SharePlus Federal Bank available for distribution, after payment or provision for payment of all debts and liabilities of SharePlus Federal Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to

Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of SP Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of SP Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of SP Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of SP Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for SP Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The financial statements of SharePlus Federal Bank as of December 31, 2009 and 2008, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to SP Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to SP Bancorp, Inc. and SharePlus Federal Bank, has issued to SP Bancorp, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Silver, Freedman & Taff, L.L.P., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

SP Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C.

20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including SP Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

SharePlus Federal Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Western Regional Office of the Office of Thrift Supervision, located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062. Our plan of conversion is available, upon request, at each of our branch offices.

In connection with the offering, SP Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, SP Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, SP Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO FINANCIAL STATEMENTS OF

SHAREPLUS FEDERAL BANK

***

Separate financial statements for SP Bancorp, Inc. have not been included in this prospectus because SP Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors

SharePlus Federal Bank

Plano, Texas

We have audited the accompanying balance sheets of SharePlus Federal Bank (the Bank) as of December 31, 2009 and 2008, and the related statements of operations, changes in equity capital and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SharePlus Federal Bank as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Dallas, Texas

April 8, 2010

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

SharePlus Federal Bank

Balance Sheets

(In thousands)

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)
ASSETS
Cash and due from banks (Note 2)	$12,812	$7,902	$2,651
Federal funds sold	22,730	3,815	3,080

Total cash and cash equivalents	35,542	11,717	5,731

Securities available for sale (amortized cost of $13,034 at March 31, 2010 (unaudited) and $13,356 and $7,903 at December 31, 2009 and 2008, respectively (Note 4)	13,281	13,492	8,048
Fixed annuity investment	1,098	1,088	1,039
Loans held for sale	1,457	932	470
Loans, net of allowance for losses of $1,994 at March 31, 2010 (unaudited) and $940 and $480 at December 31, 2009 and 2008, respectively (Note 5)	165,732	170,535	164,462
Accrued interest receivable	795	764	717
Premises and equipment, net (Note 6)	4,812	4,905	5,292
Federal Home Loan Bank stock and other restricted stock, at cost	1,654	1,655	1,570
Deferred tax assets (Note 9)	804	679	913
Other assets	2,009	2,365	2,758

Total assets	$227,184	$208,132	$191,000

LIABILITIES AND EQUITY CAPITAL
Deposits (Note 7):
Noninterest-bearing	$4,809	$4,932	$3,198
Interest-bearing	187,382	167,659	138,310

Total deposits	192,191	172,591	141,508
Borrowings (Note 8)	15,998	15,995	30,534
Accrued interest payable	45	45	88
Other liabilities	1,943	2,239	2,096

Total liabilities	210,177	190,870	174,226

Commitments and contingencies (Notes 10 and 11)

Equity capital:
Retained earnings - substantially restricted (Note 15)	16,854	17,177	16,684
Accumulated other comprehensive income, net of tax of $94, $51 and $55	153	85	90

Total equity capital	17,007	17,262	16,774

Total liabilities and equity capital	$227,184	$208,132	$191,000

See Notes to Financial Statements.

SharePlus Federal Bank

Statements of Operations

(In thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Interest income:
Interest and fees on loans	$2,420	$2,495	$10,003	$8,719
Securities - taxable	102	93	425	635
Securities - nontaxable	13	5	40	19
Other interest - earning assets	47	26	131	198

Total interest income	2,582	2,619	10,599	9,571

Interest expense:
Deposit accounts	449	576	2,184	2,577
Borrowings	118	192	567	487

Total interest expense	567	768	2,751	3,064

Net interest income	2,015	1,851	7,848	6,507

Provision for loan losses (Note 5)	1,080	136	687	391

Net interest income after provision for loan losses	935	1,715	7,161	6,116

Noninterest income:
Service charges	296	320	1,325	1,489
Gain on sale of securities available for sale	—	3	34	75
Gain on sale of mortgage loans	97	102	464	226
Other	132	116	520	582

Total noninterest income	525	541	2,343	2,372

Noninterest expense:
Compensation and benefits	987	1,171	4,655	4,689
Occupancy costs	273	296	1,174	1,207
Data processing expense	153	141	568	538
ATM expense	91	91	380	361
Professional and outside services	176	95	541	404
Stationery and supplies	26	23	92	113
Publicity and promotion	38	38	181	211
FDIC insurance assessments	67	36	335	164
Other	184	149	723	662

Total noninterest expense	1,995	2,040	8,649	8,349

Income (loss) before taxes	(535)	216	855	139

Income tax expense (benefit) (Note 9)	(212)	82	362	111

Net income (loss)	$(323)	$134	$493	$28

See Notes to Financial Statements.

SharePlus Federal Bank

Statements of Changes in Equity Capital

(In thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2007	$16,656	$(31)	$16,625

Net income	28	—	28
Unrealized gain on securities available for sale, net of tax of $88	—	171	171
Reclassification adjustment for gain on securities available for sale included in net income, net of tax of $(25)	—	(50)	(50)

Total comprehensive income			149

Balance, December 31, 2008	16,684	90	16,774

Net income	493	—	493
Unrealized gain on securities available for sale, net of tax of $8	—	17	17
Reclassification adjustment for gain on securities available for sale included in net income, net of tax of $(12)	—	(22)	(22)

Total comprehensive income			488

Balance, December 31, 2009	17,177	85	17,262

Net loss (unaudited)	(323)	—	(323)
Unrealized gain on securities available for sale, net of tax of $43 (unaudited)	—	68	68

Total comprehensive income (unaudited)			(255)

Balance, March 31, 2010 (unaudited)	$16,854	$153	$17,007

See Notes to Financial Statements.

SharePlus Federal Bank

Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(323)	$134	$493	$28
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	100	102	405	419
Amortization of premiums on investments	29	(3)	67	14
Provision for loan losses	1,080	136	687	391
Deferred tax expense (benefit)	(163)	86	243	(13)
Loss on sale of repossessed assets	—	2	9	—
Loss (gain) on sale of other real estate owned	(10)	1	21	76
Writedown of other real estate owned	—	—	—	105
Gain on sale of securities available for sale	—	(3)	(34)	(75)
Gains on sales of mortgage loans	(97)	(102)	(464)	(226)
Proceeds from sale of mortgage loans	5,878	5,526	30,468	16,278
Loans originated for sale	(6,306)	(6,597)	(30,466)	(14,443)
Increase in accrued interest receivable	(31)	(46)	(47)	(128)
Decrease (increase) in other assets	351	1,699	414	(1,330)
Increase (decrease) in fixed annuity investment	(10)	(15)	(49)	135
Increase in accrued interest payable and other liabilities	(296)	(468)	72	95

Net cash provided by operating activities	202	452	1,819	1,326

Cash flows from investing activities:
Purchase of securities available for sale	(520)	—	(11,512)	(1,979)
Maturities of securities available for sale	813	496	3,640	2,356
Proceeds from sale of securities available for sale	—	3	2,385	6,113
Maturities of securities held to maturity	—	—	—	194
Purchases of certificates of deposit	—	—	—	(1,500)
Maturities of certificates of deposit	—	—	—	1,500
Purchases (redemptions) of Federal Home Loan Bank stock	1	—	(85)	(825)
Loan repayments (originations), net	3,723	(1,441)	(7,168)	(29,176)
Proceeds from sale of repossessed assets	—	6	56	—
Proceeds from sale of other real estate owned	10	138	324	340
Purchases of premises and equipment	(7)	—	(17)	(256)

Net cash provided by (used in) investing activities	4,020	(798)	(12,377)	(23,233)

Cash flows from financing activities:
Net increase in deposit accounts	19,600	30,090	31,083	1,613
(Repayments of) proceeds from short-term advances, net	5	(6,250)	(10,250)	17,784
(Repayments of) proceeds from Federal Home Loan
Bank advances, net	(2)	(3,260)	(4,289)	4,241

Net cash provided by financing activities	19,603	20,580	16,544	23,638

Net increase in cash and cash equivalents	23,825	20,234	5,986	1,731
Cash and cash equivalents at beginning of period	11,717	5,731	5,731	4,000

Cash and cash equivalents at end of period	$35,542	$25,965	$11,717	$5,731

See Notes to Financial Statements.

SharePlus Federal Bank

Notes to Financial Statements

(Dollars in thousands)

Note 1. Summary of Significant Accounting Policies

General

SharePlus Federal Bank (the Bank), formerly SharePlus Federal Credit Union, is a federal mutual savings bank located in Plano, Texas. On October 1, 2004, the Bank converted from a non-taxable federally chartered credit union regulated by the National Credit Union Association (NCUA) to a taxable federally chartered mutual savings bank. The Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank operates as a full-service bank, including the acceptance of checking and savings deposits, and the origination of primarily first mortgage, home equity, automobile, and personal loans. The Bank has eight branches, of which five are located near the Bank’s headquarters in Plano, Texas; two branches are located in Louisville, Kentucky; and the other branch is located in Irvine, California. These branches were located primarily in the headquarters of the former credit union’s sponsor organizations.

Accounting Standards Codification

The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (GAAP) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Interim Financial Statements

The financial statements of the Bank at March 31, 2010 (unaudited) and for the three months ended March 31, 2010 and 2009 (unaudited) have been prepared in conformity with U.S. generally accepted accounting principles for interim financial information and predominant practices followed by the financial services industry; and are unaudited. However, in management’s opinion, the interim data at March 31, 2010 and for the three months ended March 31, 2010 and 2009 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Subsequent Events

Events occurring subsequent to December 31, 2009, have been evaluated as to their potential impact at the date of issuance of this report.

Cash and Cash Equivalents

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Federal funds are normally sold for one-day periods and are interest-bearing. The Bank normally considers all highly liquid investments with an initial maturity of less than ninety days to be cash equivalents.

The Bank maintains funds on deposit at correspondent banks which at times exceed the federally insured limits. The Bank’s management monitors the balance in these accounts and periodically assesses the financial condition of the correspondent banks. The Bank had a concentration of funds with correspondent banks of $10,934, $6,484 and $0 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

Cash and cash equivalents include interest-bearing funds of $34,403, $10,736 and $3,772 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

Securities

Securities available for sale consist of certain debt and equity securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income.

The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in noninterest income.

In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Bank to sell or whether it would be more-likely-than-not required to sell its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

If the Bank does not have the intent to sell a debt security prior to recovery and it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other than temporarily impaired unless there is a credit loss. When the Bank does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other than temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Fixed Annuity Investment

The fixed annuity investment guarantees a rate of 4%, 4% and 6% at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively. The full principal is guaranteed by Western Southern Assurance Company and has a credit rating of “AA” at March 31, 2010 (unaudited).

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Gains or losses on sales of mortgage loans are recognized in noninterest income based on the difference between the selling price and the carrying value of the related mortgage loans.

Loans

Loans held for investment are reported in the balance sheets net of the allowance for loan losses and deferred fees and costs. Interest income is recognized over the term of the loan using the level yield method. For loans with no contractual maturity, interest income is recognized using the simple interest method.

Loan origination fees and certain direct loan origination costs are netted and the net amount is deferred and recognized as an adjustment of the related loan yield using the interest method over the contractual life of the loan.

The Bank considers a loan to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impairment is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the market price or fair value of collateral if the loan is collateral dependent. The amount, if any, by which the recorded investment of the loan exceeds the measure of the impaired loan’s value, is recognized by recording a valuation allowance.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb probable credit losses. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired, for which the carrying value of the loan exceeds the fair value of the collateral or the present

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

value of expected future cash flows, or loans otherwise adversely classified. The general component covers non-classified loans and is based on the historical loan loss experience for the last two years, including adjustments to historical loss experience, maintained to cover uncertainties that affect the Bank’s estimate of probable losses for each loan type. The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in experience of lending staff, lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current, national and local economic and business conditions.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Accrued Interest Receivable

Interest on securities and loans is accrued as earned. Accrued interest receivable as of March 31, 2010 (unaudited) and December 31, 2009 and 2008 is summarized as follows:

	March 31,	December 31,
	2010	2009	2008
	(unaudited)
Securities	$67	$83	$39
Loans	728	681	678

	$795	$764	$717

Restricted Stock

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount between 0.05% and 0.30% of its assets plus between 3.50% and 5.00% of advances outstanding. FHLB stock and Independent Bankers Financial Corporation stock do not have readily determinable market values as ownership is restricted and they lack a ready market. As a result, these stocks are carried at cost and evaluated periodically by management for impairment.

FHLB stock is evaluated for impairment in accordance with FASB ASC 942-325, “Financial Services-Depository and Lending-Investments-Other.” Determination of whether the FHLB stock is impaired is based on the assessment of the ultimate recoverability of cost rather than by recognizing declines in value. The determination of whether a decline affects the ultimate recoverability of costs is influenced by the significance of the decline in net assets compared to the capital of the FHLB and the length of time this situation has persisted; the ability of the FHLB to make payments required by law or regulation and operating performance; the impact of legislative and regulatory

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

changes on member institutions and customer base and the liquidity position of the FHLB. Management believes that no impairment charge on FHLB stock is necessary at March 31, 2010 (unaudited).

Premises and Equipment

Land is carried at cost. Bank building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method based upon the useful lives of the assets ranging from 10 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment. Maintenance and repairs are charged to noninterest expense. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

Other Real Estate Owned

Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure less estimated costs of disposal, which establishes a new cost basis. After foreclosure, OREO is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary.

Revenue and expense from the operations of OREO and changes in the valuation allowance are included in noninterest expense. There is no OREO at March 31, 2010 (unaudited) or December 31, 2009 or 2008. Losses on OREO charged to operations for the three months ended March 31, 2009 (unaudited) and years ended December 31, 2009 and 2008 were $1, $21 and $181, respectively. The Bank recognized a gain on OREO of $10 during the three months ended March 31, 2010 (unaudited).

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The FASB issued recent guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. The Bank adopted this recent guidance for the year ended December 31, 2009. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Bank’s federal and state tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Interest and penalties related to tax positions are recognized in income tax expense. The Bank is no longer subject to U.S. federal or state income tax examination by tax authorities for the years ended on or before December 31, 2005. For the three months ended March 31, 2010 (unaudited) and year ended December 31, 2009, management has determined there are no material uncertain tax positions.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Gains and losses on available for sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other than temporary impairment charges related to credit losses are reclassified to net income at the time of the charge.

Reclassifications

Certain prior period amounts have been classified in order to conform to current period presentation. Such reclassifications had no affect on net income or equity capital.

Fair Values of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements (see Note 16, “Fair Value Measurements”). In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Recent Authoritative Accounting Guidance

FASB ASC Topic 805, “Business Combinations.” On January 1, 2009, recent authoritative accounting guidance under ASC Topic 805, “Business Combinations,” became applicable to the Bank’s accounting for business combinations closing on or after January 1, 2009. ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any noncontrolling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. ASC Topic 805 requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with ASC Topic 450, “Contingencies.” Under ASC Topic 805, the requirements of ASC Topic 420, “Exit or Disposal Cost Obligations,” would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead that contingency would be subject to probable and estimable criteria of ASC Topic 450, “Contingencies”.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

FASB ASC Topic 320, “Investments—Debt and Equity Securities.” Recent authoritative accounting guidance under ASC Topic 320, “Investments—Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Bank adopted the provisions of the recent authoritative accounting guidance under ASC Topic 320 during 2009. Adoption of the recent guidance did not significantly impact the Bank’s financial statements.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of ASC Topic 820 became effective for the Bank on January 1, 2009 for nonfinancial assets and nonfinancial liabilities (see Note 16—Fair Value Measurements).

Additional recent authoritative accounting guidance under ASC Topic 820 affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The recent accounting guidance amended prior guidance to expand certain disclosure requirements. The Bank adopted the recent authoritative accounting guidance under ASC Topic 820 during 2009. Adoption of the recent guidance did not significantly impact the Bank’s financial statements.

In January 2010, new authoritative guidance under ASC Topic 820, requires entities to disclose transfers in and out of levels 1 and 2, and to expand the reconciliation of level 3 fair value measurements by presenting separately information about purchases, sales, issuances and settlements. The updated guidance also clarifies disclosure requirements on the level of disaggregation (provide fair value measurement disclosures for each class of assets and liabilities) and inputs and valuation techniques (disclose for fair value measurements that fall in either level 2 or level 3). This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements in the reconciliation of level 3 fair value measurements. Those disclosures are effective for periods after December 15, 2010. Adoption of the new effective guidance did not significantly impact the Bank’s financial statements.

FASB ASC Topic 855, “Subsequent Events.” Recent authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The recent authoritative accounting guidance under ASC Topic 855 became effective for the Bank’s financial statements for periods ending after June 15, 2009 and did not have a significant impact on the Bank’s financial statements.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

FASB ASC Topic 860, “Transfers and Servicing.” New authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative accounting guidance under ASC Topic 860 became effective January 1, 2010 and did not have a significant impact on the Bank’s financial statements.

Note 2. Restrictions on Cash and Due from Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $1,211, $1,413 and $1,029 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

Note 3. Statements of Cash Flows

The Bank reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans, and interest-bearing deposits in other banks.

The Bank uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the three months ended March 31, 2010 and 2009 (unaudited) and years ended December 31, 2009 and 2008 is presented as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Cash transactions:
Income taxes paid	$14	$12	$27	$—

Interest expense paid	$567	$767	$2,795	$3,020

Noncash transactions:
Transfers of loans to other real estate owned and repossessed assets	$—	$147	$407	$8

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Note 4. Securities

Securities have been classified in the balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values at March 31, 2010 (unaudited) and December 31, 2009 and 2008 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale

March 31, 2010 (unaudited):
Agency securities	$2,499	$8	$(12)	$2,495
Municipal securities	1,368	41	—	1,409
Collateralized mortgage obligations guaranteed by FNMA and FHLMC	1,569	26	—	1,595
Mortgage-backed securities guaranteed by SBA, FNMA, GNMA and FHLMC	7,598	188	(4)	7,782

	$13,034	$263	$(16)	$13,281

December 31, 2009:
Agency securities	$2,499	$2	$(44)	$2,457
Municipal securities	1,370	28	(36)	1,362
Collateralized mortgage obligations guaranteed by FNMA and FHLMC	1,820	31	—	1,851
Mortgage-backed securities guaranteed by SBA, FNMA, GNMA and FHLMC	7,667	162	(7)	7,822

	$13,356	$223	$(87)	$13,492

December 31, 2008:
Municipal securities	$482	$4	$—	$486
Collateralized mortgage obligations guaranteed by FNMA and FHLMC	2,221	16	—	2,237
Mortgage-backed securities guaranteed by FNMA, GNMA and FHLMC	5,200	125	—	5,325

	$7,903	$145	$—	$8,048

Mortgage-backed securities and collateralized mortgage obligations are backed by single-family mortgage loans. The Bank does not hold any securities backed by commercial real estate loans.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

For the three months ended March 31, 2010 and 2009 (unaudited) proceeds from sales of securities available for sale were $0 and $3, respectively. Gross gains of $0 and $3 were realized on sales of securities in the three months ended March 31, 2010 and 2009 (unaudited), respectively.

For the year ended 2009 and 2008 proceeds from sales of securities available for sale were $2,385 and $6,113, respectively. Gross gains of $34 and $75 were realized on sales of securities in 2009 and 2008, respectively.

Gross unrealized losses and fair values by investment category and length of time in a continuous unrealized loss position at March 31, 2010 (unaudited) and December 31, 2009 are as follows:

	Number of Security Positions with Unrealized losses	Continuous Unrealized Losses Existing for Less than 12 Months		Continuous Unrealized Losses Existing for 12 Months or Longer		Total
		Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
Securities Available for Sale

March 31, 2010 (unaudited):
Agency securities	1	$487	$(12)	$—	$—	$487	$(12)
Mortgage-backed securities	1	2,436	(4)	—	—	2,436	(4)

	2	$2,923	$(16)	$—	$—	$2,923	$(16)

December 31, 2009:
Agency securities	3	$1,955	$(44)	$—	$—	$1,955	$(44)
Municipal securities	2	857	(36)	—	—	857	(36)
Mortgage-backed securities	1	2,576	(7)	—	—	2,576	(7)

	6	$5,388	$(87)	$—	$—	$5,388	$(87)

There were no unrealized losses on securities available for sale at December 31, 2008.

For all of the above securities available for sale, the unrealized losses are generally due to changes in interest rates. The unrealized losses are considered to be temporary as they reflect fair values on March 31, 2010 (unaudited) and December 31, 2009 and 2008 and are subject to change daily as interest rates fluctuate. The Bank does not intend to sell these securities and it is more-likely-than-not that the Bank will not be required to sell prior to recovery. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Bank to sell or whether it would be more-likely-than-not required to sell its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

The scheduled maturities of securities at March 31, 2010 (unaudited) and December 31, 2009 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2010		December 31, 2009
	Available for Sale		Available for Sale
	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	149	163	—	—
After 5 years through 10 years	1,273	1,301	1,924	1,939
Due after 10 years	2,445	2,440	1,945	1,880

	3,867	3,904	3,869	3,819

Mortgage-backed securities and collateralized mortgage obligations	9,167	9,377	9,487	9,673

	$13,034	$13,281	$13,356	$13,492

Note 5. Loans and Allowance for Loan Losses

Loans at March 31, 2010 (unaudited) and December 31, 2009 and 2008 consisted of the following:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)
Commercial	$1,109	$1,369	$1,225
Commercial real estate	23,358	22,615	17,498
One-to-four family	121,618	124,486	116,343
Home equity	8,815	8,996	9,051
Automobile and other vehicles	8,901	9,892	15,525
Signature loans	1,891	2,072	2,533
Other	1,509	1,536	2,176
	167,201	170,966	164,351

Premiums/discounts, net	46	51	76
Deferred loan costs, net	479	458	515
Less allowance for loan losses	(1,994)	(940)	(480)

	$165,732	$170,535	$164,462

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

On occasion, the Bank originates loans secured by single-family and home equity loans with high loan to value ratios exceeding 90 percent. These loans totaled $4,843, $5,295 and $6,850 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

Construction loans at March 31, 2010 (unaudited) and December 31, 2009 and 2008 amounted to $5,593, $4,788 and $4,834, respectively.

An analysis of the allowance for loan losses for the three months ended March 31, 2010 and 2009 (unaudited) and years ended December 31, 2009 and 2008 is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Balance, beginning of period	$940	$480	$480	$380
Provision for loan losses	1,080	136	687	391
Loans charged to the allowance	(32)	(86)	(245)	(305)
Recoveries of loans previously charged off	6	4	18	14

Balance, end of period	$1,994	$534	$940	$480

Impaired loans and nonperforming loans were summarized as follows:

	March 31,	December 31,
	2010	2009	2008
	(unaudited)
Impaired loans:
Impaired loans with an allowance for loan losses	$3,238	$543	$700
Impaired loans with no allowance for loan losses	4,295	1,874	—

Total impaired loans	$7,533	$2,417	$700

Allowance for loan losses on impaired loans	$870	$168	$35

Average recorded investment in impaired loans	$4,975	$1,559	$1,328

Nonperforming loans:
Loans past due 90 days or more still accruing	$—	$—	$—
Nonaccrual loans	4,607	1,711	610
Troubled debt restructurings (not included in nonaccrual loans)	1,646	1,717	860

Total nonperforming loans	$6,253	$3,428	$1,470

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Management evaluates impaired loans for probable credit losses and has determined that no allowance for loan losses is necessary for impaired loans of $4,295 and $1,874 at March 31, 2010 (unaudited) and December 31, 2009, respectively. For these loans, either the present value of expected future cash flows or fair value of the collateral exceeded the carrying value of the loan.

Interest income on impaired loans recognized on the cash basis during the three months ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009 and 2008 was not significant.

Troubled debt restructurings are loans for which a portion of the interest or principal has been forgiven or loans modified at interest rates materially less than current market rates.

The Bank originated $6,306 and $6,597 in loans during the three months ended March 31, 2010 and 2009 (unaudited), respectively, and $30,466 and $14,443 in loans during the years ended December 31, 2009 and 2008, respectively, which were placed with various correspondent lending institutions.

Proceeds on sales of these loans were $5,878 and $5,526 during the three months ended March 31, 2010 and 2009 (unaudited), respectively, and $30,468 and $16,278 during the years ended December 31, 2009 and 2008, respectively. Gains on sales of these loans were $97 and $102 during the three months ended March 31, 2010 and 2009 (unaudited), respectively, and $464 and $226 during the years ended December 31, 2009 and 2008, respectively. These loans were sold with servicing rights released.

Loans serviced for the benefit of others amounted to $2,665, $2,536, $2,554 and $2,195 at March 31, 2010 and 2009 (unaudited) and December 31, 2009 and 2008, respectively.

Note 6. Premises and Equipment

Premises and equipment at March 31, 2010 (unaudited) and December 31, 2009 and 2008 consisted of the following:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)
Land	$1,064	$1,064	$1,064
Building and improvements	3,669	3,669	3,669
Furniture and fixtures	1,292	1,292	1,323
Computer equipment	549	549	582
Leasehold improvements	902	902	902

	7,476	7,476	7,540
Less accumulated depreciation and amortization	2,664	2,571	2,248

	$4,812	$4,905	$5,292

Depreciation and amortization expense was $100 and $102 for the three months ended March 31, 2010 and 2009 (unaudited), respectively, and $405 and $419 for the years ended December 31, 2009 and 2008, respectively.

The Bank also leases certain branch facilities under non-cancelable operating leases which expire between December 31, 2010 and March 31, 2017. Rental expense related to these leases was $41 and $40 for the three

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

months ended March 31, 2010 and 2009 (unaudited), respectively, and $162 and $159 for the years ended December 31, 2009 and 2008, respectively, and is included in occupancy costs in the statements of operations.

Future minimum rental payments due under non-cancelable operating leases were as follows:

	March 31, 2010	December 31, 2009
	(Unaudited)
First year	$152	$104
Second year	105	105
Third year	109	108
Fourth year	110	110
Fifth year	114	113
Thereafter	233	261

	$823	$801

Note 7. Deposits

Deposits as of March 31, 2010 (unaudited) and December 31, 2009 and 2008 consisted of the following:

	March 31,		December 31,
	2010		2009		2008
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(unaudited)
Noninterest-bearing demand	$4,809	2%	$4,932	3%	$3,198	2%
Interest-bearing demand	57,156	30%	47,129	27%	44,140	31%
Money market	35,656	19%	30,014	18%	22,990	16%
Savings accounts	34,510	18%	32,181	18%	28,849	21%

Transaction accounts	132,131	69%	114,256	66%	99,177	70%

Certificates of deposit:
Less than 2.00%	30,981	16%	24,765	14%	—	—
2.00%-2.99%	21,652	11%	21,251	12%	18,275	13%
3.00%-3.99%	5,843	3%	9,724	6%	12,821	9%
4.00%-4.99%	1,584	1%	2,595	2%	10,710	8%
5.00%-5.99%	—	—	—	—	525	0%

Total certificates of deposit	60,060	31%	58,335	34%	42,331	30%

Total deposits	$192,191	100%	$172,591	100%	$141,508	100%

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Scheduled maturities of certificates of deposit accounts are as follows:

	March 31, 2010	December 31, 2009
	(Unaudited)
First year	$40,992	$47,282
Second year	13,953	7,537
Third year	2,270	1,195
Fourth year	862	775
Fifth year	1,983	1,546

	$60,060	$58,335

Certificates of deposit having a balance of $100 or more at March 31, 2010 (unaudited) and December 31, 2009 and 2008 totaled $27,791, $26,180 and $14,570, respectively. Transaction accounts having a balance of $100 or more at March 31, 2010 (unaudited) and December 31, 2009 and 2008 totaled $54,040, $43,624 and $30,090, respectively.

Brokered deposits at March 31, 2010 (unaudited) and December 31, 2009 and 2008 totaled $807, $705 and $0, respectively.

Deposit amounts in excess of $250 are generally not federally insured.

Interest expense by deposit type for the three months ended March 31, 2010 and 2009 (unaudited) and the year ended December 31, 2009 and 2008 is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Interest-bearing demand	$38	$60	$175	$255
Savings	20	19	82	89
Money market	73	102	345	662
Certificates of deposit	318	395	1,582	1,571

Total interest on deposits	$449	$576	$2,184	$2,577

Note 8. Borrowings

The Bank periodically borrows from the FHLB. At March 31, 2010 (unaudited), the Bank had a total of fourteen such advances which totaled $15,993. These advances have various maturities ranging from August 8, 2011 through November 17, 2014 at interest rates from 0.46% to 3.09%. In addition, the Bank had $5 in overnight funds borrowed from the Federal Reserve Bank at March 31, 2010 (unaudited).

At December 31, 2009, the Bank had a total of fourteen such advances which totaled $15,995. These advances have various maturities ranging from August 8, 2011 through November 17, 2014 at interest rates from 0.47% to 3.09%.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

These advances are secured by FHLB stock, real estate loans and securities of $51,673 and $52,273, at March 31, 2010 (unaudited) and December 31, 2009, respectively. The Bank had remaining credit available under the FHLB advance program of $35,408 and $35,986 at March 31, 2010 (unaudited) and December 31, 2009, respectively.

During the fourth quarter of 2009, the Bank prepaid $7,362 of advances from the FHLB maturing in years 2010 through 2013, with a weighted-average rate of 3.41% and an average remaining term of 1.28 years. These borrowings were replaced with $7,362 of new advances from the FHLB maturing in years 2011 through 2014, with a weighted-average rate of 3.40% and an average remaining term of 3.45 years.

The Bank paid $298 of prepayment fees to the FHLB in order to increase the duration of these advances. Such fees were deferred and are being recognized in interest expense using the interest method as an adjustment to the cost of the new advances over their remaining term.

At December 31, 2008, the Bank had a total of seventeen such advances which totaled $20,284. These advances have various maturities ranging from January 2, 2009 through January 3, 2019 at interest rates from 2.10% to 5.14%. In addition, the Bank had $10,250 in overnight funds borrowed from the FHLB at December 31, 2008.

The Bank had floating-rate advances from the FHLB of $2,000, $2,000 and $2,000 at March 31, 2010 (unaudited), and December 31, 2009 and 2008, respectively.

At March 31, 2010 (unaudited) and December 31, 2009, the Bank had FHLB advances outstanding which mature as follows:

	March 31, 2010	December 31, 2009
	(unaudited)
First year	$70	$86
Second year	6,077	6,076
Third year	3,898	3,888
Fourth year	1,032	1,029
Fifth year	4,921	4,916
Thereafter	—	—

	$15,998	$15,995

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Note 9. Income Taxes

Income taxes included in the statements of operations are as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Current expense:
Federal	$(59)	$(13)	$72	$82
State	10	9	47	42

	(49)	(4)	119	124
Deferred tax expense (benefit)	(163)	86	243	(13)

	$(212)	$82	$362	$111

A reconciliation of the Bank’s income taxes to be expected based on the federal statutory rate of 34% and the effective tax rate for the three months ended March 31, 2010 and 2009 (unaudited) and years ended December 31, 2009 and 2008 is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Federal income tax at expected rate of 34%	$(182)	$73	$291	$47
State income taxes	10	9	47	42
Other	(40)	—	24	22

Total income tax expense (benefit)	$(212)	$82	$362	$111

Effective tax rate	39.6%	38.0%	42.3%	79.9%

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 2010 (unaudited) and December 31, 2009 and 2008 are presented below:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$595	$223	$47
Accrued employee benefits	122	227	141
Property and improvements	23	18	—
Net operating loss carryforward	137	229	788
Other	21	33	5

Total deferred tax assets	898	730	981

Deferred tax liabilities:
Unrealized gain on available for sale securities	94	51	55
Property and improvements	—	—	10
Other	—	—	3

Total deferred tax liabilities	94	51	68

Net deferred tax asset	$804	$679	$913

At March 31, 2010 (unaudited) and December 31, 2009, the Bank has a net operating loss carry forward for federal income tax purposes of $402 and $673, which is available to offset future federal taxable income through 2028. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Note 10. Financial Instruments With Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

At March 31, 2010 (unaudited) and December 31, 2009 and 2008, the approximate amounts of these financial instruments were as follows:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)
Commitments to extend credit	$7,686	$9,758	$6,947

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on managements’ credit evaluation of the counterparty. Collateral held varies but may include cattle, accounts receivable, inventory, property, single and multi-family residences, plant and equipment and income-producing commercial properties. At March 31, 2010 (unaudited) and December 31, 2009, commitments to fund fixed rate loans of $4,142 and $5,958, respectively, were included in the commitments to extend credit. Interest rates on these commitments to fund fixed rate loans ranged from 4.0% to 17.0% at March 31, 2010 (unaudited) and December 31, 2009.

The Bank has not incurred any significant losses on its commitments in the three months ended March 31, 2010 or 2009 (unaudited) and years ended December 31, 2009 or 2008. Although the maximum exposure to loss is the amount of such commitments, management anticipates no material losses from such activities.

Note 11. Contingencies

The Bank is involved from time to time in various claims arising in the normal course of business. In the opinion of management, the ultimate liability from these matters, if any, will not be significant to the Bank’s financial position or results of operations.

Note 12. Concentrations of Credit Risk

The Bank makes loans to the general public, which includes employees and former employees of the Bank’s former sponsor companies when it operated as a credit union. The former sponsor companies are Frito-Lay, Inc., KFC Corporation, Pizza Hut, Inc., Taco Bell Corp., Yum! Brands, Inc., A&W Restaurants, Inc., Long John Silver’s, Inc., and various divisions of PepsiCo. This concentration of credit risk could unfavorably impact the level of credit risk of the Bank should events occur, such as employment curtailments, temporary layoffs, etc., at these sponsor organizations. Management believes that the secured nature of the majority of these loans mitigates this risk.

Note 13. Related Parties

In the ordinary course of business, the Bank has, and expects to continue to have, transactions, including borrowings, with its executive officers, directors, and their affiliates. All loans to the Bank’s directors and executive officers were made with interest rates, terms, and collateral requirements similar to those required of other borrowers. Loan activity for executive officers, directors and their affiliates for the three months ended March 31, 2010 (unaudited) and the year ended December 31, 2009 is as follows:

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
Balance at beginning of period	$1,618	$2,228
New loans	5	76
Repayments	(52)	(86)
Change in related parties	—	(600)

Balance at end of period	$1,571	$1,618

Deposits from executive officers, directors and their affiliates were $2,392, $2,105 and $1,252 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

Note 14. Employee Benefits

The Bank’s 401(k) plan covers all eligible employees, as defined. The Bank matches 100% of employee contributions up to 5% of employees’ salaries. The Bank made matching contributions totaling $26, $28, $113 and $117 during the three months ended March 31, 2010 and 2009 (unaudited) and years ended December 31, 2009 and 2008, respectively.

The Bank has a salary continuation plan for the benefit of one officer. The Bank is funding the agreement with a fixed rate annuity. The recorded obligation of $98, $88 and $39 at March 31, 2010 (unaudited) and December 31, 2009 and 2008, respectively, is included in other liabilities. Expense of $10, $15, $49 and $55 was recorded for the three months ended March 31, 2010 and 2009 (unaudited) and years ended December 31, 2009 and 2008, respectively. There were no payments made during the three months ended March 31, 2010 and during the year ended December 31, 2009.

The Bank has a Phantom Stock Agreement (PSA) through which the Bank makes contributions on behalf of the participating employees. The contributions are subject to vesting periods which vary based upon individual agreements. The crediting rate on the contributions is based upon the performance of the Bank. For the year ending December 31, 2009, the Bank recognized expense of approximately $8 related to the PSA. The recorded obligation of $8 at March 31, 2010 (unaudited) and December 31, 2009 is included in other liabilities. For the three months ended March 31, 2010 (unaudited) and year ended December 31, 2008, the Bank made no contributions nor recognized any expense due to the fact that the Bank had not met the performance requirements of the PSA.

Note 15. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of core capital (as defined) to adjusted tangible assets (as defined) and of tangible capital (as defined) to tangible assets. Management believes, as of March 31, 2010 (unaudited) and December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

At March 31, 2010 (unaudited) and December 31, 2009 and 2008, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The following table sets forth the Bank’s capital ratios as of March 31, 2010 (unaudited) and December 31, 2009 and 2008:

	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2010 (unaudited):
Tangible capital to tangible assets	$16,752	7.38%	$3,404	1.50%	N/A	N/A
Total capital to risk weighted assets	17,774	13.24%	10,739	8.00%	$13,424	10.00%
Tier 1 capital to risk weighted assets	16,752	12.48%	5,370	4.00%	8,054	6.00%
Tier 1 capital to average assets	16,752	7.38%	9,077	4.00%	11,346	5.00%

As of December 31, 2009:
Tangible capital to tangible assets	$17,075	8.21%	$3,119	1.50%	N/A	N/A
Total capital to risk weighted assets	17,735	12.45%	11,392	8.00%	$14,240	10.00%
Tier 1 capital to risk weighted assets	17,075	11.99%	5,696	4.00%	8,544	6.00%
Tier 1 capital to average assets	17,075	8.21%	8,317	4.00%	10,396	5.00%

As of December 31, 2008:
Tangible capital to tangible assets	$16,684	8.74%	$2,864	1.50%	N/A	N/A
Total capital to risk weighted assets	17,160	12.63%	10,865	8.00%	$13,582	10.00%
Tier 1 capital to risk weighted assets	16,684	12.28%	5,433	4.00%	8,149	6.00%
Tier 1 capital to average assets	16,684	8.74%	7,637	4.00%	9,546	5.00%

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

The following is a reconciliation of the Bank’s equity capital under U.S. generally accepted accounting principles to Tangible and Tier 1 capital and Total capital (as defined by the OTS) at March 31, 2010 (unaudited) and December 31, 2009 and 2008:

	March 31,	December 31,
	2010	2009	2008
	(unaudited)
Equity capital	$17,007	$17,262	$16,774
Disallowed deferred tax asset	(102)	(102)	—
Unrealized gains on securities, net	(153)	(85)	(90)

Tangible and Tier 1 capital	16,752	17,075	16,684
General allowance for loan losses	1,022	660	476

Total capital	$17,774	$17,735	$17,160

Note 16. Fair Value Measurements

Effective January 1, 2008, the Bank adopted the provisions of the FASB guidance on fair value measurements for financial assets and financial liabilities but delayed application of reporting the nonfinancial assets and nonfinancial liabilities at fair value until January 1, 2009. This guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Additional FASB guidance helps determine the fair value of a financial asset when the market for that asset is not active clarifies the application of the fair value measurements for financial assets and financial liabilities in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (1) independent, (2) knowledgeable, (3) able to transact and (4) willing to transact..

The guidance requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the guidance establishes a

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Notes to Financial Statements—(Continued)

(Dollars in thousands)

fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

The following table represents assets and liabilities reported on the balance sheet at their fair value as of March 31, 2010 (unaudited) and December 31, 2009 and 2008 by level within the ASC 820 fair value measurement hierarchy:

		Fair Value Measurements at Reporting Date Using
	Assets/ Liabilities Measured At Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2010 (unaudited):
Measured on a recurring basis:
Assets:
Securities available for sale	$13,281	$—	$13,281	$—

Measured on a nonrecurring basis:
Assets:
Impaired loans	2,368	—	$2,368	—

December 31, 2009:
Measured on a recurring basis:
Assets:
Securities available for sale	$13,492	$—	$13,492	$—

Measured on a nonrecurring basis:
Assets:
Impaired loans	375	—	375	—

December 31, 2008:
Measured on a recurring basis:
Assets:
Securities available for sale	$8,048	$—	$8,048	$—

Measured on a nonrecurring basis:
Assets:
Impaired loans	665	—	665	—

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Securities available for sale are classified within Level 2 of the valuation hierarchy. The Bank obtains fair value measurements for securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S Treasury yield curve, live trading levels, trade execution data, market consensus prepayment spreads, credit information and the bond’s terms and conditions, among other things.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis. The instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Certain impaired loans are reported at the fair value of underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data such as independent appraisals or level 3 inputs based on customized discounting.

At March 31, 2010 (unaudited), December 31, 2009 and 2008, impaired loans (with allocated allowance for losses) had principal balances of $3,238, $543 and $700, respectively, and allocated allowance for losses of $870, $168 and $35, respectively.

Note 17. Disclosure About the Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments at March 31, 2010 (unaudited) and December 31, 2009 and 2008 were as follows:

	March 31,		December 31,
	2010		2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$35,542	$35,542	$11,717	$11,717	$5,731	$5,731
Securities available for sale	13,281	13,281	13,492	13,492	8,048	8,048
Fixed annuity investment	1,098	1,098	1,088	1,088	1,039	1,039
Restricted stock	1,654	1,654	1,655	1,655	1,570	1,570
Loans and loans held for sale	167,189	167,682	171,467	172,330	164,932	165,201
Accrued interest receivable	795	795	764	764	717	717

Financial liabilities:
Deposit accounts	192,191	189,046	172,591	173,364	141,508	141,799
Accrued interest payable	45	45	45	45	88	88
FHLB advances	15,998	16,218	15,995	16,230	30,534	30,483

Off-balance sheet assets (liabilities):
Commitments to extend credit	—	—	—	—	—	—

Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. ASC 820 excludes certain financial instruments and all nonfinancial instruments from its disclosure

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Notes to Financial Statements—(Continued)

(Dollars in thousands)

requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

Cash and short-term instruments

The carrying amounts of cash and short-term instruments approximate their fair value.

Securities

See Note 16 to Financial Statements for methods and assumptions used to estimate fair values for securities.

The carrying value of Federal Home Loan Bank stock and other restricted equities approximate fair value based on the redemption provisions of the Federal Home Loan Bank.

Fixed annuity investment

The carrying amount approximates fair value.

Loans and loans held for sale

For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Fair value of loans held for sale is based on commitments on hand from investors or prevailing market rates.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and variable-rate certificates of deposit (CD’s) approximate their fair values at the reporting date. Fair values for fixed-rate CD’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advances from Federal Home Loan Bank

The fair value of advances from the Federal Home Loan Bank maturing within 90 days approximates carrying value. Fair value of other advances is based on the discounted value of contractual cash flows based on the Bank’s current incremental borrowing rate for similar borrowing arrangements.

Accrued interest

The carrying amounts of accrued interest approximate their fair values.

SharePlus Federal Bank

Notes to Financial Statements—(Continued)

(Dollars in thousands)

Off-balance sheet instruments

Commitments to extend credit and standby letters of credit have short maturities and therefore have no significant fair value.

Note 18. Subsequent Event - Plan of Conversion

On April 1, 2010, the Bank’s Board of Directors adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank (Conversion). A new Maryland-chartered corporation will be formed as the holding company for the Bank.

Shares of the new holding company’s common stock will be offered in a subscription offering pursuant to non-transferable subscription rights at a predetermined and uniform price in the following order of preference: (1) to the eligible account holders of record of SharePlus Federal Bank (Bank) as of March 31, 2009; (2) to tax qualified employee stock benefit plans; (3) to supplemental eligible account holders of record as of the last day of the calendar quarter preceding OTS approval of the Conversion; and (4) any person other than an eligible account holder or a supplemental eligible account holder, holding a qualifying deposit on the voting record date. Concurrently with or after the subscription offering, shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering with preference given first to natural persons residing in the Texas counties of Dallas, Collin, Denton, Rockwall, Hunt, Kaufman, Ellis, Tarrant, Grayson and Fannin, the California county of Orange and the Kentucky county of Jefferson; and thereafter to other members of the general public.

Subsequent to the Conversion, voting rights will be held and exercised exclusively by the stockholders of the new holding company. Deposit account holders will continue to be insured by the FDIC. A liquidation account will be established in an amount equal to the Bank’s total equity as of the latest balance sheet date in the final prospectus used in the Conversion. Each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the event of a complete liquidation of the Bank, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.

Following completion of the Conversion, the Bank may not declare, pay a dividend on, or repurchase any of its capital stock of the Bank, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Any purchase of the new holding company’s common stock will be conducted in accordance with applicable laws and regulations.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. At March 31, 2010 (unaudited), deferred conversion costs amounted to $11.

The transaction is subject to certain conditions, including receipt of the required regulatory approvals and approval of the Plan of Conversion by the members of the Bank.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by SP Bancorp, Inc. or SharePlus Federal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of SP Bancorp, Inc. or SharePlus Federal Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for

SharePlus Federal Bank)

Up to 1,725,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 1,983,750 Shares)

PROSPECTUS

SANDLER O’NEILL & PARTNERS, L.P.

August 12, 2010

Until September 16, 2010 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.